   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 1997
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                        TOTAL RENAL CARE HOLDINGS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          8092                    51-0354549
                                       (PRIMARY STANDARD
 (STATE OR OTHER JURISDICTION OF           INDUSTRIAL              (I.R.S. EMPLOYER
                                      CLASSIFICATION CODE
 INCORPORATION OR ORGANIZATION)             NUMBER)              IDENTIFICATION NO.)

                     21250 HAWTHORNE BOULEVARD, SUITE 800
                          TORRANCE, CALIFORNIA 90503
                                (310) 792-2600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                                 JOHN E. KING
                            CHIEF FINANCIAL OFFICER
                        TOTAL RENAL CARE HOLDINGS, INC.
                     21250 HAWTHORNE BOULEVARD, SUITE 800
                          TORRANCE, CALIFORNIA 90503
                                (310) 792-2600
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:

             CYNTHIA M. DUNNETT, ESQ.                              RICHARD HALL, ESQ.
                RIORDAN & MCKINZIE                              CRAVATH, SWAINE & MOORE
        300 SOUTH GRAND AVENUE, 29TH FLOOR                 WORLDWIDE PLAZA, 825 EIGHTH AVENUE
          LOS ANGELES, CALIFORNIA 90071                         NEW YORK, NEW YORK 10019
                  (213) 629-4824                                     (212) 474-1000

                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the Registration Statement becomes effective.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If the form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                ---------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                      PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
        TITLE OF EACH CLASS OF          AMOUNT TO BE   OFFERING PRICE       AGGREGATE       REGISTRATION
     SECURITIES TO BE REGISTERED        REGISTERED(1)    PER SHARE(2)   OFFERING PRICE(2)       FEE
--------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001
 per share...........................    35,224,112        $28.10         $989,797,548        $291,995

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) The number of shares of common stock, par value $0.001 per share (the
    "TRCH Common Stock"), of TRCH to be registered has been determined based on (a) the sum of, as of December 17, 1997, (i) 24,993,673 outstanding shares of RTC common stock, par value $0.01 per share (the "RTC Common Stock"), and (ii) 1,391,429 shares of RTC Common Stock issuable upon exercise of options granted under RTC benefit plans, and (b) an exchange ratio of 1.335 shares of TRCH Common Stock for each share of RTC Common Stock, as provided in the Merger Agreement.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended (the "Securities Act"). The proposed maximum offering price per share is the average of the high and low sales price of a share of TRCH Common Stock reported on the New York Stock Exchange (the "NYSE") on December 17, 1997, and the maximum aggregate offering price is the product of the proposed maximum offering price per share and 35,224,112, the maximum number of shares of TRCH Common Stock to be issued pursuant to the Merger Agreement.
                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT THEREAFTER SHALL BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     LOGO

                        TOTAL RENAL CARE HOLDINGS, INC.
                                                               January   , 1998

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of Total Renal Care Holdings, Inc., a Delaware corporation ("TRCH"), at the Torrance Marriott located at 3635 Fashion Way, Torrance, California 90503 on
February   , 1998, at 10:00 a.m., local time (the "TRCH Special Meeting").

  On November 18, 1997, TRCH entered into an Agreement and Plan of Merger (the "Merger Agreement"), with Nevada Acquisition Corp., a Delaware corporation and wholly owned subsidiary of TRCH (the "Merger Sub"), and Renal Treatment Centers, Inc., a Delaware corporation ("RTC"), pursuant to which, among other things, Merger Sub will be merged with and into RTC (the "Merger"), with RTC surviving as a wholly owned subsidiary of TRCH. Upon consummation of the Merger, each share of RTC common stock, par value $0.01 per share, outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 1.335 (the "Exchange Ratio") shares of common stock, par value $0.001 per share, of TRCH (the "TRCH Common Stock").

  At the TRCH Special Meeting, you will be asked to approve (i) the issuance, pursuant to the Merger Agreement, of shares of TRCH Common Stock (estimated to be approximately 35.2 million shares) (the "Share Issuance"), (ii) an amendment to TRCH's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of TRCH Common Stock from 55,000,000 shares to 195,000,000 shares (the "Charter Amendment"), and (iii) an amendment to TRCH's 1997 Equity Compensation Plan (the "1997 Plan") increasing to the number of shares of TRCH Common Stock available for grant under the 1997 Plan (the "1997 Plan Amendment").

  FOR THE REASONS SET FORTH IN THE ACCOMPANYING JOINT PROXY
STATEMENT/PROSPECTUS, THE TRCH BOARD OF DIRECTORS (THE "TRCH BOARD") UNANIMOUSLY BELIEVES THAT THE SHARE ISSUANCE, THE CHARTER AMENDMENT AND THE 1997 PLAN AMENDMENT ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS OF TRCH AND, ACCORDINGLY, UNANIMOUSLY RECOMMENDS THAT TRCH'S STOCKHOLDERS VOTE IN FAVOR OF APPROVAL AND ADOPTION OF SUCH PROPOSALS.

  In making its determination as to the fairness of the Merger and the Exchange Ratio, the TRCH Board received and considered the opinion, dated November 17, 1997, of Donaldson, Lufkin & Jenrette Securities Corporation (the "DLJ Opinion") to the effect that, as of such date, the Exchange Ratio was fair to the stockholders of TRCH from a financial point of view. A copy of the complete DLJ Opinion, including the assumptions, qualifications and other matters contained therein, is included in the accompanying Joint Proxy Statement/Prospectus as Annex B thereto.

  Consummation of the Merger is subject to certain conditions, including the approval of the Share Issuance and the Charter Amendment by TRCH's stockholders, the approval and adoption of the Merger Agreement and the other transactions contemplated thereby by RTC's stockholders, and the review by, or receipt of certain approvals from, regulatory authorities.

  If you have any questions prior to the TRCH Special Meeting or need further assistance, please call The Financial Relations Board, Inc., our proxy solicitor, at (212) 661-8030.

  The enclosed Notice and Joint Proxy Statement/Prospectus contain details concerning the Merger, the Charter Amendment and the 1997 Plan Amendment. We urge you to read and consider these documents carefully. Whether or not you plan to attend the TRCH Special Meeting, please be sure to sign, date and return the enclosed proxy card in the enclosed, postage-paid envelope as promptly as possible so that your shares may be represented at the TRCH Special Meeting and voted in accordance with your wishes. It is important that your shares be represented at the TRCH Special Meeting. Your vote is important regardless of the number of shares you own.

                                      Sincerely,

                                      Victor M.G. Chaltiel
                                      Chairman, Chief Executive Officer and
                                      President

                           [Map to be inserted here]

                                     LOGO

                                   NOTICE OF
                      SPECIAL MEETING OF STOCKHOLDERS OF
                        TOTAL RENAL CARE HOLDINGS, INC.
                         TO BE HELD FEBRUARY    , 1998

                               ----------------

To the Stockholders of Total Renal Care Holdings, Inc.:

  A Special Meeting of Stockholders (the "TRCH Special Meeting") of Total Renal Care Holdings, Inc., a Delaware corporation ("TRCH"), will be held on
February    , 1998 at 10:00 a.m., local time, at the Torrance Marriott located at 3635 Fashion Way, Torrance, California 90503 for the following purposes:

    1. To consider and vote upon a proposal to approve the issuance of shares of Common Stock, par value $0.001 per share of TRCH (the "TRCH Common Stock") (estimated to be approximately 35.2 million shares) (the "Share Issuance"), in accordance with the terms of the Agreement and Plan of Merger, dated as of November 18, 1997 (the "Merger Agreement"), by and among TRCH, Nevada Acquisition Corp., a Delaware corporation and wholly owned subsidiary of TRCH ("Merger Sub"), and Renal Treatment Centers, Inc., a Delaware corporation ("RTC"), pursuant to which, among other things: (i) Merger Sub will merge with and into RTC (the "Merger"), with RTC surviving as a wholly owned subsidiary of TRCH; and (ii) each share of common stock, par value $0.01 per share, of RTC (the "RTC Common Stock") outstanding immediately prior to the effective date of the Merger will be converted into the right to receive 1.335 shares of TRCH Common Stock;

    2. To consider and vote upon a proposal to amend TRCH's Amended and Restated Certificate of Incorporation, to increase the number of authorized shares of TRCH Common Stock from 55,000,000 shares to 195,000,000 shares (the "Charter Amendment");

    3. To consider and vote upon a proposal to approve an amendment to TRCH's
  1997 Equity Compensation Plan (the "1997 Plan") increasing to        the
  number of shares TRCH Common Stock available for grant under the 1997 Plan (the "1997 Plan Amendment"); and

    4. To transact such other business as may properly come before the TRCH Special Meeting or any adjournment thereof.

  Approval of each of the Share Issuance and the 1997 Plan Amendment requires the affirmative vote of a majority of the votes cast with respect to such proposal; provided that the total number of votes cast on each such proposal represents more than 50% of the outstanding shares of TRCH Common Stock entitled to vote thereon at the TRCH Special Meeting. Approval of the Charter Amendment requires the affirmative vote of a majority of all outstanding shares of TRCH Common Stock. Approval of the Share Issuance is conditioned on approval of the Charter Amendment.

  The board of directors of TRCH (the "TRCH Board") unanimously recommends that stockholders vote FOR approval of the Share Issuance, the Charter Amendment and the 1997 Plan Amendment.

  The TRCH Board has fixed the close of business on January    , 1998 as the
record date for the determination of stockholders entitled to notice of, and to vote at, the TRCH Special Meeting or any adjournment thereof. Only holders of record of TRCH Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the TRCH Special Meeting. A complete list of such stockholders will be available for examination by any TRCH stockholder, for any purpose related to the TRCH Special Meeting at the offices of TRCH in Torrance, California, during normal business hours for a period of ten days prior to the Special Meeting.

  STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE TRCH SPECIAL MEETING, TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED. THE GIVING OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING. If a stockholder who has returned a proxy attends the TRCH Special Meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted for a vote of stockholders at the TRCH Special Meeting.

                                          By Order of the Board of Directors

                                          Barry C. Cosgrove
                                          Vice President, General Counsel and
                                           Secretary

Torrance, California
January    , 1998

                                     LOGO

                         RENAL TREATMENT CENTERS, INC.

                                                              January    , 1998

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of Renal Treatment Centers, Inc. ("RTC") at the Sheraton Valley Forge Hotel, North Gulph Road and First Avenue, King of Prussia, Pennsylvania 19406, on
February    , 1998 at 1:00 p.m., local time. The purpose of the Special
Meeting is set forth below and in the accompanying Notice of Special Meeting of Stockholders, and is described in detail in the accompanying Joint Proxy Statement/Prospectus.

  On November 18, 1997, RTC entered into an Agreement and Plan of Merger (the "Merger Agreement"), with Total Renal Care Holdings, Inc. ("TRCH") and Nevada Acquisition Corp., a wholly owned subsidiary of TRCH ("Merger Sub"), pursuant to which Merger Sub will be merged with and into RTC (the "Merger"), with RTC surviving as a wholly owned subsidiary of TRCH. Upon consummation of the Merger, each share of RTC common stock will be converted into the right to receive 1.335 shares of TRCH common stock. In order to accomplish the Merger, stockholders of RTC are being asked to approve and adopt the Merger Agreement and the transactions contemplated thereby.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF RTC AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RELATED TRANSACTIONS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  You are urged to read the accompanying Joint Proxy Statement/Prospectus, which provides you with a description of the terms of the proposed transaction. A copy of the Merger Agreement is included as Annex A to the Joint Proxy Statement/Prospectus.

  It is important that your shares be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting in person, you are urged to complete, date and sign the enclosed proxy card and return it in the enclosed postage paid envelope as promptly as possible.

  If you have any questions prior to the Special Meeting or need further assistance, please call Georgeson & Company Inc., our proxy solicitor, at
(800) 223-2064.

  Thank you for your time and attention to the accompanying Notice of Special Meeting and Joint Proxy Statement/Prospectus.

                                          Very truly yours,

                                          Robert L. Mayer, Jr.
                                          Chairman, Chief Executive Officer
                                           and President

                           [Map to be inserted here]

                                     LOGO

                         RENAL TREATMENT CENTERS, INC.

                                   NOTICE OF
                      SPECIAL MEETING OF STOCKHOLDERS OF
                         RENAL TREATMENT CENTERS, INC.
                         TO BE HELD FEBRUARY   , 1998

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Renal Treatment Centers, Inc., a Delaware corporation ("RTC"), will be held at the Sheraton Valley Forge Hotel, North Gulph Road and First
Avenue, King of Prussia, Pennsylvania 19406, on February    , 1998, beginning
at 1:00 p.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 18, 1997 (the "Merger Agreement"), by and among RTC, Total Renal Care Holdings, Inc., a Delaware corporation ("TRCH"), and Nevada Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of TRCH ("Merger Sub"), and the transactions contemplated thereby, including, among other things, the merger ("Merger") of Merger Sub with and into RTC and the conversion of each share of common stock, par value $0.01 per share, of RTC (the "RTC Common Stock") into the right to receive 1.335 (the "Exchange Ratio") shares of common stock, par value $0.001 per share, of TRCH ("TRCH Common Stock"). The Merger and related matters are described in greater detail in, and a copy of the Merger Agreement is attached as Annex A to, the accompanying Joint Proxy Statement/Prospectus; and

    2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  Only stockholders of record at the close of business on January   , 1998,
the record date for the Special Meeting, will be entitled to vote at the Special Meeting.

  Approval of the proposal described in item 1 above requires the affirmative vote of the holders of a majority of the outstanding shares of RTC Common Stock entitled to be voted with respect to such proposal.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE. Any stockholder who signs and mails a proxy may revoke such proxy by delivering written notice of such revocation to the Secretary of RTC prior to the time voting is declared closed or by attending the Special Meeting and voting in person. Please see the accompanying Joint Proxy Statement/Prospectus for further details regarding the treatment of proxies at the Special Meeting.

  Please do not mail any stock certificates at this time.

                                          By Order of the Board of Directors

                                          Thomas J. Karl
                                          Vice President, General Counsel and
                                           Secretary

Berwyn, Pennsylvania
January   , 1998

                        TOTAL RENAL CARE HOLDINGS, INC.
                         RENAL TREATMENT CENTERS, INC.

                             JOINT PROXY STATEMENT

                               ---------------

                        TOTAL RENAL CARE HOLDINGS, INC.
                                  PROSPECTUS
                    35,224,112 SHARES OF TRCH COMMON STOCK

                               ---------------

  This Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") relates to the proposed merger of Nevada Acquisition Corp. ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of Total Renal Care Holdings, Inc., a Delaware corporation ("TRCH"), with and into Renal Treatment Centers, Inc., a Delaware corporation ("RTC"), pursuant to an Agreement and Plan of Merger, dated as of November 18, 1997, by and among TRCH, Merger Sub and RTC (the "Merger Agreement"). The merger contemplated by the Merger Agreement is referred to herein as the "Merger."

  As a result of the Merger, RTC will become a wholly owned subsidiary of TRCH and each share of common stock, par value $0.01 per share, of RTC (the "RTC Common Stock") outstanding immediately prior to the effective time of the Merger (other than treasury shares and shares held by TRCH or Merger Sub, which shares will be cancelled) will be converted into the right to receive
1.335 (the "Exchange Ratio") shares of common stock, par value $0.001 per share, of TRCH (the "TRCH Common Stock"). Cash will be paid in lieu of any fractional shares of TRCH Common Stock.

  This Joint Proxy Statement/Prospectus is being furnished to the holders of TRCH Common Stock and RTC Common Stock in connection with the solicitation of proxies by the respective Boards of Directors of TRCH and RTC for use at a
special meeting of stockholders of TRCH to be held on February   , 1998, and
any and all adjournments and postponements thereof (the "TRCH Special Meeting") and at a special meeting of the stockholders of RTC to be held on
February   , 1998, and any and all adjournments and postponements thereof (the
"RTC Special Meeting" and, together with the TRCH Special Meeting, the "Special Meetings").

  At the TRCH Special Meeting, holders of TRCH Common Stock will be asked to consider proposals to: (i) approve the issuance, pursuant to the Merger Agreement, of shares of TRCH Common Stock (estimated to be approximately 35.2 million shares) (the "Share Issuance"); (ii) approve an amendment to TRCH's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of TRCH Common Stock from 55,000,000 shares to 195,000,000 shares (the "Charter Amendment"); and (iii) approve an amendment to TRCH's
1997 Equity Compensation Plan (the "1997 Plan") to increase to    the number
of shares of TRCH Common Stock available for grant under the 1997 Plan (the "1997 Plan Amendment"). The consummation of the Merger is not conditioned upon approval of the 1997 Plan Amendment.

  At the RTC Special Meeting, holders of RTC Common Stock will be asked to consider a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby.

  This Joint Proxy Statement/Prospectus also constitutes the prospectus of TRCH with respect to the shares of TRCH Common Stock to be issued to the stockholders of RTC pursuant to the Merger Agreement filed as part of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). TRCH will apply to have the shares of TRCH Common Stock issued pursuant to the Merger listed on the New York Stock Exchange (the "NYSE").

  On November 18, 1997, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the last reported sale prices of TRCH Common Stock and RTC Common Stock, as reported on the NYSE, were $31.125
and $38.25, respectively. On January    , 1998, the last trading day prior to
the date of this Joint Proxy Statement/Prospectus, the last reported sale prices of TRCH Common Stock and RTC Common Stock, as reported on the NYSE,
were $       and $      , respectively.

  This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of TRCH and stockholders of RTC on or
about January    , 1998.

                               ---------------

THE  SHARES OF TRCH COMMON  STOCK TO BE ISSUED  IN CONNECTION WITH THE  MERGER
 HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES  AND  EXCHANGE
  COMMISSION OR ANY  STATE SECURITIES COMMISSION NOR HAS  THE SECURITIES AND
   EXCHANGE COMMISSION OR  ANY STATE SECURITIES COMMISSION  PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ---------------

   SEE  "RISK FACTORS" BEGINNING  ON PAGE  15 FOR  A DISCUSSION OF  CERTAIN
       MATTERS THAT  SHOULD BE CONSIDERED  BY THE STOCKHOLDERS  OF TRCH
          AND THE STOCKHOLDERS OF RTC WITH RESPECT TO THE MERGER.

                               ---------------

    The date of this Joint Proxy Statement/Prospectus is January   , 1998.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  ii
SUMMARY....................................................................   1
RISK FACTORS...............................................................  15
THE SPECIAL MEETINGS.......................................................  21
  The TRCH Special Meeting.................................................  21
  The RTC Special Meeting..................................................  22
THE MERGER.................................................................  25
  Background of the Merger.................................................  25
  TRCH's Reasons for the Merger; Recommendations of the TRCH Board.........  28
  RTC's Reasons for the Merger; Recommendations of the RTC Board...........  29
  Opinion of DLJ, Financial Advisor to TRCH................................  31
  Opinion of UBS Securities, Financial Advisor to RTC......................  36
  The Merger Agreement.....................................................  42
  Resale of Shares of TRCH Common Stock Issued in the Merger; Affiliates...  49
  Certain Federal Income Tax Consequences..................................  49
  Accounting Treatment of the Merger.......................................  50
  Interests of Certain Persons in the Merger...............................  50
  Appraisal Rights.........................................................  52
  Regulatory Approval......................................................  52
  Stock Exchange Listing...................................................  53
  Delisting and Deregistration of RTC Common Stock.........................  53
  Comparative Stock Prices.................................................  53
COMPARATIVE RIGHTS OF STOCKHOLDERS.........................................  55
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION...............  59
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET..............  61
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME.......  68
PROPOSED TRCH SHARE ISSUANCE...............................................  69
PROPOSED TRCH CHARTER AMENDMENT............................................  69
PROPOSED AMENDMENT TO 1997 EQUITY COMPENSATION PLAN........................  70
LEGAL MATTERS..............................................................  76
EXPERTS....................................................................  76
FUTURE STOCKHOLDER PROPOSALS...............................................  77

ANNEXES

ANNEX A: AGREEMENT AND PLAN OF MERGER....................................... A-1
ANNEX B: OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION..... B-1
ANNEX C: OPINION OF UBS SECURITIES LLC...................................... C-1
ANNEX D: PROPOSED AMENDED AND RESTATED 1997 EQUITY COMPENSATION PLAN........ D-1

                             AVAILABLE INFORMATION

  TRCH and RTC are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements, registration statements and other information with the Commission. The reports, proxy statements, registration statements and other information filed by TRCH and RTC with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web Site at http://www.sec.gov which contains reports, proxy statements, registration statements and other information regarding registrants that file electronically with the Commission. The TRCH Common Stock is listed on the NYSE under the symbol "TRL." The RTC Common Stock is listed on the NYSE under the symbol "RXT." Reports, proxy statements and other information filed by TRCH and RTC may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  TRCH has filed with the Commission the Registration Statement with respect to the TRCH Common Stock to be issued pursuant to the Merger Agreement, of which this Joint Proxy Statement/Prospectus constitutes a part. The information contained herein with respect to TRCH and its affiliates has been provided by TRCH, and the information contained herein with respect to RTC and its affiliates has been provided by RTC. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the contents of any contract, agreement or other document referred to herein and filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

    1. For TRCH (Commission File Number 1-4034), its:

      (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "TRCH 10-K");

      (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (the "TRCH 10-Qs");

      (c) Current Reports on Form 8-K dated November 18, 1997 and December 19, 1997; and

      (d) The description of the TRCH Common Stock contained in the Registration Statement on Form 8-A dated October 23, 1995.

    2. For RTC (Commission File Number 1-14142), its:

      (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "RTC 10-K");

      (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (the "RTC 10-Qs"); and

      (c) Current Reports on Form 8-K dated February 5, 1997, October 6, 1997, November 18, 1997 and December 19, 1997.

  All documents filed by TRCH or RTC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO TRCH, TOTAL RENAL CARE HOLDINGS, INC., SUITE 800, 21250 HAWTHORNE BOULEVARD, TORRANCE, CALIFORNIA 90503, (310) 792-2600, AND IN THE CASE OF DOCUMENTS RELATING TO RTC, RENAL TREATMENT CENTERS, INC., BUILDING TWO, SUITE 300, 1180 WEST SWEDESFORD ROAD, BERWYN, PENNSYLVANIA 19312, (610) 722-6100. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY TRCH OR RTC, AS THE CASE
MAY BE, BY JANUARY   , 1998.

                               ----------------

  NO PERSON IS AUTHORIZED BY TRCH OR RTC TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING

MADE BY THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

  NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF TRCH OR RTC SINCE THE DATE HEREOF.

  WHEN USED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE WORDS "EXPECTS," "ANTICIPATES," "ESTIMATES," "BELIEVES" AND WORDS OF SIMILAR IMPORT MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. SUCH STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. FOR A DISCUSSION OF SUCH RISKS, SEE "RISK FACTORS." READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

                                    SUMMARY

  This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important. To understand the Merger fully and for a more complete description of the legal terms of the Merger, stockholders should read carefully this entire document, including the annexes, and the documents incorporated by reference. See "Available Information" and "Incorporation of Certain Documents by Reference." Stockholders should also carefully consider the information set forth below in "Risk Factors." The term "the Company" refers to Total Renal Care Holdings, Inc. and its subsidiaries, including Renal Treatment Centers, Inc., on a combined basis after the Merger. All share and per share data of TRCH and of RTC in this Joint Proxy Statement/Prospectus reflect the stock splits of TRCH and of RTC effected prior to the date hereof.

                                 THE COMPANIES

 TRCH

  TRCH is the third largest, and largest independent, provider of dialysis and related services in the United States for patients suffering from chronic kidney failure, also known as end stage renal disease ("ESRD"). TRCH currently provides high quality dialysis and ancillary services to approximately 15,500 patients through a network of 197 outpatient dialysis facilities in 19 states, as well as Washington, D.C., Guam, Puerto Rico, Italy and the United Kingdom. In addition, TRCH provides inpatient dialysis services at 123 hospitals. TRCH has implemented an aggressive growth strategy since its recapitalization and change in ownership in August 1994 (the "Recapitalization"), adding 160 outpatient dialysis facilities to its network as well as 95 hospital inpatient contracts. Fifty-eight of the outpatient dialysis facilities and 35 of these hospital inpatient contracts have been added in 1997. TRCH's in-house ancillary services include ESRD laboratory and pharmacy facilities, as well as vascular access management, transplant services and ESRD clinical research programs.

  TRCH has achieved significant growth in revenues and profitability. Since the Recapitalization, net patient revenue and operating income have increased from $80.5 million and $10.9 million, respectively, in the year ended May 31, 1994, to $272.9 million and $48.8 million, respectively, in the year ended December 31, 1996. TRCH believes that it has achieved this revenue and profit growth by pursuing an aggressive, yet disciplined, acquisition strategy, achieving same-center volume growth in excess of industry growth rates through innovative managed care and Quality Management Programs, expanding same-center revenues by offering high quality ancillary and other value-added services and maintaining an efficient cost structure through effective operating and management control systems.

  TRCH's growth strategy is focused on establishing strong regional networks of clustered facilities that provide high quality comprehensive care for ESRD patients. TRCH believes that this approach enhances its operating efficiency and positions TRCH to be a leader in a healthcare environment increasingly influenced by managed care. TRCH believes that managed care payors will increasingly favor providers able to offer a full range of clinical programs and services as well as significant geographic coverage for their membership. TRCH strives to continue its growth and margin improvement by (i) expanding its existing networks and by creating new regional facility networks through acquisition, the development of new facilities ("de novo" developments) and the formation of hospital alliances both domestically and internationally; (ii) forming strategic alliances with managed care organizations; (iii) expanding the range of ancillary services it provides to patients; (iv) continuously improving the quality of care provided through TRCH's innovative Quality Management Program and (v) maximizing operating efficiencies and capacity utilization. As part of TRCH's growth strategy, it has recently begun the development and acquisition of operations in selected, highly fragmented international dialysis markets.

  Merger Sub, which is a wholly owned subsidiary of TRCH, was incorporated in Delaware on November 13, 1997, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has engaged in no business other than incident to its creation and the Merger Agreement and the transactions contemplated by the Merger Agreement.

  TRCH and Merger Sub have their executive offices at Suite 800, 21250 Hawthorne Boulevard, Torrance, California 90503.

 RTC

  RTC is a leading, high quality provider of dialysis treatments and ancillary services to patients suffering from chronic kidney failure, primarily in its freestanding outpatient dialysis treatment centers or in the patient's home. RTC currently operates 178 outpatient dialysis facilities in 23 states, the District of Columbia and the Republic of Argentina. As of the date of this Joint Proxy Statement/Prospectus, RTC provides dialysis services to approximately 12,500 patients. RTC also provides ancillary medications and services to patients, including erythropoietin ("EPO"), a protein used to treat anemia, a complication experienced by most dialysis patients. In addition, RTC currently provides inpatient acute dialysis services to over 130 hospitals located in its service areas. RTC has expanded rapidly, primarily through acquisitions, increasing the number of dialysis facilities in its network from 78, as of December 31, 1995, to its current level of 178 facilities.

  RTC has achieved significant growth in revenues and profitability in recent years. Net patient revenue has increased from $54.0 million in 1992 to $235.4 million in 1996, and net income has increased from $3.5 million in 1992 to $19.3 million in 1996. RTC believes it has achieved this financial performance due primarily to the successful completion and integration of acquisitions, the growth of same-center revenues, and the high quality of its dialysis services.

  RTC's strategy is to continue expanding its dialysis services business while maintaining the high quality of its clinical care, by: (i) acquiring existing dialysis facilities; (ii) pursuing same-center growth; (iii) maximizing operating efficiencies and utilization within its network; (iv) developing new dialysis facilities; (v) creating services and products tailored to managed care organizations; (vi) negotiating additional contracts to provide inpatient acute dialysis services to hospitals and (vii) opening a clinical laboratory. When considering acquisitions, RTC seeks to develop regional clusters in locations with favorable demographics and payor mixes.

  RTC has its executive offices at Building Two, Suite 300, 1180 West Swedesford Road, Berwyn, Pennsylvania 19312.

 Operations after the Merger

  The combination of TRCH and RTC will provide the combined company with a platform to accelerate TRCH's aggressive, yet disciplined, growth plan domestically and internationally. The Merger will solidify the Company's position as the largest independent provider of dialysis services with a total of 375 centers serving approximately 28,000 patients worldwide. In the United States, as of the date of this Joint Proxy Statement/Prospectus, the Company operates 342 facilities serving approximately 26,200 patients. The addition of RTC will add 13 new markets to TRCH's existing domestic operations, and will increase its penetration in 11 existing markets. Following the Merger, the Company will have strong market positions in eleven states: California, Colorado, Florida, Georgia, Kansas, Maryland, Minnesota, North Carolina, Oklahoma, Pennsylvania and Texas. In addition, TRCH and RTC have entered into definitive agreements or agreements in principle to acquire an additional
facilities with      patients by March 31, 1998. Outside the United States, the
Company will provide dialysis services to approximately 1,800 patients through 33 facilities in Argentina, Italy and the United Kingdom. Approximately 585,000, or 72%, of the 815,000 ESRD patients worldwide are located outside of the United States.

  TRCH has identified pre-tax cost savings and synergies (net of incremental costs) of $8.2 million in 1998 and $22.8 million per year in 1999 and thereafter, which may be realized by the Company as a result of the Merger. TRCH expects to achieve these costs savings and synergies from: (i) the elimination of duplicative overhead expenses; (ii) improved drug and supply utilization; (iii) enhanced purchasing efficiencies; (iv) improvements in labor productivity and skill mix;
(v) enhanced revenue growth through applying TRCH's ancillary and value-added services (i.e., lab, pharmacy, etc.) to RTC's patients and (vi) increased revenue potential resulting from a recent legislative change in Medicare as secondary payor. Many of these cost savings and synergies will be achieved by applying TRCH's existing programs to RTC's business. After giving effect to these expected cost savings and synergies resulting from the Merger, the Merger is expected by TRCH to be accretive to its earnings in the year ending December 31, 1998 and thereafter. TRCH believes that additional net cost savings and synergies may be realized in 1998 and beyond. See "The Merger--TRCH's Reasons for the Merger; Recommendations of the TRCH Board." No assurances can be made, however, as to the actual amount and timing of cost savings and synergies, if any, that will be realized.

                              THE SPECIAL MEETINGS

 TRCH Special Meeting

  Purpose. At the TRCH Special Meeting, TRCH stockholders will be asked to (i) approve the Share Issuance; (ii) approve the Charter Amendment; (iii) approve the 1997 Plan Amendment and (iv) transact any other business that properly may come before the meeting or any adjournments or postponements thereof.

  Time, Place and Date. The TRCH Special Meeting will be held at the Torrance Marriott, located at 3635 Fashion Way, Torrance, California 90503 on February
   , 1998, at 10:00 a.m., local time.

  Record Date; Quorum; Votes Required. Holders of shares of TRCH Common Stock as of the close of business on January , 1998, which has been set as the "record date," will be entitled to vote at the TRCH Special Meeting. As of
January  , 1998,             shares of TRCH Common Stock were outstanding and
entitled to vote, of which     % was beneficially owned by the directors and
executive officers of TRCH. The presence in person or by proxy of a majority of the outstanding shares of TRCH Common Stock at the Special Meeting constitutes a quorum, thus enabling the stockholders to transact business at the TRCH Special Meeting. Approval of each of the Share Issuance and the 1997 Plan Amendment requires the affirmative vote of a majority of the votes cast with respect to each such proposal; provided, that the total number of votes cast on each such proposal represents more than 50% of the outstanding shares of TRCH Common Stock entitled to vote at the TRCH Special Meeting. Approval of the Charter Amendment requires the affirmative vote of a majority of all outstanding shares of TRCH Common Stock. The consummation of the Merger is not conditioned upon approval of the 1997 Plan Amendment. See "The Special Meetings--The TRCH Special Meeting."

 RTC Special Meeting

  Purpose. At the RTC Special Meeting, RTC's stockholders will be asked to (i) approve and adopt the Merger Agreement and the transactions contemplated thereby and (ii) transact any other business that properly may come before the meeting or any adjournments or postponements thereof.

  Time, Place and Date. The RTC Special Meeting will be held at the Sheraton Valley Forge Hotel, North Gulph Road and First Avenue, King of Prussia,
Pennsylvania 19406, on February   , 1998, at 1:00 p.m., local time.

  Record Date; Quorum; Votes Required. Holders of shares of RTC Common Stock as
of the close of business on January    , 1998, which has been set as the
"record date," will be entitled to vote at the RTC Special Meeting. As of
January    , 1998,            shares of RTC Common Stock were outstanding and
entitled to vote, of which     % was beneficially owned by directors and
executive officers of RTC. The presence in person or by proxy of a majority of the outstanding shares of RTC Common Stock constitutes a quorum, thus enabling the stockholders to transact business at the meeting. Approval of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of all outstanding shares of RTC Common Stock. See "The Special Meetings--The RTC Special Meeting."

                                   THE MERGER

 Reasons for the Merger

  The TRCH board of directors (the "TRCH Board") and the RTC board of directors (the "RTC Board") unanimously approved the Merger Agreement for several reasons. Both the TRCH Board and the RTC Board believe that the dialysis services industry is currently undergoing significant consolidation and that by joining the operations of TRCH and RTC, the Merger will create a stronger, more geographically diverse company. The Merger will solidify the Company's position as the largest independent provider of dialysis services in the United States, well positioned to continue growing in existing and new markets domestically and internationally. The critical mass, strong regional networks and integrated clinical programs of the Company will make it an attractive provider of services to managed care networks seeking a broad range of services and geographic coverage. The Company's size will provide it enhanced operating and purchasing efficiencies. TRCH has identified pre-tax cost savings and synergies (net of incremental costs) of $8.2 million in 1998 and $22.8 million per year in 1999 and thereafter, which may be realized as a result of the Merger. After giving effect to these expected cost savings and synergies resulting from the Merger, the Merger is expected by TRCH to be accretive to its earnings in the year ending December 31, 1998 and thereafter. The Company believes that additional net cost savings and synergies may be realized in 1998 and beyond. See "The Merger--TRCH's Reasons for the Merger; Recommendations of the TRCH Board." No assurances can be made, however, as to the actual amount and timing of cost savings and synergies, if any, that will be realized.

  In reaching a decision to recommend the Merger, each of the TRCH and RTC Boards of Directors considered a number of factors in addition to those set forth above. See "The Merger--TRCH's Reasons for the Merger; Recommendations of the TRCH Board" and "The Merger--RTC's Reasons for the Merger; Recommendations of the RTC Board."

 Recommendations to TRCH Stockholders

  THE TRCH BOARD BELIEVES THAT THE SHARE ISSUANCE, THE CHARTER AMENDMENT AND THE 1997 PLAN AMENDMENT ARE IN THE BEST INTERESTS OF TRCH AND ITS STOCKHOLDERS AND THE TRCH BOARD UNANIMOUSLY RECOMMENDS THAT TRCH'S STOCKHOLDERS VOTE FOR THE PROPOSALS TO APPROVE THE SHARE ISSUANCE, THE CHARTER AMENDMENT AND THE 1997 PLAN AMENDMENT. SEE "THE MERGER--TRCH'S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE TRCH BOARD."

 Recommendations to RTC Stockholders

  THE RTC BOARD BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF RTC AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT RTC STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. SEE "THE MERGER--RTC'S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE RTC BOARD."

 Board of Directors and Management Following the Merger

  TRCH's current officers and directors are expected to remain in their current positions following the Merger. The number of directors on the TRCH Board will be expanded from five to six after the Merger, and Robert L. Mayer, Jr., Chairman, Chief Executive Officer and President of RTC, will become a member of the TRCH Board.

 Other Interests of Officers in the Merger

  In considering the TRCH Board's recommendation that TRCH stockholders vote in favor of the Share Issuance, the Charter Amendment and the 1997 Plan Amendment, TRCH stockholders should be aware that the

TRCH Board intends to provide certain officers of TRCH with significant compensation if the Merger is consummated that provides them with interests in the Merger that are different from, or in addition to, the interests of TRCH stockholders, although the specific form and amount of such compensation has not been determined by the TRCH Board. See "The Merger--Interests of Certain Persons in the Merger."

  In considering the RTC Board's recommendation that RTC stockholders vote in favor of the Merger Agreement and the transactions contemplated thereby, RTC stockholders should be aware that the executive officers of RTC have employment and severance agreements and benefit plans that provide them with interests in the Merger (including the acceleration of stock options, bonuses, non-competition payments and severance benefits) that are different from, or in addition to, the interests of RTC stockholders. Certain of these executive officers will receive significant compensation if the Merger is consummated. See "The Merger--Interests of Certain Persons in the Merger."

 Opinions of Financial Advisors

  In deciding to approve the Merger, the TRCH Board considered, among other things, the written opinion of its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), dated November 17, 1997, to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the TRCH stockholders. In deciding to approve the Merger, the RTC Board considered, among other things, the oral opinion of its financial advisor, UBS Securities LLC ("UBS Securities"), delivered on November 17, 1997 (subsequently confirmed by delivery of a written opinion dated November 18, 1997), to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the stockholders of RTC (other than TRCH and its affiliates). The full texts of the written opinions of DLJ and UBS Securities are attached to this Joint Proxy Statement/Prospectus as Annex B and Annex C, respectively. Stockholders of TRCH and RTC are encouraged to read these opinions in their entirety as these opinions set forth the assumptions made, the procedures followed, the matters considered and the limitations on the reviews undertaken by each of DLJ and UBS Securities in arriving at their respective opinions. See "The Merger--Opinion of DLJ, Financial Advisor to TRCH" and "The Merger--Opinion of UBS Securities, Financial Advisor to RTC."

 Federal Income Tax Consequences

  The Merger is expected to be a tax-free reorganization for federal income tax purposes under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), so that neither RTC nor its respective stockholders will recognize any gain or loss for Federal incomes tax purposes in the Merger (except for any cash received by RTC stockholders in lieu of fractional shares). Consummation of the Merger is conditioned upon the receipt of a legal opinion confirming that the Merger will be treated as a tax-free reorganization for Federal income tax purposes. See "The Merger--Certain Federal Income Tax Consequences."

 Accounting Treatment

  The Merger is expected to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles ("GAAP"), which means that TRCH will restate its historical consolidated financial statements to include the assets, liabilities, stockholders' equity and results of operations of RTC. Consummation of the Merger is conditioned upon receipt of the opinions of each of TRCH's and RTC's independent public accountants that the Merger will qualify for pooling of interests accounting treatment. See "The Merger--Accounting Treatment of the Merger."

 Appraisal Rights

  Under Delaware law, neither TRCH nor RTC stockholders have any right to an appraisal of the value of their shares in connection with the Merger and the transactions contemplated thereby. See "The Merger--Appraisal Rights."

                              THE MERGER AGREEMENT

  A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus. Stockholders are strongly encouraged to read the Merger Agreement as it is the legal document that governs the Merger.

 Terms of the Merger Agreement

  The Merger Agreement provides that, following the approval of the Charter Amendment and the Share Issuance by the stockholders of TRCH and following the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of RTC and the satisfaction or waiver of certain other conditions, Merger Sub will be merged with and into RTC. As a result, RTC will become a wholly owned subsidiary of TRCH. The Merger shall become effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 251 of the Delaware General Corporation Law (the "DGCL"), or at such other time as TRCH and RTC shall agree and specify in the Certificate of Merger (the "Effective Date"). See "The Merger--The Merger Agreement."

  As a result of the Merger, RTC stockholders will receive 1.335 shares of TRCH Common Stock for each share of RTC Common Stock that they own. No fractional shares will be issued. Instead, RTC stockholders will receive cash in lieu of any fractional shares of TRCH Common Stock. See "The Merger--The Merger Agreement."

  RTC STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL INSTRUCTED TO DO SO AFTER THE MERGER IS FINAL.

  TRCH stockholders will retain ownership of their existing shares of TRCH Common Stock.

 Conditions to the Merger

  Completion of the Merger depends upon the satisfaction of a number of conditions, including, but not limited to, the following:

    (a) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of RTC;

    (b) the approval of the Charter Amendment and the Share Issuance by the stockholders of TRCH;

    (c) the approval for listing on the NYSE of the TRCH Common Stock issuable to the stockholders of RTC pursuant to the Merger Agreement;

    (d) the execution and delivery by TRCH and RTC of a Supplemental Indenture in connection with RTC's 5 5/8% Convertible Subordinated Notes due 2006 (the "RTC Subordinated Notes");

    (e) the approval of certain governmental authorities and

    (f) the receipt of an opinion by each of TRCH's and RTC's independent public accountants that the Merger will qualify for pooling of interests accounting treatment.

  Certain conditions to the Merger may be waived by the party entitled to assert the condition. See "The Merger--The Merger Agreement--Conditions" and "The Merger--Regulatory Approval."

  Each holder of RTC Subordinated Notes shall have the right to require RTC to repurchase (the "Repurchase Right") such holder's RTC Subordinated Notes, subject to certain terms and conditions set forth in the related indenture (the "Indenture"), if, during the 20 trading days ending immediately before the anticipated effective date of the Merger, the closing price per share of the RTC Common Stock has not equaled or exceeded on at least ten of such trading days 105% of the Conversion Price (as such term is defined in the Indenture) in effect on each such trading day. TRCH and RTC have agreed that, in the event (x) the consummation of the Merger as of a particular day will result in the holders of RTC Subordinated Notes having the Repurchase Right, and (y) the parties are advised by their respective independent accountants that the exercise of the Repurchase Right may adversely affect or otherwise jeopardize TRCH's ability to account for the Merger as a pooling of interests, the Merger will not be consummated on such day, and TRCH and RTC shall take such commercially reasonable actions as may be necessary, including, without limitation, delaying the consummation of the Merger for a period of time not to exceed 90 days, such that (i) the holders of the RTC Subordinated Notes will not have the Repurchase Right or (ii) the parties are advised by their respective independent accountants that the exercise of the Repurchase Right will not adversely affect or otherwise jeopardize TRCH's ability to account for the Merger as a pooling of interests.

 Termination of the Merger Agreement

  TRCH and RTC may agree, by mutual written consent, to terminate the Merger Agreement without completing the Merger. In addition, either TRCH or RTC may terminate the Merger Agreement if, among other things, any of the following occurs:

    (a) the Board of Directors of either company determines, under certain circumstances and before the approval of the Merger by its stockholders, that the Board of Directors' fiduciary obligations require acceptance of an offer from a third party to enter into a significant transaction with that third party;

    (b) the other party breaches any of its representations and warranties and such breach cannot reasonably be anticipated to be cured by such party within 60 days of notice thereof;

    (c) the Merger is not completed on or before June 30, 1998;

    (d) a court or governmental authority permanently prohibits the Merger;

    (e) the requisite approval of the stockholders of either company is not received or

    (f) by either party, if such party receives written notice from its respective accounting firm that such firm is unable to render an opinion that the Merger qualifies for pooling of interests accounting treatment.

 Termination Fees

  The Merger Agreement requires TRCH or RTC to pay to the other, as the case may be, a termination fee of, depending upon the circumstances, $50.0 million or $25.0 million if the Merger Agreement is terminated for certain reasons. See "The Merger--The Merger Agreement--Termination Fees."

 Stock Exchange Listing

  TRCH will apply to have the shares of TRCH Common Stock to be issued in the Merger listed on the NYSE. The listing on the NYSE of the TRCH Common Stock issuable in the Merger is a condition to RTC's obligation to consummate the Merger. See "The Merger--Stock Exchange Listing."

 Resale Restrictions

  All shares of TRCH Common Stock received by RTC stockholders in the Merger will be freely transferable, except that the stockholders deemed "affiliates" of RTC at the time the Merger becomes final are subject to certain regulatory restrictions regarding the resale of their shares of TRCH Common Stock. See "The Merger--Resale of Shares of TRCH Common Stock Issued in the Merger; Affiliates."

                                  RISK FACTORS

  The information set forth under "Risk Factors" should be reviewed and carefully considered by the stockholders of TRCH and the stockholders of RTC in evaluating the Merger Agreement, the Share Issuance and the Charter Amendment.

                           SELECTED FINANCIAL DATA OF
                TOTAL RENAL CARE HOLDINGS, INC. AND SUBSIDIARIES

  The following tables set forth selected financial data of TRCH for each of the years in the four year period ended May 31, 1995, for the seven month periods ended December 31, 1994 and 1995, for the years ended December 31, 1995 and 1996, for the nine month periods ended September 30, 1996 and 1997 and for the three month period ended September 30, 1997 and as of May 31, 1992, 1993, 1994 and 1995, as of December 31, 1995 and 1996 and as of September 30, 1997. The selected financial data as of and for each of the years in the four year period ended May 31, 1995, as of and for the seven month period ended December 31, 1995 and as of and for the year ended December 31, 1996 have been derived from the audited consolidated financial statements of TRCH. The consolidated financial data for the seven month period ended December 31, 1994, for the year ended December 31, 1995, for the nine month periods ended September 30, 1996 and 1997 and as of and for the three month period ended September 30, 1997 are unaudited and include all adjustments, consisting solely of normal recurring adjustments, necessary to present fairly TRCH's financial position and results of operations for the periods indicated.

  All information included in the following tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the TRCH 10-K and the TRCH 10-Qs, each of which has been incorporated herein by reference, and with the audited consolidated financial statements and related notes included in the TRCH 10-K and with the condensed consolidated financial statements and related notes included in the TRCH 10-Qs. See "Incorporation of Certain Documents by Reference."

                                                       SEVEN
                                                   MONTHS ENDED         YEAR ENDED           NINE MONTHS ENDED        THREE
                        YEAR ENDED MAY 31,         DECEMBER 31,       DECEMBER 31,(1)          SEPTEMBER 30,      MONTHS ENDED
                  ------------------------------- ---------------    --------------------    -------------------- SEPTEMBER 30,
                   1992    1993    1994    1995    1994    1995        1995        1996        1996        1997       1997
                  ------- ------- ------- ------- ------- -------    --------    --------    --------    -------- -------------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT
 DATA:(2)
Net operating
 revenues.......  $63,888 $71,576 $80,470 $98,968 $53,593 $89,711    $134,843    $272,947    $188,153    $307,450   $113,668
Facility
 operating
 expenses.......   45,599  49,440  56,828  65,583  36,012  57,406      86,977     183,987     126,121     205,512     75,505
General and
 administrative
 expenses(3)....    4,819   5,292   7,457   9,115   4,916   7,645      11,844      19,267      13,644      20,997      7,614
Provision for
 doubtful
 accounts.......    2,118   2,050   1,550   2,371   1,363   1,811       2,819       5,496       3,892       6,292      2,411
Depreciation and
 amortization...    3,167   3,434   3,752   4,740   2,586   4,383       6,537      15,368      10,263      18,902      7,141
                  ------- ------- ------- ------- ------- -------    --------    --------    --------    --------   --------
Total operating
 expenses.......   55,703  60,216  69,587  81,809  44,877  71,245     108,177     224,118     153,920     251,703     92,671
                  ------- ------- ------- ------- ------- -------    --------    --------    --------    --------   --------
Operating
 income.........    8,185  11,360  10,883  17,159   8,716  18,466      26,666      48,829      34,233      55,747     20,997
Interest
 expense, net...      110       9      13   7,203   3,300   5,584       9,244       5,175       3,862       7,738      3,526
                  ------- ------- ------- ------- ------- -------    --------    --------    --------    --------   --------
Income before
 income taxes,
 minority
 interests and
 extraordinary
 item...........    8,075  11,351  10,870   9,956   5,416  12,882      17,422      43,654      30,371      48,009     17,471
Income taxes....    2,875   4,129   4,106   3,511   1,933   4,631       6,209      16,351      11,537      18,255      6,751
                  ------- ------- ------- ------- ------- -------    --------    --------    --------    --------   --------
Income before
 minority
 interests and
 extraordinary
 item...........    5,200   7,222   6,764   6,445   3,483   8,251      11,213      27,303      18,834      29,754     10,720
Minority
 interests in
 income of
 consolidated
 subsidiaries...      535     775   1,046   1,593     833   1,784       2,544       3,578       2,296       3,193        850
                  ------- ------- ------- ------- ------- -------    --------    --------    --------    --------   --------
Income before
 extraordinary
 item...........  $ 4,665 $ 6,447 $ 5,718 $ 4,852 $ 2,650 $ 6,467(4) $  8,669(4) $ 23,725(4) $ 16,538(4) $ 26,561   $  9,870
                  ======= ======= ======= ======= ======= =======    ========    ========    ========    ========   ========
Income per share
 before
 extraordinary
 item(5)........      --      --      --      --      --  $  0.22(4) $   0.31(4) $   0.55(4) $   0.39(4) $   0.59   $   0.22
Weighted average
 number of
 common shares
 and equivalents
 outstanding(5).      --      --      --      --      --   29,707      27,990      42,988      42,348      45,146     45,631

                                     MAY 31,                    DECEMBER 31,
                         --------------------------------     ----------------- SEPTEMBER 30,
                          1992    1993    1994     1995         1995     1996       1997
                         ------- ------- ------- --------     -------- -------- -------------
                                                  (IN THOUSANDS)
BALANCE SHEET DATA(2):
Working capital......... $ 8,508 $14,609 $20,064 $ 14,971     $ 54,691 $ 99,299   $143,193
Total assets............  32,509  36,003  43,621   77,558      163,998  374,080    554,817
Long-term debt
 (including current
 portion)...............     437     267     198   88,142       55,894  104,616    255,005
Mandatorily redeemable
 common stock(6)........     --      --      --     3,990          --       --         --
Stockholders' equity....  22,568  29,015  34,733  (30,879)(7)   82,804  230,966    261,657

-------
(1) In 1995, TRCH changed its year end to December 31 from May 31.
(2) The Recapitalization and subsequent acquisitions had a significant impact on TRCH's capitalization and equity securities and on TRCH's result of operations. Consequently, the Balance Sheet Data as of May 31, 1995, as of December 31, 1995 and 1996 and as of September 30, 1997 and the Income Statement Data for the year ended May 31, 1995, for the seven months ended December 31, 1994 and 1995, for the years ended December 31, 1995 and 1996, for the nine months ended September 30, 1996 and 1997 and for the three months ended September 30, 1997 are not directly comparable to corresponding information as of prior dates and for prior periods, respectively.
(3) General and administrative expenses for the years ended May 31, 1992, 1993 and 1994 include overhead allocations by TRCH's former parent of $662,000, $235,000 and $1,458,000, respectively. The overhead allocations for the years ended May 31, 1992 and 1993 were made using a different methodology than that used in the year ended May 31, 1994 and the substantial increase in that year reflects this change in methodology rather than a change in the level of services provided. No overhead allocation was made for the period from March 1, 1994 through the closing of the Recapitalization, at which time TRCH began to record general and administrative expenses as incurred on a stand-alone basis. General and administrative expenses for the year ended May 31, 1994 reflect $458,000 in expenses relating to a terminated equity offering.
(4) In December 1995, TRCH recorded an extraordinary loss of $2,555,000, or $0.08 per share, net of tax, on the early extinguishment of debt. In July and September 1996, TRCH recorded a combined extraordinary loss of $7,700,000 or $0.18 per share, net of tax, on the early retirement of the remaining outstanding senior subordinated discount notes.
(5) Income per share before extraordinary item for periods prior to the seven months ended December 31, 1995 is not presented as the Recapitalization occurred during or after these periods.
(6) This represents shares of TRCH Common Stock issued in certain acquisitions subject to put options that terminated upon the completion of TRCH's initial public offering.
(7) In connection with the Recapitalization, TRCH paid a dividend to Tenet Healthcare Corporation of $75.5 million.

                           SELECTED FINANCIAL DATA OF
                 RENAL TREATMENT CENTERS, INC. AND SUBSIDIARIES

  The following tables set forth selected financial data of RTC for each of the years in the five year period ended December 31, 1996, for the nine month periods ended September 30, 1996 and 1997 and for the three month period ended September 30, 1997 and as of December 31, 1992, 1993, 1994, 1995 and 1996 and
as of September 30, 1997. The financial data for each of the five annual periods have been derived from the audited consolidated financial statements of RTC. The financial data as of September 30, 1997, for the nine month periods ended September 30, 1996 and 1997 and for the three month period ended September 30, 1997 are unaudited and include all adjustments, consisting solely of normal recurring adjustments, necessary to present fairly RTC's financial position and results of operations for the periods indicated.

  All information included in the following tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the RTC 10-K and RTC 10-Qs, each of which has been incorporated herein by reference, and with the audited consolidated financial statements and related notes included in the RTC 10-K and unaudited consolidated financial statements and related notes included in the RTC 10-Qs. See "Incorporation of Certain Documents by Reference."

                                                                    NINE MONTHS ENDED THREE MONTHS
                                  YEAR ENDED DECEMBER 31,             SEPTEMBER 30,       ENDED
                         ------------------------------------------ ----------------- SEPTEMBER 30,
                          1992    1993     1994     1995     1996     1996     1997       1997
                         ------- ------- -------- -------- -------- -------- -------- -------------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
 INCOME STATEMENT DATA:
 Net patient revenue.... $54,041 $73,043 $115,457 $164,568 $235,397 $169,248 $234,940    $86,559
 Operating costs and
  expenses:
 Patient care costs.....  27,854  37,172   57,096   79,451  114,804   82,425  111,486     40,487
 General and
  administrative........  16,083  20,756   32,622   41,382   58,472   42,309   58,020     21,272
 Provision for doubtful
  accounts..............     967   1,551    3,121    4,761    6,621    4,962    6,516      2,277
 Depreciation and
  amortization..........   3,123   4,145    7,603   12,066   17,077   12,375   19,121      7,053
 Merger expenses........     --      --       --     2,088    2,808    2,808      --         --
                         ------- ------- -------- -------- -------- -------- --------    -------
 Income from operations.   6,014   9,419   15,015   24,820   35,615   24,369   39,797     15,470
 Interest, net..........   1,433   1,536      648    2,557    4,384    2,978    7,095      3,117
                         ------- ------- -------- -------- -------- -------- --------    -------
 Income before income
  taxes.................   4,581   7,883   14,367   22,263   31,231   21,391   32,702     12,353
 Provisions for income
  taxes.................   1,052   2,102    4,316    7,632   11,941    8,300   12,277      4,694
                         ------- ------- -------- -------- -------- -------- --------    -------
 Net income............. $ 3,529 $ 5,781 $ 10,051 $ 14,631 $ 19,290 $ 13,091 $ 20,425    $ 7,659
                         ======= ======= ======== ======== ======== ======== ========    =======
 Pro forma net income
  per common share and
  common stock
  equivalent(1).........     --  $  0.36      --       --       --       --       --         --
 Pro forma weighted
  average shares used in
  computing net income
  per common share and
  common stock
  equivalent(1).........     --   16,064      --       --       --       --       --         --
 Primary net income per
  common share and
  common stock
  equivalent............     --      --  $   0.47 $   0.65 $   0.77 $   0.52 $   0.79    $  0.29
 Weighted average common
  shares and common
  stock equivalents
  outstanding...........     --      --    21,161   22,413   25,068   25,018   25,706     26,143

                                     AS OF DECEMBER 31,                 AS OF
                         ------------------------------------------ SEPTEMBER 30,
                          1992    1993     1994     1995     1996       1997
                         ------- ------- -------- -------- -------- -------------
                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital......... $ 3,960 $13,709 $ 27,947 $ 43,380 $ 94,284   $ 94,394
Total assets............  37,035  60,007  140,523  174,868  302,720    427,740
Long-term debt..........  12,389  18,070   28,744   42,576  130,574    229,228
Cumulative redeemable
 preferred stock........   9,528     --       --       --       --         --
Stockholders' equity....   2,478  30,658   92,628  110,358  136,741    163,441

--------
(1) Pro forma net income is computed by adjusting net income to reflect the reduction in interest expense (net of tax effect) related to the payment of certain indebtedness with initial public offering proceeds. Pro forma net income per common share is computed based upon the weighted average number of shares of RTC Common Stock and common stock equivalents and including the number of shares of RTC Common Stock issued upon the conversion of preferred stock and exercise of RTC Common Stock warrants, and 3,700,000 shares issued in connection with RTC's initial public offering in July of 1993 as if such shares were issued or converted as of January 1, 1993. The proceeds from the issuance of 3,700,000 shares were utilized to redeem RTC Series A preferred stock, pay RTC Series B preferred stock dividends, and to pay down certain indebtedness.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma combined income statement data for the years ended May 31, 1994 and 1995, the seven month period ended December 31, 1995, the year ended December 31, 1996 and the nine month periods ended September 30, 1996 and 1997 and the unaudited pro forma combined balance sheet data as of September 30, 1997 are based upon the historical consolidated financial statements and pro forma adjustments relating to Form 8-K filings of TRCH and RTC as previously filed with the Commission under the Exchange Act, and incorporated by reference in this Joint Proxy Statement/Prospectus, and should be read in conjunction with those consolidated financial statements, their related notes and the Form 8-K filings. The unaudited pro forma financial information is not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods being presented and should not be construed as representative of future operating results. The unaudited pro forma financial information gives effect to the Merger by combining the results of operations of TRCH and RTC using the pooling of interests method of accounting. The unaudited pro forma combined income statement data does not include the impact of (i) cost savings and synergies which may be realized by the Company as a result of the Merger or
(ii) Merger-related expenses. TRCH has identified pre-tax cost savings and synergies (net of incremental costs) of $8.2 million in 1998 and $22.8 million per year in 1999 and thereafter, which may be realized by the Company as a result of the Merger. TRCH believes that additional net cost savings and synergies may be realized in 1998 and beyond. See "The Merger--TRCH's Reasons for the Merger; Recommendations of the TRCH Board." No assurances can be made, however, as to the actual amount and timing of cost savings and synergies, if any, that will be realized.

                               YEAR ENDED           SEVEN MONTHS                   NINE MONTHS ENDED
                          -----------------------      ENDED      YEAR ENDED  ---------------------------
                           MAY 31,      MAY 31,     DECEMBER 31, DECEMBER 31, SEPTEMBER 30, SEPTEMBER 30,
                          1994(1)(3)   1995(2)(3)       1995(3)    1996(4)       1996(4)       1997(4)
                          ----------   ----------   ------------ ------------ ------------- -------------
                                             (IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net operating revenues..   $153,513     $214,425      $189,902     $707,019     $512,896      $655,681
Total operating
 expenses...............    133,211      182,251       154,402      616,676      448,918       556,213
                           --------     --------      --------     --------     --------      --------
Operating income........     20,302       32,174        35,500       90,343       63,978        99,468
Interest expense, net...      1,549        7,851         7,041       38,765       28,934        32,430
                           --------     --------      --------     --------     --------      --------
Income before income
 taxes, minority
 interests and
 extraordinary item.....     18,753       24,323        28,459       51,578       35,044        67,038
Income taxes............      6,208        7,827        10,553       18,948       13,092        25,018
                           --------     --------      --------     --------     --------      --------
Income before minority
 interests and
 extraordinary item.....     12,545       16,496        17,906       32,630       21,952        42,020
Minority interests in
 income of consolidated
 subsidiaries...........      1,046        1,593         1,784        3,570        2,294         3,176
                           --------     --------      --------     --------     --------      --------
Income before
 extraordinary item.....   $ 11,499     $ 14,903      $ 16,122     $ 29,060     $ 19,658      $ 38,844
                           ========     ========      ========     ========     ========      ========
Income per share before
 extraordinary item (6).        -- (5)       -- (5)   $   0.27     $   0.38     $   0.26      $   0.49
Weighted average number
 of common shares and
 equivalents outstanding
 Primary................        -- (5)       -- (5)     60,070       77,254       76,547        79,464

                                                                       AS OF
                                                                   SEPTEMBER 30,
                                                                      1997(4)
                                                                   -------------
BALANCE SHEET DATA:
Working capital...................................................  $  202,889
Total assets......................................................   1,240,322
Long term debt (including current portion)........................     742,577
Stockholders' equity..............................................     396,260

-------
(1) Financial information included under the heading "Year ended May 31, 1994" represents the combination of TRCH's results for the year ended May 31, 1994 with RTC's results for the year ended December 31, 1993.

(2) Financial information included under the heading "Year ended May 31, 1995" represents the combination of TRCH's results for the year ended May 31, 1995 with RTC's results for the year ended December 31, 1994.

(3) Reflects historical financial information for each respective period.

(4) Reflects historical financial information after giving effect to the pro forma financial information related to significant acquisitions.

(5) Reflects periods prior to the Recapitalization or in which the Recapitalization occurred.

(6) Fully diluted income per share before extraordinary item equals primary income per share except for the seven months ended December 31, 1995, for which it is $0.25.

                           COMPARATIVE PER SHARE DATA

  The following table presents certain historical, pro forma and pro forma equivalent per share financial data for TRCH Common Stock and RTC Common Stock. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the Merger been consummated at the beginning of the periods presented. The information presented herein should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. Neither TRCH nor RTC has paid cash dividends on their respective common stock for the periods presented except as discussed in footnote (5) below.

                           YEAR
                         ENDED MAY
                            31,       SEVEN MONTHS ENDED  YEAR ENDED  NINE MONTHS ENDED
                         ---------       DECEMBER 31,    DECEMBER 31,   SEPTEMBER 30,
                         1994 1995           1995            1996           1997
                         ---- ----    ------------------ ------------ -----------------
TOTAL RENAL CARE
 HOLDINGS, INC.
Income from continuing
 operations per share:
  Historical............ --   -- (7)        $0.22(6)        $0.55(6)        $0.59
  Pro forma combined for
   purchase acquisitions
   in 1996 and 1997(1).. --   --              --             0.32            0.44
  Pro forma combined for
   purchase acquisitions
   in 1996 and 1997 and
   the merger with RTC
   for all periods
   presented(2)......... --   -- (7)         0.27            0.38            0.49
Book value per share at
 period end:
  Historical............ --   --              --             5.37            5.80
  Pro forma combined for
   purchase acquisitions
   in 1996 and 1997(1).. --   --              --             5.27            5.80
  Pro forma combined for
   purchase acquisitions
   in 1996 and 1997 and
   the merger with RTC
   for all periods
   presented(2)......... --   --              --             4.76            5.35

                                               YEAR ENDED
                                              DECEMBER 31,    NINE MONTHS ENDED
                                            -----------------   SEPTEMBER 30,
                                            1994  1995  1996        1997
                                            ----- ----- ----- -----------------
RENAL TREATMENT CENTERS, INC.
Net income per share:
  Historical............................... $0.47 $0.65 $0.77       $0.79
  Pro forma combined for purchase
   acquisitions in 1996 and 1997(3)........   --    --   0.62        0.75
  Pro forma equivalent(4)..................   --    --   0.50        0.65
Book value per share at period end:
  Historical...............................   --    --   5.45        6.36
  Pro forma combined for purchase
   acquisitions in 1996 and 1997(3)........   --    --   5.45        6.36
  Pro forma equivalent(4)..................   --    --   6.35        7.14

-------
(1) Pro forma combined income from continuing operations per share for the years ended May 31, 1994 and 1995 and for the seven months ended December 31, 1995 is not presented as these periods are prior to the Recapitalization. Pro forma combined income from continuing operations per common share and pro forma combined book value per share as of and for the year ended December 31, 1996 and as of and for the nine months ended September 30, 1997 are based upon the historical consolidated financial statements after giving effect to Form 8-K filings related to acquisitions and the financing thereof.
(2) The pro forma combined income from continuing operations per share is based on the combined weighted average number of common and common equivalent shares of TRCH Common Stock and RTC Common Stock outstanding for each period and on the Exchange Ratio. The pro forma combined book value per share is based on the pro forma number of shares outstanding at the end of each period. Pro forma combined income from continuing operations is based upon the historical consolidated financial statements for the seven months ended December 31, 1995 after giving effect to the Merger for all periods presented. The pro forma combined income from continuing operations and pro forma combined book value as of and for the year ended December 31, 1996 and as of and for the nine months ended September 30, 1997 are based upon the historical consolidated financial statements after giving effect to Form 8-K filings related to acquisitions and the financing thereof and the Merger for those periods presented.
(3) Pro forma combined net income per share and pro forma combined book value as of and for the year ended December 31, 1996 and as of and for the nine months ended September 30, 1997 are based upon the historical consolidated financial statements after giving effect to Form 8-K filings related to acquisitions and the financing thereof.

(4) The RTC equivalent pro forma per share amounts are derived by multiplying the respective pro forma combined per share amounts for purchase acquisitions in 1996 and 1997 and the Merger for all periods presented by the Exchange Ratio.
(5) TRCH paid a dividend of $75.5 million in connection with the Recapitalization. Such dividend has not been included in this table.
(6) In December 1995, TRCH recorded an extraordinary loss of $2,555,000, or $0.08 per share, net of tax, on the early extinguishment of debt. In July and September 1996, TRCH recorded a combined extraordinary loss of $7,700,000 or $0.18 per share, net of tax, on the early retirement of the remaining outstanding senior subordinated discount notes.
(7) Income from continuing operations per share for the year ended May 31, 1995 is not presented as the Recapitalization occurred during this year.

                           MARKETS AND MARKET PRICES

  The TRCH Common Stock is listed on the NYSE under the symbol "TRL" and the RTC Common Stock is listed on the NYSE under the symbol "RXT." The following table sets forth the closing price per share of TRCH Common Stock and the closing price per share of RTC Common Stock, each as reported on the NYSE Composite Tape, and the "equivalent per share price" (as defined below) of RTC Common Stock as of: (i) November 18, 1997, the date preceding public
announcement of the Merger; and (ii) January   , 1998, the last practicable
date prior to the date of this Joint Proxy Statement/Prospectus. The "equivalent per share price" of RTC Common Stock as of any date equals the closing price per share of TRCH Common Stock on such date multiplied by the Exchange Ratio.

                                                        TRCH    RTC   EQUIVALENT
                                                       COMMON  COMMON PER SHARE
                                                        STOCK  STOCK    PRICE
                                                       ------- ------ ----------
MARKET PRICE PER SHARE AS OF
November 18, 1997..................................... $31.125 $38.25   $41.55
January   , 1998......................................


  Because the Exchange Ratio is fixed, a change in the market price of TRCH Common Stock before the Effective Date will affect the implied market value of the TRCH Common Stock to be received in the Merger in exchange for the RTC Common Stock. THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE OF THE TRCH COMMON STOCK AT ANY TIME BEFORE, AT OR AFTER THE EFFECTIVE DATE. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR TRCH COMMON STOCK AND RTC COMMON STOCK.

  Following the Merger, the RTC Common Stock will no longer exist and, as a result, will no longer be listed on the NYSE. The TRCH Common Stock issued in connection with the Merger will be listed on the NYSE.

                                 RISK FACTORS

  In considering whether to approve and adopt the Merger Agreement and the transactions contemplated thereby or to approve the Share Issuance, the Charter Amendment and the 1997 Plan Amendment, as the case may be, following are certain factors that should be considered by the stockholders of TRCH and RTC. This Joint Proxy Statement/Prospectus contains, in addition to historical information, "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.

FIXED EXCHANGE RATIO DESPITE POSSIBLE CHANGE IN STOCK PRICES

  The Exchange Ratio is expressed in the Merger Agreement as a fixed ratio. Accordingly, the Exchange Ratio will not be adjusted in the event of any increase or decrease in the price of either TRCH Common Stock or RTC Common Stock. The price of either TRCH Common Stock or RTC Common Stock at the Effective Date may vary from such price at the date of this Joint Proxy Statement/Prospectus and at the dates of the Special Meetings, possibly by a material amount. Such variations may be the result of changes in the business, operations or prospects of TRCH or RTC, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions, factors affecting the healthcare industry in general and other factors. Because the Effective Date may occur at a date later than the Special Meetings, there can be no assurance that the price of either TRCH Common Stock or RTC Common Stock on the date of the Special Meetings will be indicative of such price at the Effective Date. The Effective Date is expected to occur as soon as practicable following the Special Meetings. Stockholders of TRCH and RTC are urged to obtain current market quotations for TRCH Common Stock and RTC Common Stock. See "The Merger--Comparative Stock Prices."

UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS AND ACHIEVING COST SAVINGS

  TRCH has never made an acquisition the size of the Merger. The process of integrating the TRCH and RTC operations will present a significant challenge to the Company's management and may lead to unanticipated costs. There can be no assurance that the Company will be successful in completing this integration. In addition, the integration of the TRCH and RTC operations and accounting, personnel, administrative, legal and other functions involves the risk that key employees, who cannot be easily replaced, will leave even when offered continuing employment. The integration of TRCH and RTC will require the devotion of a significant amount of time by senior executives, which may detract from the business operations and development of the Company.

  In determining that the Merger is in the best interests of its stockholders, each of the TRCH Board and the RTC Board considered the cost savings, operating efficiencies and other synergies expected to result following the consummation thereof. See "The Merger--TRCH's Reasons for the Merger; Recommendations of the TRCH Board" and "The Merger--RTC's Reasons for the Merger; Recommendations of the RTC Board." There can be no assurance that any of such cost savings, operating efficiencies or other synergies will be accomplished as rapidly as currently expected or at all.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the TRCH Board's recommendation that TRCH stockholders vote in favor of the Share Issuance, the Charter Amendment and the 1997 Plan Amendment, TRCH stockholders should be aware that the TRCH Board intends to provide certain officers of TRCH with significant compensation if the Merger is consummated that provides them interests in the Merger that are different from, or in addition to, the interests of TRCH stockholders, although the specific form and amount of such compensation has not been determined by the TRCH Board. Such potential interests, together with other relevant factors, were considered by the TRCH Board in making its recommendation.

  In considering the RTC Board's recommendation that RTC stockholders vote in favor of the Merger Agreement and the transactions contemplated thereby, RTC stockholders should be aware that the executive officers of RTC have employment and severance agreements and benefit plans that provide them with interests in the Merger (including the acceleration of stock options, bonuses, non-competition payments and severance benefits) that are different from, or in addition to, the interests of RTC stockholders. Certain of these executive officers will receive significant compensation if the Merger is consummated. Such interests, together with other relevant factors, were considered by the RTC Board in making its recommendation and approving the Merger Agreement.

DEPENDENCE ON MEDICARE, MEDICAID AND OTHER SOURCES OF REIMBURSEMENT

  The Company is reimbursed for dialysis services primarily at fixed rates established in advance under the Medicare End Stage Renal Disease program. Under this program, once a patient becomes eligible for Medicare reimbursement, Medicare is responsible for payment of 80.0% of the composite rates determined by the Health Care Financing Administration ("HCFA") for dialysis treatments. Since 1972, qualified patients suffering from ESRD have been entitled to Medicare benefits regardless of age or financial circumstances. Approximately 60.0% of the Company's combined pro forma net patient revenues during the fiscal year ended December 31, 1996, and approximately 59.0% during the nine months ended September 30, 1997 were funded by Medicare. Since 1983, numerous Congressional actions have resulted in changes in the Medicare composite reimbursement rate from a national average of $138 per treatment in 1983 to a low of $125 per treatment on average in 1986 and to approximately $126 per treatment on average at present. No prediction can be made as to whether future rate changes will be made. Reductions in composite rates could have a material adverse effect on the Company's revenues and net earnings. Furthermore, increases in operating costs that are subject to inflation, such as labor and supply costs, without a compensating increase in prescribed rates, may adversely affect the Company's earnings in the future. No prediction can be made as to whether certain services, for which the Company is currently separately reimbursed, may in the future be included in the Medicare composite rate.

  Since June 1, 1989, the Medicare ESRD program has provided reimbursement for the administration to dialysis patients of EPO. EPO is beneficial in the treatment of anemia, a medical complication frequently experienced by dialysis patients. Most of the Company's dialysis patients receive EPO. The Company had combined pro forma revenues from EPO (the substantial majority of which are reimbursed through Medicare and Medicaid programs) of approximately 21.0% of combined pro forma net patient revenues, in the fiscal year ended December 31, 1996, and 20.0% of combined pro forma net patient revenues, during the nine months ended September 30, 1997. EPO reimbursement significantly affects the Company's net income. Medicare reimbursement for EPO was reduced from $11 to $10 per 1,000 units for services rendered after December 31, 1993. The Office of the Inspector General recently recommended that Medicare reimbursement for EPO be reduced from $10 to $9 per 1,000 units and the Department of Health and Human Services has concurred with this recommendation; however, the Department of Health and Human Services has not determined whether it will pursue this change through the rulemaking process or as a legislative initiative in the President's fiscal 1999 budget. Recently, HCFA notified providers that reimbursement of EPO administration for a patient with a hematocrit measurement exceeding 36% would be available only if the 90-day rolling hematocrit measurement for such patient was 36.5% or less. If the 90-day rolling average hematocrit measure exceeded 36.5%, reimbursement for EPO administration would be denied, except in very limited instances. In connection with this notification, HCFA instructed its fiscal intermediaries to review the rolling three month hematocrit averages and to ascertain compliance therewith. As a result, beginning with November 1997 bills, 25.0% of TRCH's billings to Medicare with respect to EPO were placed in medical review. The Company does not expect this change in reimbursement or this medical review to have a material adverse effect on the Company's revenues. No prediction can be made as to whether future rate or reimbursement method changes will be made. Furthermore, EPO is produced by a single manufacturer, and any interruption of supply or product cost increases could adversely affect the Company's operations.

  All of the states in which the Company currently operates dialysis facilities provide Medicaid (or comparable) benefits to qualified recipients to supplement their Medicare entitlement. Approximately 5.0% of the Company's combined pro forma net patient revenues during the fiscal year ended December 31, 1996 and 6.0% of combined pro forma net patient revenues during the nine month period ended September 30, 1997 were funded by Medicaid or comparable state programs. The Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy and governmental funding restrictions, all of which may have the effect of decreasing program payments, increasing costs or modifying the way the Company operates its dialysis business.

  Approximately 35.0% of the Company's combined pro forma net patient revenues during the fiscal year ended December 31, 1996, and 35.0% of the Company's combined pro forma net patient revenues during the nine months ended September 30, 1997 were from sources other than Medicare and Medicaid. These sources include payments from third-party, non-government payors, at rates that generally exceed the Medicare and Medicaid rates, and payments from hospitals with which the Company has contracts for the provision of acute dialysis treatments. Any restriction or reduction of the Company's ability to charge for such services at rates in excess of those paid by Medicare would adversely affect the Company's net operating revenues and net income. The Company is unable to quantify or predict the degree, if any, of the risk of reductions in payments under these various payment plans. The Company is a party to nonexclusive agreements with certain third-party payors and termination of such third-party agreements could have an adverse effect on the Company.

OPERATIONS SUBJECT TO GOVERNMENT REGULATION

  The Company is subject to extensive regulation by both the federal government and the states in which the Company conducts its business. The Company is subject to the illegal remuneration provisions of the Social Security Act and similar state laws, which impose civil and criminal sanctions on persons who solicit, offer, receive or pay any remuneration, directly or indirectly, for referring a patient for treatment that is paid for in whole or in part by Medicare, Medicaid or similar state programs. The federal government has published regulations that provide exceptions or "safe harbors" for certain business transactions. Transactions that are structured within the safe harbors are deemed not to violate the illegal remuneration provisions. Transactions that do not satisfy all elements of a relevant safe harbor do not necessarily violate the illegal remuneration statute, but may be subject to greater scrutiny by enforcement agencies. Neither the arrangements between the Company and the physician directors of its facilities ("Medical Directors") nor the minority ownership interests of referring physicians in certain of the Company's dialysis facilities meet all of the necessary requirements to obtain full protection afforded by these safe harbors. Although neither TRCH nor RTC has ever been challenged under these statutes and the Company believes it complies in all material respects with these and all other applicable laws and regulations, there can be no assurance that the Company will not be required to change its practices or relationships with its Medical Directors or with referring physicians holding minority ownership interests or that the Company will not experience material adverse effects as a result of any such challenge.

  The Omnibus Budget Reconciliation Act of 1989 includes certain provisions ("Stark I") that restrict physician referrals for clinical laboratory services to entities with which a physician or an immediate family member has a "financial relationship." HCFA has published regulations interpreting Stark I. The regulations specifically provide that services furnished in an ESRD facility that are included in the composite billing rate are excluded from the coverage of Stark I. The Company believes that the language and legislative history of Stark I indicate that Congress did not intend to include laboratory services provided incidental to dialysis services within the Stark I prohibition; however, laboratory services not included in the Medicare composite rate could be included within the coverage of Stark I. Violations of Stark I are punishable by civil penalties which may include exclusion or suspension of a provider from future participation in Medicare and Medicaid programs and substantial fines. Due to the breadth of the statutory provisions, it is possible that the Company's practices might be challenged under this law. A broad interpretation of Stark I would apply to the Company's competitors as well.

  The Omnibus Budget Reconciliation Act of 1993 includes certain provisions ("Stark II") that restrict physician referrals for certain "designated health services" to entities with which a physician or an immediate family member has a "financial relationship." The Company believes that the language and legislative history of Stark II indicate that Congress did not intend to include dialysis services and the services and items provided incident to dialysis services within the Stark II prohibitions; however, certain services, including the provision of, or arrangement and assumption of financial responsibility for, outpatient prescription drugs, including EPO, and clinical laboratory services, could be construed as designated health services within the meaning of Stark II. Violations of Stark II are punishable by civil penalties, which may include exclusion or suspension of the provider from future participation in Medicare and Medicaid programs and substantial fines. Due to the breadth of the statutory provisions and the absence of regulations or court decisions addressing the specific arrangements by which the Company conducts its business, it is possible that the Company's practices might be challenged under these laws. A broad interpretation of Stark II to include dialysis services and items provided incident to dialysis services would apply to the Company's competitors as well.

  It is unlawful in California for a physician who has, or a member of whose immediate family has, a financial interest with or in an entity to refer a person to that entity for, among other services, laboratory services. The Company currently operates centers in California which account for a significant percentage of net operating revenues. Although the Company does not believe that the statute is intended to apply to laboratory services that are provided incident to dialysis services, it is possible that the statute could be interpreted to apply to such laboratory services. If the California statute were so interpreted, the Company would be required to restructure some or all of its relationships with referring physicians who serve as Medical Directors of the Company's facilities and with the physicians who hold minority interests in certain of the Company's facilities. The Company also operates dialysis facilities and provides laboratory services in Alabama, Colorado, Delaware, Florida, Georgia, Hawaii, Illinois, Kansas, Maryland, Michigan, Minnesota, Missouri, Nebraska, Nevada, New Jersey, New York, Oklahoma and Puerto Rico, all of which have so-called "fraud and abuse" statutes which regulate the Company's relationships with physicians.

  At present, ESRD patients eligible for California's Medicaid program, MediCal, are reimbursed for their transportation costs relating to ESRD treatments. If this practice is deemed to violate applicable federal or state law, the Company may be forced to halt that practice and the Company cannot predict the effect the foregoing would have on the desire of such patients to use the Company's services.

  The Company's licensed clinical laboratories are also subject to extensive federal and state regulation of performance standards, including the provisions of The Clinical Laboratory Improvement Act of 1967 and The Clinical Laboratory Improvement Amendments of 1988 Act, as well as the federal and state regulations described above. One of the Company's laboratory operations is presently the subject of a third-party carrier review. The third party carrier has requested medical and billing records for certain patients, and the Company has provided the requested records. The third party carrier has not informed the Company of the reason for or the nature or scope of its review.

  A number of proposals for healthcare reform have been made in recent years, some of which have included radical changes in the healthcare system. Healthcare reform could result in material changes in the financing and regulation of the healthcare business, and the Company is unable to predict the effect of such changes on its future operations. It is uncertain what legislation on healthcare reform, if any, will ultimately be implemented or whether other changes in the administration or interpretation of governmental healthcare programs will occur. There can be no assurance that future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have a material adverse effect on the results of operations of the Company.

RISKS INHERENT IN GROWTH STRATEGY

  The Company's business strategy depends in significant part on its ability to acquire or develop additional dialysis centers. This strategy is dependent on the continued availability of suitable acquisition candidates and subjects the Company to the risks inherent in assessing the value, strengths and weaknesses of acquisition candidates, the operations of acquired companies and identifying suitable locations for additional facilities. The Company's growth is expected to place significant demands on the Company's financial and management resources. In recent years, acquisition prices and competition for facilities has increased. To the extent the

Company is unable to acquire or develop facilities in a cost-effective manner, its ability to expand its business and enhance results of operations would be adversely affected. In addition, although the Company believes it has a demonstrable track record of integrating the operations of acquired companies, the process for integrating acquired operations, particularly for newly acquired regional clusters, presents a significant challenge to the Company's management and may lead to unanticipated costs or a diversion of management's attention from day-to-day operations. There can be no assurance that the Company will be able to continue its growth strategy or that this strategy will ultimately prove successful. A failure to successfully continue its growth strategy could have an adverse effect on the Company's results of operations.

COMPETITION

  The dialysis industry is fragmented and highly competitive, particularly in terms of acquisitions of existing dialysis facilities and developing relationships with referring physicians. Competition for qualified physicians to act as Medical Directors is also high. Competition for acquisitions has increased the cost of acquiring existing dialysis facilities. The Company has also from time to time experienced competition from referring physicians who have opened their own dialysis facilities. A portion of the Company's business consists of monitoring and providing supplies for ESRD treatments in patients' homes. Certain physicians also provide similar services and, if the number of such physicians were to increase, the Company could be adversely affected.

DEPENDENCE ON KEY PERSONNEL

  The Company is dependent upon the services and management experience of the Company's executive officers, and accordingly has entered into employment agreements with, and provided a variety of equity incentives to, these executives. The Company's continued growth depends upon its ability to attract and retain skilled employees, in particular highly skilled nurses, for whom competition is intense. The Company believes that its future success will also be significantly dependent on its ability to attract and retain qualified physicians to serve as Medical Directors of its dialysis facilities. The Company does not carry key-man life insurance on any of its officers.

DEPENDENCE ON PHYSICIAN REFERRALS

  The Company's facilities are dependent upon referrals of ESRD patients for treatment by physicians specializing in nephrology and practicing in the communities served by the Company's dialysis facilities. As is generally true in the dialysis industry, at each facility one or a few physicians account for all or a significant portion of the patient referral base. The loss of one or more key referring physicians at a particular facility could have a material adverse effect on the operations of that facility and could adversely affect the Company's overall operations. Referring physicians own minority interests in certain of the Company's dialysis facilities. If such interests are deemed to violate applicable federal or state law, such physicians may be forced to dispose of their ownership interests. The Company cannot predict the effect such dispositions would have on its business. See "Risk Factors--Operations Subject to Government Regulation."

OPERATIONS OUTSIDE THE UNITED STATES

  Operations outside the United States accounted for approximately 0.5% and 6.0% of the Company's combined pro forma consolidated revenue for fiscal year 1996 and the nine months ended September 30, 1997, respectively. The Company's non-U.S. operations are subject to certain political, economic and other uncertainties not encountered in U.S. operations, including risks of civil disturbances (or other risks that may limit or disrupt markets), expropriations and general hazards associated with the assertions of national sovereignty over certain areas in which operations are conducted. The Company's operations outside the United States may face the additional risk of fluctuating currency values, hard currency shortages, controls of currency exchange and difficulty in repatriation of income or capital. No prediction can be made as to what governmental regulations may be enacted in the future that could adversely affect the international dialysis industry.

VOLATILITY OF STOCK PRICE

  The trading price and volume of the TRCH Common Stock historically has been and could in the future be subject to significant fluctuations in response to many factors, including quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, changes in federal or state regulation of services provided by the Company or reimbursement rates for such services, competition, general market conditions and other events or factors.

ANTITAKEOVER PROVISIONS

  TRCH's Amended and Restated Certificate of Incorporation and Bylaws include several provisions which may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management of the Company, or limiting the ability of stockholders to approve transactions that they may deem to be in their best interests, including (i) a provision requiring that any action required or permitted to be taken by stockholders of TRCH must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent and (ii) a provision requiring at least 60 days' advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. In addition, pursuant to TRCH's Amended and Restated Certificate of Incorporation, the Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the rights and preferences of such preferred stock without the need for further stockholder approval. TRCH has no present plans to issue any shares of preferred stock.

FORWARD-LOOKING STATEMENTS

  Certain statements contained in this Joint Proxy Statement/Prospectus, including without limitation statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of TRCH, RTC or the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both nationally and in the regions in which TRCH, RTC or the Company operate; industry capacity; demographic changes; existing government regulations and changes in, or the failure to comply with, governmental regulations; legislative proposals for healthcare reform; the ability to enter into managed care provider arrangements on acceptable terms; changes in Medicare and Medicaid reimbursement levels; liability and other claims asserted against TRCH, RTC or the Company; competition; dependence on physician referrals; changes in business strategy or development plans; the ability to attract and retain qualified personnel, including physicians; the lack of assurance that the cost savings, growth opportunities and synergies expected from the Merger will be achieved; the lack of assurances as to the future performance of the combined companies; the availability and terms of capital to fund the expansion of the Company's business, including the acquisition of additional facilities; and other factors referenced in this Joint Proxy Statement/Prospectus. Certain of these factors are discussed in more detail elsewhere in this Joint Proxy Statement/Prospectus, including without limitation under the captions "Summary," "Risk Factors" and "Unaudited Pro Forma Condensed Combined Financial Information." GIVEN THESE UNCERTAINTIES, THE STOCKHOLDERS OF TRCH AND RTC ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. Each of TRCH and RTC disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                             THE SPECIAL MEETINGS

  TRCH and RTC are furnishing this Joint Proxy Statement/Prospectus to holders of TRCH Common Stock and holders of RTC Common Stock, respectively, in connection with the solicitation of proxies by the TRCH Board and the RTC Board for use at the Special Meetings. This Joint Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to the respective
stockholders of TRCH and RTC on or about January    , 1998.

THE TRCH SPECIAL MEETING

  Purpose; Time and Place. At the TRCH Special Meeting, holders of TRCH Common Stock will be asked to vote upon proposals (the "TRCH Proposals") to approve the Share Issuance, the Charter Amendment and the 1997 Plan Amendment and to transact such other matters as may properly come before the TRCH Special Meeting. The TRCH Special Meeting will be held at the Torrance Marriott
located at 3635 Fashion Way, Torrance, California 90503, on February    ,
1998, starting at 10:00 a.m., local time.

  The TRCH Board has unanimously determined that the Merger, the Share Issuance, the Charter Amendment and the 1997 Plan Amendment are in the best interests of TRCH and the stockholders of TRCH and has approved the Merger Agreement, the Share Issuance, the Charter Amendment and the 1997 Plan Amendment. THE TRCH BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF TRCH VOTE "FOR" APPROVAL OF THE SHARE ISSUANCE, THE CHARTER AMENDMENT AND THE 1997 PLAN AMENDMENT. See "The Merger--TRCH's Reasons for the Merger; Recommendations of the TRCH Board."

  For a discussion of the potential interests that certain officers of TRCH may have with respect to the Merger that are different from, or in addition to, the interests of stockholders of TRCH generally, see "The Merger-- Interests of Certain Persons in the Merger." Such interests, together with other relevant factors, were considered by the TRCH Board in making its recommendation.

  Voting Rights; Votes Required for Approval. The TRCH Board has fixed the
close of business on January    , 1998, as the record date for voting at the
TRCH Special Meeting (the "TRCH Record Date"). Only holders of record of shares of TRCH Common Stock on the TRCH Record Date are entitled to notice of and to vote at the TRCH Special Meeting. On the TRCH Record Date, there were shares of TRCH Common Stock outstanding and entitled to vote at the
TRCH Special Meeting, held by approximately       stockholders of record. Each
holder of record of TRCH Common Stock, as of the TRCH Record Date, is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of TRCH Common Stock at the TRCH Special Meeting shall constitute a quorum at the TRCH Special Meeting. In the event that a quorum is not present at the TRCH Special Meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies. Approval of each of the Share Issuance and the 1997 Plan Amendment requires the affirmative vote of a majority of the votes cast with respect to such proposal; provided that the total number of votes cast on such proposal represents more than 50% of the outstanding shares of TRCH Common Stock entitled to vote thereon at the TRCH Special Meeting. Approval of the Charter Amendment requires the affirmative vote of a majority of all outstanding shares of TRCH Common Stock. Consummation of the Merger is not conditioned on approval of the 1997 Plan Amendment.

  Share Ownership of Management. At the close of business on the TRCH Record Date, directors and executive officers of TRCH, as a group, were the
beneficial owners of an aggregate of        shares (approximately    %) of the
TRCH Common Stock then outstanding.

  Proxies. All shares of TRCH Common Stock represented by properly executed proxies received prior to or at the TRCH Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the approval of the TRCH Proposals. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the TRCH Special Meeting, will not be voted and will have the effect of a vote against the TRCH Proposals. In accordance with NYSE rules, brokers and nominees are precluded from exercising their voting discretion with respect to the approval and adoption of the TRCH Proposals and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the approval and adoption of such proposals. Therefore, because the affirmative vote of a majority of the shares of TRCH Common Stock outstanding on the TRCH Record Date is required to approve the Charter Amendment and the affirmative vote of a majority of the shares of TRCH Common Stock represented in person or by proxy and entitled to vote on the Share Issuance and the 1997 Plan Amendment proposals is required to approve such proposals, a "broker non-vote" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will have the effect of a vote against the Charter Amendment and will not be counted as a vote cast on the Share Issuance and the 1997 Plan Amendment. Shares represented by "broker non-votes" will, however, be counted for purposes of determining whether there is a quorum at the TRCH Special Meeting.

  The TRCH Board is not currently aware of any business to be acted upon at the TRCH Special Meeting other than as described herein. If, however, other matters are properly brought before the TRCH Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their judgment. Such adjournments may be for the purpose of soliciting additional proxies. Shares represented by proxies voting against the approval and adoption of the TRCH Proposals will not be voted with respect to any proposal to adjourn the TRCH Special Meeting for the purpose of soliciting additional proxies.

  A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of TRCH a signed notice of revocation or a later-dated signed proxy or by attending the TRCH Special Meeting and voting in person. Attendance at the TRCH Special Meeting will not in itself constitute the revocation of a proxy.

  It is the policy of TRCH to keep confidential proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances.

  The cost of the solicitation of proxies will be paid by TRCH for TRCH proxies. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners, and TRCH will, upon request, reimburse them for their reasonable expenses. TRCH has retained The Financial Relations Board, Inc. ("FRB") to aid in the solicitation of proxies and to verify certain records related to the solicitation at a fee of $10,000 plus expenses. To the extent necessary in order to ensure sufficient representation at the TRCH Special Meeting, TRCH may request by telephone or telegram the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay. TRCH will indemnify FRB against certain liabilities and expenses in connection with the proxy solicitation, including liabilities under the federal securities laws.

  TRCH STOCKHOLDERS DO NOT NEED TO TAKE ANY ACTION WITH RESPECT TO THEIR STOCK CERTIFICATES, WHICH WILL CONTINUE TO EVIDENCE THE SAME NUMBER OF SHARES OF TRCH COMMON STOCK FOLLOWING THE MERGER.

THE RTC SPECIAL MEETING

  Purpose; Time and Place. At the RTC Special Meeting, holders of RTC Common Stock will be asked to vote upon a proposal (the "RTC Proposal") to approve and adopt the Merger Agreement and the transactions contemplated thereby. The RTC Special Meeting will be held at the Sheraton Valley Forge Hotel, North Gulph Road and First Avenue, King of Prussia, Pennsylvania 19406, on February
   , 1998, starting at 1:00 p.m., local time.

  The RTC Board has unanimously determined that the Merger is fair to and in the best interests of RTC and its stockholders and has approved the Merger Agreement. THE RTC BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF RTC VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE RTC SPECIAL MEETING. See "The Merger-- RTC's Reasons for the Merger; Recommendations of the RTC Board."

  For a discussion of (i) the interests that the executive officers of RTC have with respect to the Merger that are different from, or in addition to, the interests of stockholders of RTC generally and (ii) information regarding the treatment of options to purchase RTC Common Stock and other rights of certain directors and executive officers of RTC, see "The Merger--Interests of Certain Persons in the Merger." Such interests, together with other relevant factors, were considered by the RTC Board in making its recommendation and approving the Merger Agreement.

  Voting Rights; Votes Required for Approval. The RTC Board has fixed the close
of business on January    , 1998, as the record date for voting at the RTC
Special Meeting (the "RTC Record Date"). Only holders of record of shares of RTC Common Stock on the RTC Record Date are entitled to notice of and to vote
at the RTC Special Meeting. On the RTC Record Date, there were          shares
of RTC Common Stock outstanding and entitled to vote at the RTC Special
Meeting, held by approximately       stockholders of record. Each holder of
record, as of the RTC Record Date, of RTC Common Stock is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of RTC Common Stock entitled to vote is necessary to constitute a quorum at the RTC Special Meeting. The affirmative vote, in person or by proxy, of the holders of a majority of the shares of RTC Common Stock outstanding on the RTC Record Date is required to approve and adopt the RTC Proposal.

  Share Ownership of Management. At the close of business on the RTC Record Date, directors and executive officers of RTC, as a group, were the beneficial
owners of an aggregate of          shares (approximately     %) of the RTC
Common Stock then outstanding.

  Proxies. All shares of RTC Common Stock represented by properly executed proxies received prior to or at the RTC Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, however, such proxies will be voted FOR the approval of the RTC Proposal. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the RTC Special Meeting, will not be voted and will have the effect of a vote against the RTC Proposal. In accordance with NYSE rules, brokers and nominees are precluded from exercising their voting discretion with respect to the approval and adoption of the RTC Proposal and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the approval and adoption of such proposals. Therefore, because the affirmative vote of a majority of the shares of RTC Common Stock outstanding on the RTC Record Date is required to approve the RTC Proposal, a "broker non-vote" with respect to the RTC Proposal will have the effect of a vote against such proposal. Shares represented by "broker non-votes" will, however, be counted for purposes of determining whether there is a quorum at the RTC Special Meeting.

  The RTC Board is not currently aware of any business to be acted upon at the RTC Special Meeting other than as described herein. If, however, other matters are properly brought before the RTC Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their judgment. Such adjournments may be for the purpose of soliciting additional proxies. Shares represented by proxies voting against the approval and adoption of the RTC Proposal will not be voted with respect to any proposal to adjourn the RTC Special Meeting for the purpose of soliciting additional proxies.

  A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of RTC a signed notice of revocation or a later-dated signed proxy or by attending the RTC Special Meeting and voting in person. Attendance at the RTC Special Meeting will not in itself constitute the revocation of a proxy.

  It is the policy of RTC to keep confidential proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances.

  The cost of the solicitation of proxies will be paid by RTC for RTC proxies. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners; and RTC will, upon request, reimburse them for their reasonable expenses. RTC has retained Georgeson & Company Inc. ("Georgeson") to aid in the solicitation of proxies and to verify certain records related to the solicitation at a fee of $7,500, plus expenses. To the extent necessary in order to ensure sufficient representation at the RTC Special Meeting, RTC may request by telephone or telegram the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay. RTC will indemnify Georgeson against certain liabilities and expenses in connection with the proxy solicitation, including liabilities under the federal securities laws.

  STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR RTC COMMON STOCK WILL BE MAILED TO FORMER RTC STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE CONSUMMATION OF THE MERGER.

                                  THE MERGER

BACKGROUND OF THE MERGER

  Initiation of discussions between TRCH and RTC was principally a response to the consolidation of the dialysis services industry. This consolidation has occurred for several reasons. First, reimbursement rates for dialysis services on a real dollar basis have consistently declined, making it difficult for smaller, independent operators and hospitals to compete against the larger chain providers. Second, independent physician owners are becoming increasingly burdened with administrative tasks and the need to maintain a current knowledge of government regulations, and thus the managerial skills of the chain providers (such as TRCH and RTC) are value-added. Third, the growing presence of managed care payors has increased the demand for dialysis facilities that are high quality, cost-efficient providers of dialysis services with extensive geographic coverage. Finally, the larger chain providers' ability to leverage fixed costs over a larger patient base and offer ancillary services to patients has enabled these providers to increase the profitability of acquired facilities immediately.

  As a result of these factors and the achievement by TRCH of a critical size, the TRCH Board and TRCH's senior management began to consider the possibility of entering into a business combination with another large dialysis provider such as RTC. After consulting with the TRCH Board and TRCH's legal and financial advisors, Victor M.G. Chaltiel, TRCH's Chairman, Chief Executive Officer and President, contacted Robert L. Mayer, Jr., RTC's Chairman, Chief Executive Officer and President on August 15, 1997, to discuss consolidation in the industry and the possibility of a combination of the two companies.

  At a meeting held on August 19, 1997, the RTC Board discussed Mr. Chaltiel's approach to Mr. Mayer, the current state of the dialysis industry and the prospects for RTC's continued growth in a consolidating industry. At this meeting, the RTC Board authorized RTC management to evaluate possible business combinations with other leading dialysis companies and to retain
UBS Securities to advise it with respect to a possible business combination.

  On September 17, 1997, Mr. Chaltiel, Mr. Mayer, Frederick C. Jansen, RTC's Executive Vice President, and representatives from DLJ, TRCH's financial advisor, and UBS Securities met to discuss issues relating to a potential business combination between the two companies, including the dialysis industry in general, the relative strengths and weaknesses of the two companies and an overview of the general business philosophies and strategies of each of TRCH and RTC. As a result of the meeting, the parties determined that additional discussions regarding the respective business strengths and operational strategies of the two companies and an exchange of certain confidential information would be useful to facilitate further discussions regarding a possible business combination.

  On September 24, 1997, TRCH and RTC entered into a confidentiality agreement. Over the weeks that followed, TRCH and RTC and their respective advisors prepared and exchanged preliminary due diligence information, including certain non-public information, and discussed issues relating to a potential business combination, including potential realizable cost savings and synergies and the market perception of a potential transaction between TRCH and RTC.

  On September 25, 1997, RTC management discussed with the RTC Board the results of its preliminary evaluation of possible business combinations as well as other strategic alternatives. Management recommended, and the RTC Board approved, further evaluation of a possible business combination with TRCH.

  On October 7, 1997, representatives from DLJ met with Mr. Chaltiel to discuss issues relating to a potential business combination, including the recent stock market performances of TRCH and RTC and the potential cost savings and synergies which might result from a combination of the two companies.

  During the month of October, the senior management of TRCH and RTC separately evaluated the merits of a strategic transaction, reviewed their respective strategic and operational plans and considered other strategic and financial alternatives.

  On October 24, 1997, John E. King, TRCH's Chief Financial Officer, along with other representatives from TRCH and DLJ, met in New York with Mr. Jansen, Ronald H. Rodgers, Jr., RTC's Chief Financial Officer, and representatives from UBS Securities, to discuss the respective business strengths, operational strategies and financial results of each of TRCH and RTC, potential cost savings and synergies which might result from a combination of the two companies and procedural matters with respect to a potential transaction. At this time the parties determined to proceed with discussions and detailed due diligence investigations of the respective companies.

  During the week of October 27, 1997, representatives from TRCH and its legal and financial advisors began to conduct a detailed review of RTC's business, examining operational, financial and legal information. Simultaneously, representatives from RTC and its legal and financial advisors began a similar review of TRCH's operational, financial and legal information.

  On October 28, 1997, the TRCH Board met for a regularly scheduled board meeting. At the request of Mr. Chaltiel, DLJ made a presentation to the TRCH Board discussing dialysis industry dynamics, including the recent acceleration of the consolidation trend, and TRCH's discussions with RTC with respect to a potential transaction, including a review of the business, operating and financial results and prospects of RTC, TRCH's and RTC's initiation of detailed due diligence investigations and the potential strategic and financial benefits of such a transaction. The TRCH Board authorized Mr. Chaltiel to continue TRCH's investigation of RTC and to begin negotiations with RTC at Mr. Chaltiel's discretion.

  On October 30, 1997, at a meeting of the RTC Board, representatives of RTC management discussed their views with the RTC Board as to the prevailing conditions in the dialysis services industry, the strategic options available to RTC, the likelihood of future consolidation in the industry and the potential strategic, financial and operational benefits of a potential business combination. Representatives of UBS Securities reviewed with the RTC Board information concerning the business, results of operations, financial position and prospects of each of RTC and TRCH and various matters relevant to the RTC Board's consideration of a potential transaction with TRCH. Coopers & Lybrand L.L.P. ("Coopers & Lybrand") discussed with the RTC Board certain accounting issues that might arise in connection with any transaction with TRCH. The outside directors of RTC also met, not in the presence of Mr. Mayer, Mr. Jansen or any other members of RTC management, to discuss various management issues arising in connection with a potential transaction.

  On November 7, 1997, Mr. Chaltiel and Mr. King from TRCH and Mr. Mayer, Mr. Jansen and Mr. Rodgers from RTC, along with representatives from DLJ and UBS Securities, met to discuss the terms and structure of a possible transaction, including the form of consideration, valuation, and certain management and organizational issues. At this meeting, Mr. Chaltiel and Mr. Mayer discussed a stock-for-stock transaction with a fixed exchange ratio of 1.335 shares of TRCH Common Stock for each share of RTC Common Stock.

  From November 5, 1997 through November 7, 1997, RTC management spoke individually with each member of the RTC Board regarding the status of the potential transaction with TRCH. On November 7, 1997, the outside directors of RTC discussed the most recent developments in the negotiations between RTC and TRCH, including the proposed exchange ratio and the request from TRCH for substantial non-competition agreements from the senior employees of RTC, and reviewed the material terms of the existing employment, bonus, non-competition and severance arrangements with senior management.

  On November 11, 1997, Mr. Chaltiel conducted a conference call with the TRCH Board and DLJ to update the TRCH Board with respect to the November 7, 1997 meeting. The TRCH Board authorized Mr. Chaltiel to continue negotiations with RTC.

  On November 12, 1997 and November 13, 1997, Mr. Chaltiel met with Mr. Mayer and other senior members of RTC's management for further discussions regarding various operational and organizational issues relating to the proposed business combination.

  During the period between November 12, 1997 and November 14, 1997, RTC management spoke individually with each member of the RTC Board regarding the status of the negotiations with TRCH. A meeting of the Compensation Committee of the RTC Board was held on November 14, 1997. At this meeting, the Compensation Committee reviewed with RTC's legal counsel the proposed non-competition covenants and related payments.

  On November 15, 1997, representatives from TRCH and its financial advisors met to begin finalizing TRCH's detailed due diligence. Over the next several days, representatives from TRCH, RTC and their respective legal and financial advisors discussed the remaining operational and organizational issues relating to the proposed transaction.

  On November 16, 1997, a special meeting of the RTC Board was held. The RTC Board discussed with management and representatives of UBS Securities the principal economic terms of the proposed transaction, in particular, the concepts of a fixed exchange ratio and the absence of any "collar" mechanism. RTC's legal counsel discussed with the RTC Board the proposed terms of the draft Merger Agreement. The representatives of RTC management and RTC's financial and legal advisors then discussed with the RTC Board the significant open issues with respect to the proposed transaction, including issues relating to each party's due diligence, confirmation of the availability of pooling of interests accounting treatment, various matters relating to the draft Merger Agreement and TRCH's continued request for significant non-competition agreements from a number of the senior employees of RTC. The RTC Board adjourned to the afternoon of November 17, 1997, at which time an additional meeting was held to review additional developments and to consider and vote upon the proposed transaction. The RTC Board received a detailed report from UBS Securities regarding the fairness opinion of such firm with respect to the Exchange Ratio, background information regarding each of RTC and TRCH and a pro forma overview of the combined entity. UBS Securities delivered its oral opinion to the RTC Board that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the stockholders of RTC (and such oral opinion was subsequently confirmed by delivery of the written opinion of UBS Securities dated November 18, 1997). RTC's legal counsel reviewed with the RTC Board the material changes to the proposed terms of the Merger Agreement as well as the various non-competition and employment agreements that were being sought by TRCH. Based on the foregoing, the RTC Board unanimously resolved that the Merger and the Merger Agreement were fair to and in the best interests of RTC and its stockholders, approved the Merger, the Merger Agreement and the related transactions and recommended that the holders of RTC Common Stock approve and adopt the Merger Agreement.

  On November 17, 1997, the TRCH Board held a special meeting to consider the terms of the proposed transaction. Members of TRCH's senior management, TRCH's legal advisor and representatives of DLJ made presentations to TRCH's Board and discussed with the members certain operational, financial and legal analyses of various aspects of the proposed merger and certain strategic benefits and post-merger operational efficiencies, including potential cost savings and synergies, resulting therefrom. During the course of such meeting, the TRCH Board raised certain questions regarding specific terms of the draft Merger Agreement and the related transactions and instructed TRCH's legal advisors to continue negotiations. At this point, the TRCH Board adjourned and subsequently reconvened to consider and vote upon the proposed transaction. Following additional presentations by members of TRCH's senior management, legal and financial advisors, including DLJ's delivery of its opinion that the Exchange Ratio was fair to the stockholders of TRCH from a financial point of view, and a summary of the results of the negotiations, and after extensive consideration, the TRCH Board determined by a unanimous vote that (i) the transactions contemplated by the Merger Agreement were in the best interests of TRCH and (ii) the Exchange Ratio is fair to the stockholders of TRCH from a financial point of view. Subsequently, the TRCH Board adopted and approved the Merger Agreement and the transactions contemplated thereby.

TRCH'S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE TRCH BOARD

  The TRCH Board believes the terms of the Merger Agreement and the transactions contemplated thereby are in the best interests of TRCH and its stockholders. Accordingly, the TRCH Board has unanimously approved the Merger.

  In the course of regularly scheduled TRCH Board meetings over the past two years, the TRCH Board discussed the consolidation in the dialysis industry and TRCH's participation in such consolidation. Recently, these discussions have centered around the possibility of TRCH making a significantly larger acquisition than the ones it had theretofore completed. Though no actions were taken with respect to any specific transaction, the TRCH Board charged management with the ongoing responsibility of assessing potential acquisitions of significant size which would allow TRCH to continue its aggressive growth strategy and leverage its quality dialysis services, ancillary programs and corporate infrastructure.

  In connection with its consideration of the Merger and the Merger Agreement, the TRCH Board consulted with TRCH management, as well as its financial and legal advisors, and considered a number of factors. Many of these factors relate to the ability of the combined company to take advantage of achieving its position as the largest independent provider of dialysis services in the United States while continuing to grow aggressively with respect to geographic presence, patients and revenues. In particular, the Merger strengthens TRCH's position in eleven existing markets and adds 13 new markets to grow its domestic presence and also provides a platform for significant international growth. The following details some, but not all, of the factors considered by the TRCH Board:

    (i) that the Merger will solidify TRCH's position as the largest independent provider of dialysis services in the U.S., making TRCH a more attractive partner for future acquisitions and strategic alliances;

    (ii) that the addition of RTC's facilities in complementary market areas as well as its clustered facility networks in new areas, improves the combined company's ability to pursue strategic acquisitions and partnerships and to form managed care alliances in the future;

    (iii) that the size of the combined company will enable it to achieve enhanced operating and purchasing efficiencies;

    (iv) that the combination with RTC will provide TRCH with the ability to devote greater resources to expand into selected, highly fragmented international dialysis markets, an area that TRCH and RTC believe will form a significant portion of the combined company's future growth;

    (v) that TRCH has identified pre-tax cost savings and synergies (net of incremental costs) expected to be realized as a result of the Merger of $8.2 million in 1998 and $22.8 million per year in 1999 and thereafter, mainly derived from: (i) the elimination of duplicative overhead expenses;
  (ii) rationalized drug and supply utilization; (iii) enhanced purchasing efficiencies; (iv) improvements in labor productivity and skill mix; (v) enhanced revenue growth through applying TRCH's ancillary and value-added services (i.e., lab, pharmacy, etc.) to RTC's patients and (vi) increased revenue potential resulting from a recent legislative change in Medicare as secondary payor, and that TRCH believes that there are also other additional cost savings and synergies which may be realized in 1998 and beyond;

    (vi) that after giving effect to the expected pre-tax cost savings and synergies, the Merger is expected by TRCH to be accretive to its earnings in the year ending December 31, 1998 and thereafter;

    (vii) that by providing TRCH with the opportunity to combine with a company having an extensive dialysis facilities network in markets TRCH does not currently operate in, the Merger will create a stronger, more geographically diverse company that will be attractive to managed care networks seeking broad geographic coverage;

    (viii) information with respect to the financial condition, business, operations and prospects of both TRCH and RTC on a historical and prospective basis, including certain information reflecting the two companies on a pro forma combined basis, and treating the Merger as a pooling of interests for accounting purposes;

    (ix) the tax-free nature of the Merger;

    (x) the financial presentation and opinion of DLJ;

    (xi) the terms of the noncompetition agreements entered into by certain members of RTC management and

    (xii) the terms of the Merger Agreement.

  The foregoing list of the information and factors considered by the TRCH Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the TRCH Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the TRCH Board may have given different weights to different factors.

  THE TRCH BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF TRCH VOTE "FOR" THE APPROVAL OF THE SHARE ISSUANCE AND THE CHARTER AMENDMENT.

RTC'S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE RTC BOARD

  The RTC Board believes that the United States dialysis services industry currently is undergoing significant change in response to competitive pressures from customers, service providers and suppliers. The RTC Board expects that the current growth and national expansion of health maintenance organizations and other managed care providers, the pressure to reduce the costs to the federal government and the taxpayers of the Medicare and Medicaid programs and the ongoing national debate regarding healthcare reform will lead over time to a significant increase in the percentage of ultimate purchasers of dialysis services who are driven primarily, if not solely, by price as the governing factor, without regard to relationships with doctors, quality of service or convenience. At the same time, physicians and medical technicians are becoming increasingly aware that the traditional sole practitioner model for medical practice is economically marginal and, as evidenced by the growth in physician practice management companies in other areas of the healthcare industry, physicians and medical technicians are combining their resources to improve their own bargaining power. Finally, increasing consolidation in the pharmaceutical and medical technology industries has resulted in substantial companies with significant bargaining power providing key products and services to the providers of dialysis services.

  In response to these competitive pressures, the RTC Board believes that substantial consolidation is inevitable in the dialysis services industry. Historically, RTC has been at the forefront of this consolidation and has expanded rapidly, primarily through acquisitions, increasing the number of dialysis centers in its network from 78 as of December 31, 1995 to its current level of 178 centers. However, the RTC Board believes that it is very important for RTC to maintain its current growth rate if it is to continue to deliver earnings growth to stockholders while countering the competitive pressures imposed by larger customers, more vertically integrated service providers and larger suppliers.

  The RTC Board believes that the Merger represents a unique opportunity to create a preeminent, independent dialysis services company with broad geographic diversification, strong growth potential and the ability to compete effectively in the new environment. The Merger will create the leading independent provider of dialysis services in the United States, as well as provide the financial strength to the combined company necessary to allow it to expand rapidly into selected, highly fragmented international dialysis markets.

  For the foregoing reasons, the RTC Board unanimously believes that the Merger and the Merger Agreement are fair to and in the best interests of RTC and its stockholders. The following are the material factors considered by the RTC Board in reaching its conclusion, certain of which factors contain both positive and negative elements:

    (i) the judgment, advice and analysis of its management and UBS Securities with respect to the conditions in the dialysis services industry, the strategic options available to RTC, the likelihood of future consolidation in the industry and the strategic, financial and operational benefits of the Merger, which benefits include, among others, the enhanced ability of the combined company to compete nationally and internationally;

    (ii) information concerning the business, results of operations, financial condition and prospects of each of RTC and TRCH;

    (iii) the enhanced ability of the combined company to pursue strategic acquisitions and partnerships where there is an opportunity to enhance the combined company's operations and to better respond to challenges that healthcare providers are expected to face as a result of continued healthcare reform;

    (iv) current economic and market conditions;

    (v) advice from Coopers & Lybrand, RTC's independent accountants with respect to the availability of pooling of interests accounting treatment for the transaction; and analysis and advice from RTC management and UBS Securities with respect to the pro forma impact of the Merger on the combined financial statements of RTC and TRCH, and the potential efficiencies and cost savings expected to be realized by TRCH as a result of the combination of the operations of RTC and TRCH;

    (vi) information concerning the current and historical stock price performance of RTC and TRCH, including the fact that the TRCH Common Stock has, in general, traded at higher financial multiples than the RTC Common Stock, reflecting, among other things, an expectation on the part of the securities markets that TRCH is likely to maintain a higher rate of growth in the future than RTC;

    (vii) the fact that Mr. Mayer, the Chairman, Chief Executive Officer and President of RTC, would be a director of TRCH following the Merger, and information showing that there was significant overlap between the stockholders of RTC and the stockholders of TRCH, which the RTC Board interpreted as reflecting confidence on the part of RTC's existing stockholders in the current board of directors of TRCH;

    (viii) the advice of its counsel that the transaction could be accomplished on a tax-free basis for federal income tax purposes;

    (ix) the fact that the Merger Agreement and related documentation provides that certain officers of RTC, including Mr. Mayer, Mr. Jansen, Mr. Rodgers, Thomas J. Karl, Vice President, General Counsel and Secretary, Barbara A. Bednar, Vice President and Chief Operating Officer of Dialysis Services, and Mark Zawiski, Vice President of Reimbursement Programs and Managed Care, would be subject to constructive discharge at the consummation of the Merger, thus resulting in those individuals becoming entitled to terminate their employment with RTC and receive certain payments in connection therewith (see "The Merger--Interests of Certain Persons in the Merger" for a more detailed discussion of the amounts to be paid to these officers as well as a description of the other material interests of these officers in the Merger);

    (x) the financial presentation of UBS Securities and the written opinion of such firm that, as of November 18, 1997, and subject to certain considerations set forth therein, the Exchange Ratio was fair to the holders of RTC Common Stock (other than TRCH and its affiliates), from a financial point of view;

    (xi) the absence of any "collar" or termination right on the part of RTC linked to the TRCH stock price, which the RTC Board concluded was appropriate in light of the relative size of RTC and TRCH, the overlapping ownership and the fact that both companies were in the same line of business and

    (xii) the provisions of the Merger Agreement, including those that would restrict the ability of the RTC Board to solicit or negotiate alternative proposals, would require the RTC Board to recommend the Merger to its stockholders, would (in certain limited circumstances) allow RTC to terminate the Merger Agreement and would require RTC under certain circumstances to pay a termination fee to TRCH.

  The foregoing list of the information and factors considered by the RTC Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the

RTC Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the RTC Board may have given different weights to different factors.

  THE RTC BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF RTC VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINION OF DLJ, FINANCIAL ADVISOR TO TRCH

  TRCH selected DLJ as its exclusive financial advisor with respect to the Merger because DLJ is an internationally recognized investment banking firm that has substantial experience in the healthcare industry and is familiar with, and has had a prior investment banking relationship with, TRCH. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  As part of its role as financial advisor to TRCH, DLJ was asked to render an opinion to the Board of Directors of TRCH as to the fairness from a financial point of view to the stockholders of TRCH of the Exchange Ratio. On November 17, 1997, DLJ delivered to the TRCH Board its written opinion (the "DLJ Opinion") to the effect that, as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Exchange Ratio as set forth in the Merger Agreement was fair to the stockholders of TRCH from a financial point of view.

  A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS ANNEX B. HOLDERS OF TRCH COMMON STOCK ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY FOR THE PROCEDURES FOLLOWED, THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW MADE BY DLJ IN CONNECTION WITH SUCH OPINION. THE DLJ OPINION WAS PREPARED FOR THE TRCH BOARD AND IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO THE STOCKHOLDERS OF TRCH FROM A FINANCIAL POINT OF VIEW. THE DLJ OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE ON THE MERGER, NOR DID IT CONSTITUTE A RECOMMENDATION TO ANY MEMBER OF THE TRCH BOARD AS TO HOW SUCH MEMBER SHOULD HAVE VOTED ON THE MERGER.

  The DLJ Opinion does not constitute an opinion as to the prices at which TRCH Common Stock will actually trade at any time, including the Effective Time. DLJ was not requested to, and did not, recommend the amount of the Exchange Ratio and was not requested to, and did not, participate in negotiating the terms of the Merger or any other aspect of the Merger. DLJ was requested to evaluate, from a financial point of view, the fairness of the Exchange Ratio to the stockholders of TRCH. The type and amount of consideration offered in the Merger was determined in arm's-length negotiations between TRCH and RTC. No restrictions or limitations were imposed by TRCH upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ Opinion. In addition, DLJ received no instructions to, and did not, seek or solicit alternative transactions.

  In arriving at its opinion, DLJ reviewed, among other things, a draft of the Merger Agreement dated November 17, 1997, including exhibits thereto. DLJ also reviewed financial and other information that was publicly available or furnished to it by TRCH and RTC, including information provided during discussions with their respective managements. Included in the information provided to DLJ were certain financial projections of TRCH and RTC prepared by management of TRCH and RTC, respectively. In addition, DLJ compared certain financial and securities data of TRCH and RTC with various other companies whose securities are traded in the public markets, reviewed historical stock prices and trading volumes of TRCH Common Stock and RTC Common Stock, analyzed the impact of the Merger on the historical and projected financial results of TRCH, examined the relative contribution of the financial results of TRCH and RTC to their combined operations, reviewed prices and premiums paid in certain other business combinations, prepared a discounted cash flow valuation of RTC and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for the purposes of its opinion.

  In rendering the DLJ Opinion, DLJ, with the consent of the Board of Directors of TRCH, relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by TRCH and RTC or their respective representatives or that was otherwise reviewed by DLJ. DLJ also, with the consent of the Board of Directors of TRCH, assumed that the financial projections supplied to it were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of TRCH and RTC as to the future operating and financial performance of TRCH and RTC, respectively, and of the operating synergies and other cost reductions achievable as a result of the Merger. DLJ did not make any independent investigation of any legal matters affecting TRCH or RTC, and assumed the correctness of all legal advice given to each of them and to the TRCH Board, including advice as to the tax consequences of the Merger. DLJ has not assumed any responsibility for making any independent evaluation or appraisal of the assets or liabilities of TRCH or RTC or for making any independent verification of any information reviewed by it.

  The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of the DLJ Opinion and does not speak to any date other than the date on which the DLJ Opinion was delivered. Although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion as a result of changes in such conditions or otherwise.

  The following is a brief summary of the principal financial analyses performed by DLJ to arrive at its opinion dated November 17, 1997. This summary does not purport to be a complete description of the analyses performed by DLJ. DLJ drew no specific conclusions from any of these analyses but subjectively factored its observations from these analyses into its qualitative assessment of the relevant facts and circumstances:

  Analysis of Certain Other Publicly Traded Companies. To provide contextual data and comparative market information, DLJ compared selected historical and projected financials and operating data and ratios for RTC to corresponding data and ratios of certain companies in the dialysis industry whose securities are publicly traded. In conducting its analysis, DLJ compared the ratios implied by the Exchange Ratio to the ratios implied from the market valuation of publicly traded companies selected by DLJ based upon qualitative factors which DLJ deemed relevant based upon its experience in the healthcare industry, which included Renal Care Group, Inc. ("RCGI") and TRCH (collectively, the "Selected Dialysis Companies"). The Selected Dialysis Companies are the only two pure-play publicly traded dialysis service providers with sales in excess of $50 million for the latest twelve months, as of the date of this analysis for which public information is available.

  Data and ratios considered included: the ratio of enterprise value to latest quarter annualized ("LQA") revenues; LQA earnings before interest, taxes, depreciation, and amortization ("EBITDA"); LQA earnings before interest and taxes ("EBIT"); and number of patients; the ratio of market price per share to 1997 projected earnings per share; and the ratio of market price per share to 1998 projected earnings per share. Because companies in this industry make a significant number of acquisitions each quarter, the cash flows of these companies are not consistent over a twelve month period. However, because any given facility will have steady cash flows over the course of the year, it is possible to annualize the latest quarter's financial performance to gauge the overall performance of a company's facilities. As a result, the ratios presented were based on latest quarter annualized as opposed to the latest twelve months results. All projected information for the Selected Dialysis Companies was obtained from First Call Research Direct, a third-party service which summarizes the estimates made by analysts employed by several investment banking firms and from the published reports of research analysts employed by investment banking firms, including analysts employed by DLJ. Enterprise value was defined as the sum of the principal amount of a company's debt and minority interests in consolidated subsidiaries plus the market value of its equity securities less cash in excess of working capital requirements. EBITDA was selected for analysis by DLJ because it is a widely used estimate of cash flows generated by operations. EBIT was selected by DLJ because it is a measure of operating performance. Historical financial information used in connection with the ratios provided below with respect to the Selected Dialysis Companies and RTC was as of the most recent financial statements publicly available for each company as of November 14, 1997.

  This analysis resulted in: (i) ratios of enterprise value to LQA revenues of 4.0x for RCGI and 3.8x for TRCH compared to 3.9x for RTC at the Exchange Ratio, (ii) ratios of enterprise value to LQA EBITDA of 19.9x for RCGI and 15.2x for TRCH compared to 15.0x for RTC at the Exchange Ratio, (iii) ratios of enterprise value to LQA EBIT of 25.2x for RCGI and 20.4x for TRCH compared to 21.8x for RTC at the Exchange Ratio, (iv) ratios of enterprise value to total patients of $108,121 for RCGI and $122,358 for TRCH compared to $115,083 for RTC at the Exchange Ratio, (v) ratios of market price to LQA earnings per share of 39.8x for RCGI and 35.4x for TRCH compared to 35.8x for RTC at the Exchange Ratio and (vi) ratios of market price to 1997 and 1998 projected earnings per share of 41.7x and 29.2x, respectively, for RCGI and 38.4x and 26.6x, respectively, for TRCH compared to 37.1x and 25.6x, respectively, for RTC at the Exchange Ratio.

  No company utilized in the comparable company analysis is identical to RTC. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of RTC and other factors that could affect the public trading value of the Selected Dialysis Companies or Company to which they are being compared.

  Common Stock Trading Price History. DLJ analyzed the history of trading prices for the RTC Common Stock over the twelve months ended November 17, 1997. Over the 52 weeks prior to November 17, 1997, the date DLJ delivered its opinion to TRCH's Board of Directors, RTC Common Stock traded between $20.00 and $37.75 per share and had a price immediately prior to this date of $37.75 per share. DLJ also reviewed the history of trading prices for the RTC Common Stock for the periods 90 days and 30 days prior to November 17, 1997. Over the 90 days prior to this date, RTC Common Stock traded between $26.69 and $37.75 per share. Over the 30 days prior to this date, RTC Common Stock traded between $30.75 and $37.75 per share.

  Historical Exchange Ratio Analysis. DLJ compared the Exchange Ratio to the ratio implied by dividing the RTC Common Stock closing stock price by the TRCH Common Stock closing stock price over several time periods during the twelve months ended November 14, 1997. The time periods selected for analysis were as follows: last twelve months, last 90 days, last 60 days, last 30 days and last 10 days. The average implied exchange ratio for each aforementioned time period was 1.22, 1.18, 1.17, 1.11, and 1.13, respectively.

  Pro Forma Earnings Per Share Impact Analysis. DLJ analyzed certain pro forma effects resulting from the Merger. In conducting its analysis, DLJ relied upon the assumptions described above and the financial projections (including synergies) provided by the managements of TRCH and RTC. Using the financial information and projections provided to DLJ by RTC's and TRCH's respective managements, DLJ reviewed the impact on TRCH's 1998 and 1999 projected earnings per share resulting from the Merger. DLJ's analysis considered accretion/dilution after giving effect to the synergies and other cost reductions estimated by TRCH's management. The pre-tax synergies and other cost reductions estimated by TRCH's management were $8.2 million and $22.8 million in 1998 and 1999, respectively. This analysis revealed that the Merger would be accretive to 1998 and 1999 projected earnings per share, excluding one-time Merger-related expenses.

  Relative Contribution Analysis. DLJ reviewed the relative contribution to TRCH after the Merger of TRCH, as a standalone enterprise, and RTC, as a standalone enterprise. DLJ relied upon estimates of 1997 and 1998 financial information provided by TRCH's and RTC's respective managements in performing this analysis. As of November 14, 1997 TRCH and RTC provided 54.2% and 45.8%, respectively, of the combined enterprise value and 54.0% and 46.0%, respectively of the combined equity value. Based on projected fiscal year ending December 31, 1997, TRCH's treatments, revenues, EBITDA, EBIT and net income represent 55.2%, 56.7%, 55.7%, 58.6% and 56.6%, respectively of the combined entity, without including the impact of synergies and other cost reductions. Based on projected fiscal year ending December 31, 1998, TRCH's treatments, revenues,

EBITDA, EBIT and net income represent 54.0%, 55.1%, 53.3%, 56.2% and 56.1%, respectively, of the combined entity, without including the impact of synergies and other cost reductions.

  Comparable Transaction Analysis. DLJ reviewed the implied valuation multiples of two transactions in the dialysis industry: (i) Incentive AB's acquisition of Vivra in 1997 (the "Vivra Transaction") and (ii) Gambro AB's acquisition of Ren Corporation in 1995 (the "Ren Corp. Transaction"). DLJ made the analysis referred to in (i) above because it is the most recent, completed acquisition of a dialysis service provider and in (ii) above because it is the only other acquisition transaction of a publicly traded dialysis service provider for which valuation material is publicly available. The consideration received in both the Vivra Transaction and the Ren Corp. Transaction was cash and both acquisitions were accounted for under the purchase method of accounting. In addition, the Ren Corp. Transaction involved Gambro AB acquiring the remaining 47% of Ren Corp. it did not already own. In reviewing the multiples in the transactions set forth above, DLJ compared the ratios implied by the Exchange Ratio to the ratios implied by the Vivra Transaction and the Ren Corp. Transaction. This analysis resulted in: (i) ratios of enterprise value implied by the consideration paid to LQA revenues of 2.4x for the Vivra Transaction and 2.5x for the Ren Corp. Transaction and 3.9x for the Merger at the Exchange Ratio, (ii) ratios of enterprise value implied by the consideration paid to LQA EBITDA of 13.1x for the Vivra Transaction, 11.8x for the Ren Corp. Transaction and 15.0x for the Merger at the Exchange Ratio,
(iii) ratios of enterprise value implied by the consideration paid to LQA EBIT of 17.3x for the Vivra Transaction, 18.1x for the Ren Corp. Transaction and 21.8x for the Merger at the Exchange Ratio, (iv) ratios of enterprise value implied by the consideration paid to total patients of $95,886 for the Vivra Transaction, $70,713 for the Ren Corp. Transaction and $115,083 for the Merger at the Exchange Ratio and (v) ratios of equity value implied by the consideration paid to LQA net income of 26.2x for the Vivra Transaction, 33.3x for the Ren Corp. Transaction and 35.8x for the Merger at the Exchange Ratio. The consideration paid in (i) through (iv) is deemed to include the debt (net of cash) assumed in the respective transactions and in (i) through (v) above, in the case of the Ren Corp. Transaction, the consideration paid is deemed to include the equity stake previously owned by Gambro AB.

  No transaction utilized in the comparable transaction analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of TRCH and RTC and other factors that could affect the acquisition value of the companies to which they are being compared.

  Premium Analysis. DLJ performed a comparison of the premium represented by the Exchange Ratio to publicly available information regarding premiums over market price offered in (i) selected healthcare services transactions since January 1, 1996, (ii) the Vivra Transaction and (iii) the Ren Corp. Transaction. DLJ reviewed the consideration paid in each such transaction in terms of the percentage premium represented by the offer prices (represented, in the case of a transaction in which all or part of the consideration was in the form of common stock of the acquiror, that portion of the consideration offered in the form of common stock which was represented by the acquirors' stock price on the day prior to the announcement of the transaction multiplied by the exchange ratio) over the market prices one day, one week and one month prior to the announcement date of each respective transaction. DLJ indicated that for the selected healthcare services transactions, the average premiums paid to the market price one day, one week and one month prior to announcement were 19.8%, 25.3% and 34.0%, respectively. In addition, the premiums paid to Vivra's stock price one day, one week and one month prior to announcement were 26.1%, 41.8% and 35.7%, respectively. Finally, the premiums paid to Ren Corp.'s stock price one day, one week and one month prior to announcement were 27.0%, 20.3% and 26.0%, respectively. DLJ calculated the premium, represented by multiplying TRCH's stock price by the Exchange Ratio to RTC's closing stock prices one day, one week and one month prior to November 17, 1997, the date DLJ delivered its opinion to TRCH's Board of Directors. The Exchange Ratio would have represented premiums of 10.1%, 22.0% and 25.9%, respectively, for one day, one week and one month prior to, November 17, 1997.

  Discounted Cash Flow Valuation Analysis. DLJ performed a discounted cash flow analysis for the five-year period ending with the 2002 fiscal year on the standalone unlevered free cash flows of RTC. DLJ performed its analysis using RTC's management's estimates of future performance and the future results of operations of RTC.

Unlevered free cash flows were calculated as the after-tax operating earnings of RTC plus depreciation, amortization and other non-cash items, minus (or plus) net increases (or decreases) in non-cash working capital, minus projected capital expenditures. DLJ calculated terminal values at the end of the period by applying a range of selected terminal exit multiples to EBITDA in the year 2002. DLJ chose a high range of EBITDA exit multiples based on the LQA EBITDA multiples implied by the current market valuations of the Selected Dialysis Companies and RTC and the forecasted EBITDA growth of RTC over the next five years. However, DLJ then applied a discount to these multiples to reflect the lower expected growth rate after five years and arrived at a range of multiples from 8.0 to 11.0 times EBITDA. The unlevered free cash flows and terminal values were then discounted to the present using a range of discount rates from 11.0% to 15.0%, representing an estimated range of the weighted average cost of capital of RTC based upon DLJ's subjective judgments about, among other things, the capital markets, RTC's prospects and the dialysis industry. The terminal exit multiple represents an estimate of the value of RTC's earnings at the end of five years, representing the three year period covered by RTC's management projections and an additional two year period covered by an extrapolation of RTC's management projections by DLJ. This analysis implied a per share value of RTC ranging from $31.80 to $60.60.

  Certain Assumptions. In performing the discounted cash flow valuation, pro forma earnings per share impact analysis and relative contribution analysis described above, DLJ relied on projections prepared by the respective managements of RTC and TRCH as to cash flows and certain other performance measures. DLJ was informed by the management of TRCH that its projections were based on certain assumptions with respect to same center growth in number of patients and revenues, number of acquired patients and the related capital cost, number of de novo facilities and the level of ancillary usage. DLJ was informed by the management of RTC that its projections were based on certain assumptions with respect to same center growth in number of patients and revenues, number of acquired patients and the related capital cost, number of de novo facilities and the level of ancillary usage. In rendering its opinion, DLJ did not independently verify the projections provided to it by the respective managements of TRCH and RTC's, or the assumptions underlying such projections.

  The summary set forth above does not purport to be a complete description of the analyses performed and factors considered by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analysis must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinions. Furthermore, in arriving at its fairness opinion, DLJ did not attribute any particular weight to any analysis, or factor considered by it, but rather made subjective and qualitative judgments as to the significance and relevance of each analysis and factor. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  Pursuant to the terms of an engagement letter dated November 12, 1997, DLJ is entitled to (i) a fee of $750,000 for rendering its fairness opinion, and
(ii) a transaction fee of $4,250,000, less the amounts set forth in (i) above, upon consummation of the Merger. Additionally, in the event that TRCH does not consummate the Merger and TRCH receives any termination fees from RTC, DLJ shall receive the lesser of (i) 20% of such termination fees received by TRCH and (ii) $4,250,000. TRCH has also agreed to reimburse DLJ for its reasonable out-of-pocket expenses (including the reasonable fees and expenses of DLJ's counsel) incurred in connection with its engagement, and to indemnify DLJ and certain of its related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and TRCH believe are customary in transactions of this nature, were negotiated at arm's length between TRCH and DLJ, and DLJ and the TRCH Board were aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger.

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

  DLJ has performed investment banking and other services for TRCH in the past and received usual and customary compensation in connection with such services. These services included: (i) underwriting four equity offerings including TRCH's initial public offering in November 1995 and three subsequent follow-on offerings in April 1996, October 1996 and August 1997, (ii) acting as documentation agent in connection with a $400 million senior credit facility in September 1996 and (iii) together with certain of its affiliates, acting as syndication agent and co-arranger in connection with a $1.05 billion senior credit facility in October 1997 (and certain consents have been provided or may be requested by TRCH of DLJ or such affiliates in connection with the Merger). In addition, Peter T. Grauer, an employee of DLJ Merchant Banking Partners, L.P. ("DLJMBP"), an affiliate of DLJ, has been a director of TRCH since August 1994. In August 1994, DLJMBP acquired a majority interest in TRCH and until November 1995, at which point its interest was reduced to 25.9%, DLJMBP had the right to appoint a majority of TRCH's Board of Directors. DLJMBP has had no ownership interest in TRCH since August 20, 1997.

  DLJ provides a full range financial, advisory and brokerage services and, in the ordinary course of business, actively trades the equity securities of TRCH and RTC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF UBS SECURITIES, FINANCIAL ADVISOR TO RTC

  On November 17, 1997, at the request of the RTC Board, UBS Securities rendered its oral opinion to the RTC Board (subsequently confirmed by delivery of a written opinion dated November 18, 1997) to the effect that, as of the date of such opinion, and subject to the various assumptions and limitations set forth in such opinion, the Exchange Ratio was fair, from a financial point of view, to the stockholders of RTC (other than TRCH or any of its affiliates).

  THE FULL TEXT OF THE OPINION OF UBS SECURITIES, DATED NOVEMBER 18, 1997, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY UBS SECURITIES, IS ATTACHED AS ANNEX C HERETO AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF RTC COMMON STOCK ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. THE OPINION OF UBS SECURITIES IS DIRECTED ONLY TO THE EXCHANGE RATIO AND DOES NOT ADDRESS THE UNDERLYING DECISION BY RTC TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF RTC COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. FURTHERMORE, UBS SECURITIES EXPRESSES NO VIEW AS TO THE PRICE OR TRADING RANGE FOR SHARES OF TRCH COMMON STOCK FOLLOWING THE CONSUMMATION OF THE MERGER. THE SUMMARY SET FORTH HEREIN OF THE OPINION OF UBS SECURITIES IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED HERETO AS ANNEX C.

  In connection with its opinion, UBS Securities reviewed and considered such financial and other matters as it deemed relevant, including, among other things: (i) the Merger Agreement; (ii) certain publicly available information for RTC and TRCH, including the RTC 10-K and the TRCH 10-K, and each of the quarterly reports of RTC and TRCH filed on Form 10-Q for the quarter ended September 30, 1997; (iii) certain internal financial analyses, financial forecasts, reports and other information concerning RTC and TRCH furnished to UBS Securities by the respective managements of RTC and TRCH; (iv) discussions UBS Securities has had with certain members of the managements of each of RTC and TRCH concerning the historical and current business operations, financial conditions and prospects of RTC and TRCH and such other matters UBS Securities deemed relevant; (v) the reported price and trading histories of the shares of RTC Common Stock and TRCH Common Stock as compared to the reported price and trading histories of certain publicly traded companies UBS Securities deemed relevant; (vi) the respective financial conditions of RTC and TRCH as compared to the financial conditions of certain other companies UBS Securities deemed relevant; (vii) certain financial terms of the Merger as compared to the financial terms of selected other business combinations UBS Securities deemed relevant; and (viii) such other information, financial studies, analyses and investigations and such other factors that UBS Securities deemed relevant for the purposes of this opinion.

  In conducting its review and arriving at its opinion, UBS Securities, with RTC's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information that was provided to UBS Securities by RTC and TRCH, respectively, or publicly available, and UBS Securities did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. UBS Securities, with RTC's consent, assumed that the financial forecasts which it examined were reasonably prepared by the respective managements of RTC and TRCH on bases reflecting the best currently available estimates and good faith judgments of such managements as to the competitive, operating and regulatory environments and the related financial performance of RTC and TRCH, as the case may be, for the relevant periods. UBS Securities was informed by RTC, and assumed, that the Merger will be recorded as a pooling of interests under generally accepted accounting principles and will qualify as a reorganization within the meaning of Section 368(a) of the Code. UBS Securities did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of RTC or TRCH, nor was it furnished with any such materials. UBS Securities' services to RTC with respect to the Merger were comprised solely of providing financial advisory services, as described in the UBS Securities Engagement Letter (as defined below). The opinion of UBS Securities is necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by UBS Securities on the date thereof. Additionally, UBS Securities was not authorized or requested to, and did not, solicit alternative offers for RTC or its assets.

  In connection with rendering its opinion to the RTC Board, UBS Securities performed a variety of financial analyses which are summarized below. The following summary does not purport to be a complete description of all the analyses performed and factors considered by UBS Securities in connection with its opinion. UBS Securities believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying UBS Securities' opinion. UBS Securities arrived at its ultimate opinion based on the results of all the analyses undertaken by it and assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected publicly traded companies and the analysis of selected acquisitions summarized below, no company utilized as a comparison is either identical or directly comparable to RTC or TRCH and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading or acquisition values of the companies concerned. The estimates of future performance of RTC and TRCH provided by the respective managements of RTC and TRCH in or underlying UBS Securities' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. In performing its analyses, UBS Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RTC or TRCH. Estimates of values of companies or assets do not purport to be appraisals or necessarily to reflect the prices at which companies or their securities actually may be sold. None of the analyses performed by UBS Securities was assigned a greater significance by UBS Securities than any other.

  UBS Securities discussed with the respective managements of RTC and TRCH internal earnings estimates for RTC and TRCH, respectively, and certain other prospective information. RTC and TRCH do not publicly disclose internal management estimates of the type provided to UBS Securities in connection with its review of the financial terms of the Merger. Such estimates were preliminary in nature, prepared solely for internal purposes, and are subjective in many respects and are, therefore, susceptible to interpretations and periodic revisions based on actual experience and business developments. Such estimates were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic, regulatory and competitive conditions. Accordingly, actual results could vary significantly from those reflected in such estimates.

  The following is a brief summary of the analyses performed by UBS Securities and reviewed with the RTC Board in connection with its opinion.

  Comparative Stock Price Performance. UBS Securities reviewed the recent stock market performance of RTC Common Stock and TRCH Common Stock and compared such performance to that of the S&P 500 Index, the S&P Diversified Healthcare Index and a group of selected publicly traded companies deemed relevant by UBS Securities for the purposes of its analysis: Fresenius Medical Care AG, Renal Care Group, Inc., RTC and TRCH (collectively, the "Dialysis Services Companies"). UBS Securities observed that over the period from October 31, 1995, to November 14, 1997, RTC Common Stock underperformed TRCH Common Stock by 44.9%, over the period from July 22, 1993 to November 14, 1997, outperformed the S&P 500 Index and the S&P Diversified Healthcare Index by 462.3% and 367.0%, respectively, and over the period from November 14, 1996, to November 14, 1997, outperformed an equal-weighted index of the common stocks of the Dialysis Services Companies (excluding RTC) and the S&P 500 Index by 21.1% and 10.5%, respectively, and performed in line with the S&P Diversified Healthcare Index. UBS Securities also observed that over the period from October 31, 1995, to November 14, 1997, TRCH Common Stock outperformed the S&P 500 Index and the S&P Diversified Healthcare Index by 95.0% and 67.7%, respectively, and over the period from November 14, 1996, to November 14, 1997, outperformed an equal-weighted index of the Dialysis Services Companies (excluding TRCH), the S&P 500 Index and the S&P Diversified Healthcare Index by 29.0%, 16.9% and 6.4%, respectively.

  Analysis of Selected Publicly Traded Companies. UBS Securities compared certain financial information and operating statistics of RTC with corresponding financial information and operating statistics of each of the Dialysis Services Companies (excluding RTC), and certain financial information and operating statistics of TRCH with corresponding financial information and operating statistics for each of the Dialysis Services Companies (excluding
TRCH). Such financial information and operating statistics included, among other things, certain historical profitability margins, certain historical and projected growth rates, market values of equity, total enterprise values and certain implied financial multiples. Among other things, this analysis indicated that the implied financial multiples for (i) the Dialysis Services Companies, excluding RTC, were as follows: (a) total enterprise value as a multiple of last twelve months net revenues ranged from 4.19x to 2.26x, with an average of 3.54x; (b) total enterprise value as a multiple of estimated calendar 1997 net revenues ranged from 3.76x to 2.13x, with an average of 3.17x; (c) total enterprise value as a multiple of estimated calendar 1998 net revenues ranged from 2.85x to 1.89x, with an average of 2.45x; (d) total enterprise value as a multiple of last twelve months earnings before interest, taxes, depreciation and amortization ("EBITDA") ranged from 22.2x to 11.4x, with an average of 17.0x; (e) total enterprise value as a multiple of estimated calendar 1997 EBITDA ranged from 19.8x to 10.4x, with an average of 15.1x; (f) total enterprise value as a multiple of estimated calendar 1998 EBITDA ranged from 12.9x to 8.1x, with an average of 10.3x; (g) total enterprise value as a multiple of last twelve months earnings before interest and taxes ("EBIT") ranged from 28.3x to 19.4x, with an average of 23.6x; (h) total enterprise value as a multiple of estimated calendar 1997 EBIT ranged from 25.4x to 17.7x, with an average of 21.1x; (i) total enterprise value as a multiple of estimated calendar 1998 EBIT ranged from 15.6x to 12.4x, with an average of 13.6x; (j) market price as a multiple of last twelve months earnings per share ("EPS") ranged from 49.1x to 41.4x, with an average of 45.1x; (k) market price as a multiple of estimated calendar 1997 EPS ranged from 42.2x to 39.0x, with an average of 40.7x; and (l) market price as a multiple of estimated calendar 1998 EPS ranged from 29.2x to 23.2x, with an average of 25.9x; and (ii) for the Dialysis Services Companies, excluding TRCH, were as follows: (a) total enterprise value as a multiple of last twelve months net revenues ranged from 4.19x to 2.26x, with an average of 3.47x; (b) total enterprise value as a multiple of estimated calendar 1997 net revenues ranged from 3.76x to 2.13x, with an average of 3.16x; (c) total enterprise value as a multiple of estimated calendar 1998 net revenues ranged from 2.85x to 1.89x, with an average of 2.45x; (d) total enterprise value as a multiple of last twelve months EBITDA ranged from 22.2x to 11.4x, with an average of 16.5x; (e) total enterprise value as a multiple of estimated calendar 1997 EBITDA ranged from 19.8x to 10.4x, with an average of 14.8x; (f) total enterprise value as a multiple of estimated calendar 1998 EBITDA ranged from 12.9x to 8.1x, with an average of 10.1x; (g) total enterprise value as a multiple of last twelve months EBIT ranged from 28.3x to 19.4x, with an average of 23.7x; (h) total enterprise value as a multiple of estimated calendar 1997 EBIT ranged from 25.4x to 17.7x, with an average of 21.3x; (i) total enterprise value as a multiple of estimated calendar 1998 EBIT ranged from 15.6x to 12.4x, with an average of 13.8x; (j) market price as a multiple of last twelve months EPS ranged from 49.1x to 35.6x, with an average of 43.2x;
(k) market price as a multiple of estimated calendar 1997 EPS ranged from 42.2x to 33.4x, with an average of 38.8x; and (l) market price as a multiple of estimated calendar 1998 EPS ranged from 29.2x to 23.0x, with an average of 25.1x. UBS Securities observed that the implied financial multiples (i) for RTC were as follows: (a) total enterprise value as a multiple of last twelve months net revenues of 3.96x (4.48x based on the Exchange Ratio and a closing price for TRCH Common Stock of $31.13 on November 14, 1997); (b) total enterprise value as a multiple of estimated calendar 1997 net revenues of 3.60x (4.07x based on the Exchange Ratio and a closing price for TRCH Common Stock of $31.13 on November 14, 1997); (c) total enterprise value as a multiple of estimated calendar 1998 revenues of 2.61x (2.95x based on the Exchange Ratio and a closing price for TRCH Common Stock of $31.13 on November 14, 1997); (d) total enterprise value as a multiple of last twelve months EBITDA of 15.9x (18.0x based on the Exchange Ratio and a closing price for TRCH Common Stock of $31.13 on November 14, 1997); (e) total enterprise value as a multiple of estimated calendar 1997 EBITDA of 14.1x (16.0x based on the Exchange Ratio and a closing price for TRCH Common Stock of $31.13 on November 14, 1997); (f) total enterprise value as a multiple of estimated calendar 1998 EBITDA of 9.4x (10.7x based on the Exchange Ratio and a closing price for TRCH Common Stock of $31.13 on November 14, 1997); (g) total enterprise value as a multiple of last twelve months EBIT of 23.4x (26.4x based on the Exchange Ratio and a closing price for TRCH Common Stock of $31.13 on November 14,
1997); (h) total enterprise value as a multiple of estimated calendar 1997 EBIT of 20.9x (23.6x based on the Exchange Ratio and a closing price for TRCH Common Stock of $31.13 on November 14, 1997); (i) total enterprise value as a multiple of estimated calendar 1998 EBIT of 13.5x (15.2x based on the Exchange Ratio and a closing price for TRCH Common Stock of $31.13 on November 14,
1997); (j) market price as a multiple of last twelve months EPS of 35.6x (39.1x based on the Exchange Ratio and a closing price for TRCH Common Stock of $31.13 on November 14, 1997); (k) market price as a multiple of estimated calendar 1997 EPS of 33.4x (36.8x based on the Exchange Ratio and a closing price for TRCH Common Stock of $31.13 on November 14, 1997); and (l) market price as a multiple of estimated calendar 1998 EPS of 23.0x (25.3x based on the Exchange Ratio and a closing price for TRCH Common Stock of $31.13 on November 14, 1997); and (ii) for TRCH were as follows: (a) total enterprise value as a multiple of last twelve months net revenues of 4.16x; (b) total enterprise value as a multiple of estimated calendar 1997 net revenues of 3.62x; (c) total enterprise value as a multiple of estimated calendar 1998 net revenues of 2.61x; (d) total enterprise value as a multiple of last twelve months EBITDA of 17.3x; (e) total enterprise value as a multiple of estimated calendar 1997 EBITDA of 15.1x; (f) total enterprise value as a multiple of estimated calendar 1998 EBITDA of 10.0x; (g) total enterprise value as a multiple of last twelve months EBIT of 23.2x; (h) total enterprise value as a multiple of estimated calendar 1997 EBIT of 20.1x; (i) total enterprise value as a multiple of estimated calendar 1998 EBIT of 13.0x; (j) market price as a multiple of last twelve months EPS of 41.4x; (k) market price as a multiple of estimated calendar 1997 EPS of 39.0x; and (l) market price as a multiple of estimated calendar 1998 EPS of 25.3x. All estimated data for the Dialysis Services Companies were based on publicly available, independent estimates of selected investment banking firms.

  Analysis of Selected Acquisitions. UBS Securities reviewed 27 selected merger and acquisition transactions involving alternate site healthcare services companies, all of which were announced since the beginning of 1990 (the "Selected Acquisitions"), and 6 of such Selected Acquisitions which involved dialysis services companies (the "Selected Dialysis Services Acquisitions"). UBS Securities analyzed the equity purchase price, total enterprise value, certain implied financial multiples and the premiums over prevailing market prices based on certain public information for each of the Selected Acquisitions and the Selected Dialysis Services Acquisitions. This analysis indicated that the implied financial multiples of the Selected Acquisitions were as follows: (a) total enterprise value as a multiple of last twelve months net revenues ranged from 5.57x to 0.52x, with a median of 1.57x and an average of 1.91x; (b) total enterprise value as a multiple of last twelve months EBITDA ranged from 23.3x to 7.6x, with a median of 11.8x and an average of 13.0x; (c) total enterprise value as a multiple of last twelve months EBIT ranged from 34.7x to 10.4x, with a median of 16.6x and an average of 18.9x; and (d) equity purchase price as a multiple of last twelve months net income ranged from 47.6x to 20.1x, with a median of 25.0x and an average of 29.2x. Additionally, this analysis indicated that the premiums represented by the purchase price to the market price of the subject company in the Selected Acquisitions one day and four weeks prior to the announcement of the subject transaction ranged from 102.6% to (0.5)%, with a median of 27.4% and an average of 36.5%, and from 113.9% to (6.7)%, with a median of 42.7% and an average of 48.5%, respectively. This analysis also indicated that the implied financial multiples of the Selected Dialysis Services Acquisitions were as follows: (a) total enterprise value as a multiple of last twelve months net revenues ranged from 3.58x to 1.05x, with a median of 2.36x and an average of 2.38x; (b) total enterprise value as a multiple of last twelve months EBITDA ranged from 15.5x to 10.2x, with a median of 11.9x and an average of 12.5x;
(c) total enterprise value as a multiple of last twelve months EBIT ranged from 21.8x to 14.4x, with a median of 15.4x and an average of 16.7x; and (d) equity purchase price as a multiple of last twelve months net income ranged from 38.4x to 20.1x, with a median of 29.3x and an average of 29.2x. Additionally, this analysis indicated that the premiums represented by the purchase price to the market price of the subject company in the Selected Dialysis Services Acquisitions one day and four weeks prior to the announcement of the subject transaction ranged from 27.8% to 23.0%, with a median of 27.0% and an average of 25.9%, and from 38.2% to 24.0%, with a median of 33.0% and an average of 31.7%, respectively. UBS Securities observed that the financial multiples of RTC implied by the Exchange Ratio, based on a closing price for TRCH Common Stock of $31.13 on November 14, 1997, were: (i) total enterprise value as a multiple of last twelve months net revenues of 4.48x; (ii) total enterprise value as a multiple of last twelve months EBITDA of 18.0x; (iii) total enterprise value as a multiple of last twelve months EBIT of 26.4x; and (iv) equity purchase price as a multiple of last twelve months net income of 42.3x. Additionally, UBS Securities observed that the premiums to the market price of RTC Common Stock on November 14, 1997, and four weeks prior to November 14, 1997, implied by the Exchange Ratio, based on a closing price for TRCH Common Stock of $31.13 on November 14, 1997, were 10.1% and 25.9%, respectively.

  In addition, UBS Securities reviewed 99 selected merger and acquisition transactions involving publicly traded healthcare companies, all of which were announced since the beginning of 1995 (the "Selected Publicly Traded Healthcare Company Acquisitions"), and 31 of such Selected Publicly Traded Healthcare Company Acquisitions which were stock-for-stock merger transactions (the "Selected Healthcare Stock Merger Transactions"), and analyzed the premiums paid over prevailing market prices in such transactions. UBS Securities also reviewed 22 of such Selected Publicly Traded Healthcare Company Acquisitions involving healthcare services companies (the "Selected Publicly Traded Healthcare Services Company Acquisitions"), and 10 of such Selected Publicly Traded Healthcare Services Company Acquisitions which were stock-for-stock merger transactions (the "Selected Healthcare Services Stock Merger Transactions"), and analyzed the premiums over prevailing market prices paid in such transactions. This analysis indicated that the median and average premiums represented by the purchase price to the market price of the subject company one day and four weeks prior to the announcement of the subject transaction for the Selected Publicly Traded Healthcare Company Acquisitions were 15.4% and 21.1%, respectively, and 25.8% and 30.2%, respectively; for the Selected Healthcare Stock Merger Transactions were 9.9% and 14.1%, respectively, and 22.2% and 24.1%, respectively; for the Selected Publicly Traded Healthcare Services Company Acquisitions were 11.6% and 16.2%, respectively, and 24.5% and 28.6%, respectively; and for the Selected Healthcare Services Stock Merger Transactions were 10.4% and 10.6%, respectively, and 18.2% and 15.3%, respectively. UBS Securities observed that the premiums to the market price of RTC Common Stock on November 14, 1997, and four weeks prior to November 14, 1997, implied by the Exchange Ratio, based on a closing price for TRCH Common Stock of $31.13 on November 14, 1997, were 10.1% and 25.9%, respectively.

  Exchange Ratio Analysis. UBS Securities reviewed the ratios of the prices of RTC Common Stock to TRCH Common Stock over various periods ending November 14, 1997, and calculated the premium represented by the Exchange Ratio to these ratios. The ratios of closing stock prices of RTC Common Stock to TRCH Common Stock for the various periods ending November 14, 1997, were 1.215 for the average of the previous year, 1.181 for the average of the previous six months, 1.171 for the average of the previous three months, 1.136 for the average of the previous two months, 1.092 for the average of the previous one month, 1.014 for the 52-week low, 1.433 for the 52-week high, 1.074 for the day four weeks prior to November 14, 1997, and 1.213 on November 14, 1997. UBS Securities observed that the Exchange Ratio represented premiums/(discounts) of

9.9%, 13.1%, 14.0%, 17.5%, 22.3%, 31.7%, (6.8)%, 24.2% and 10.1%,
respectively, to the aforementioned ratios of the prices of RTC Common Stock to TRCH Common Stock.

  Contribution Analysis. UBS Securities analyzed the pro forma contribution of each of RTC and TRCH to the resultant combined company if the Merger were to be consummated. Such analysis was based on historical information and the estimates of the respective managements of RTC and TRCH. Such analysis indicated that for the calendar years 1995, 1996, 1997, 1998 and 1999, RTC would contribute approximately 55.0%, 46.3%, 43.3%, 42.8% and 38.6%, respectively, of the net revenues of the combined company; approximately 54.0%, 46.4%, 44.3%, 45.0% and 41.6%, respectively, of the EBITDA of the combined company; approximately 50.2%, 44.0%, 41.4%, 42.2% and 39.6%, respectively, of the EBIT of the combined company; and approximately 65.1%, 47.5%, 43.4%, 42.0% and 36.3%, respectively, of the net income of the combined company. UBS Securities observed that the Exchange Ratio implied pro forma ownership of the outstanding common stock of the combined company of 42.8% for holders of RTC Common Stock, pro forma ownership of the outstanding common stock of the combined company, adjusted to include options outstanding for each of RTC and TRCH, of 42.6% for holders of RTC Common Stock, and pro forma ownership of the outstanding common stock of the combined company, adjusted to include options outstanding for each of RTC and TRCH and shares of RTC Common Stock issuable upon conversion of the RTC Subordinated Notes, of 45.6% for holders of RTC Common Stock.

  Pro Forma Merger Analysis. UBS Securities analyzed certain pro forma financial effects resulting from the Merger, including the impact of the Merger on TRCH's projected earnings per share for the calendar years 1997, 1998 and 1999. Based on the estimates of the respective managements of RTC and TRCH and the Exchange Ratio, and assuming that the Merger is treated as a pooling of interests for accounting purposes, the results of the pro forma merger analysis suggest that, in the absence of any potential operating synergies that may result from the Merger, the Merger will not materially impact TRCH's EPS in each of the calendar years 1997 and 1998, and will be moderately dilutive to TRCH's EPS in the calendar year 1999. The actual results achieved by the combined company could vary from projected results and the variations could be material.

  RTC and UBS Securities have entered into a letter agreement, dated September 24, 1997 (the "UBS Securities Engagement Letter"), relating to the services to be provided by UBS Securities to RTC in connection with the Merger. Pursuant to the UBS Securities Engagement Letter, RTC has agreed to pay UBS Securities for its services: (i) a retainer fee of $100,000, payable upon execution of the UBS Securities Engagement Letter; (ii) a fee of $250,000 in connection with the delivery of the opinion of UBS Securities, payable upon the delivery by UBS Securities of its opinion; and (iii) a transaction fee of (a) 0.5% of the aggregate consideration which results from a per share purchase price received in a transaction up to and including $39.25 per share of RTC Common Stock, or (b) 0.6% of the aggregate consideration which results from a per share purchase price received in a transaction greater than $39.25 per share of RTC Common Stock, payable at the closing of the Merger, less any amounts payable pursuant to (i) and (ii) above. In addition, RTC has agreed to reimburse UBS Securities for its expenses, including the reasonable fees and disbursements of its counsel. Pursuant to an additional letter agreement dated September 24, 1997, RTC also has agreed to indemnify UBS Securities against certain liabilities, including liabilities under the federal securities laws arising in connection with its engagement by RTC.

  UBS Securities is an internationally recognized investment banking and financial advisory firm. UBS Securities, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, UBS Securities and its affiliates actively trade the shares of RTC Common Stock and TRCH Common Stock for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. In the past, UBS Securities has provided other investment banking and financial advisory services to RTC and TRCH for which UBS Securities has received compensation.

THE MERGER AGREEMENT

  The following is a brief description of certain terms and provisions set forth in the Merger Agreement. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Annex A and is incorporated herein by reference. Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Merger Agreement.

  At the Effective Date, (i) Merger Sub will be merged with and into RTC, (ii) each outstanding share of the common stock of Merger Sub will be converted into one share of common stock of the surviving corporation (the "Surviving Corporation"), and (iii) the separate existence of the Merger Sub will cease and RTC will succeed to all the rights and be responsible for all the obligations of Merger Sub in accordance with the DGCL. RTC will remain as the Surviving Corporation in the Merger and will continue to exist as a wholly owned subsidiary of TRCH.

  At the Effective Date, each share of RTC Common Stock then issued and outstanding will be converted into the right to receive 1.335 shares of TRCH Common Stock (the "Per Share Merger Consideration"). Notwithstanding the foregoing, all treasury shares and any shares of RTC Common Stock owned by TRCH or Merger Sub will be cancelled pursuant to the Merger Agreement. No fractional shares of TRCH Common Stock will be issued in the Merger. Rather, holders of RTC Common Stock whose shares are converted in the Merger will be entitled to a cash payment in lieu of fractional shares as described under "-- Exchange of Certificates" and "--Fractional Shares."

  A description of certain material differences between the rights of holders of TRCH Common Stock and RTC Common Stock is set forth under "The Merger-- Comparative Rights of Stockholders."

  Effective Date. The Merger shall become effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL, or at such other time as TRCH and RTC shall agree and specify in the Certificate of Merger.

  Directors and Officers of the Surviving Corporation. The Merger Agreement provides that the directors and officers of Merger Sub immediately prior to the Effective Date will, after the Effective Date, be the initial directors and officers of the Surviving Corporation. Each of these directors and officers will hold office from the Effective Date until their respective successors have been duly elected and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

  Directors of TRCH. Promptly following the Effective Date, pursuant to the Merger Agreement, TRCH will take all steps necessary to increase the size of the Board of Directors of TRCH from five members to six members. TRCH will then cause the additional director created by the increase in the Board of Directors to be Robert L. Mayer, Jr. Mr. Mayer is currently a director of RTC, and he has consented to serve as a director of TRCH, if nominated. See "The Merger--Interests of Certain Persons in the Merger--Directors of the Combined Company."

  Exchange of Certificates. RTC STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES EVIDENCING SHARES OF RTC COMMON STOCK FOR EXCHANGE UNLESS AND UNTIL THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL ARE RECEIVED OR OBTAINED FROM THE EXCHANGE AGENT (AS DEFINED BELOW).

  Prior to the filing of the Certificate of Merger, TRCH shall deposit, or cause to be deposited, in trust with The Bank of New York, as exchange agent (the "Exchange Agent"), (i) such number of shares of TRCH Common Stock as shall equal the product obtained by multiplying (A) the number of shares of RTC Common Stock outstanding (and not owned of record by TRCH or Merger Sub) immediately prior to the Effective Date by (B) the Per Share Merger Consideration and (ii) cash in an amount reasonably estimated to be sufficient to pay cash in lieu of fractional shares (as described below), as provided by the Merger Agreement. As soon as practicable after the Effective Date, the Exchange Agent shall send a notice and transmittal form to each holder of record of RTC Common Stock immediately prior to the Effective Date advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent the certificate or certificates to be exchanged pursuant to the Merger. Holders of RTC Common Stock will not be entitled to receive dividends on such shares from TRCH until such certificates are so surrendered. When such certificates are surrendered, the holders of the TRCH certificates issued in exchange therefor will be paid, without interest, any dividends which may have become payable with respect to such shares of TRCH Common Stock between the Effective Date and the time of such surrender.

  Fractional Shares. No certificates or scrip representing a fractional share interest in TRCH Common Stock will be issued. In lieu of any such fractional share interest, each holder of RTC Common Stock who otherwise would be entitled to receive a fractional share interest in TRCH Common Stock in the Merger will be paid cash upon surrender of the fractional share of RTC Common Stock in an amount equal to the product of such fraction multiplied by the closing sale price of one share of TRCH Common Stock as reported by the NYSE for composite transactions on the NYSE trading day immediately preceding the Effective Date.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties relating to, among other things: (a) each of RTC's and TRCH's and certain of their respective subsidiaries' organization and similar corporate matters; (b) each of RTC's and TRCH's capital structure and subsidiaries; (c) authorization, execution, delivery and enforceability of the Merger Agreement and related matters; (d)(i) the absence of the need (except as specified) for governmental or other filings, permits, authorizations, consents or approvals with respect to the Merger Agreement and the transactions contemplated thereby, (ii) the absence of conflicts under charter documents or bylaws, (iii) required consents or approvals and (iv) the absence of violations of laws; (e) documents filed by each of TRCH and RTC with the Commission and the accuracy of the information contained therein; (f) subject to certain exceptions, the absence of certain specified material changes or events; (g) litigation; (h) labor matters; (i) with respect to RTC, employee benefit matters, including certain employment agreements, and matters relating to the Employee Retirement Income Security Act of 1974, as amended;
(j) with respect to RTC, certain real property; (k) environmental matters;
(l) tax matters; (m) the accuracy of information to be supplied by each of TRCH and RTC in connection with the Registration Statement and the Joint Proxy Statement/Prospectus; (n) the vote of TRCH stockholders necessary to approve the Share Issuance and the Proposed Certificate of Amendment; (o) the vote of RTC stockholders necessary to approve and adopt the Merger Agreement; (p) certain accounting matters; (q) the hiring of brokers or finders and (r) the opinion of the respective financial advisors of RTC and TRCH.

  Business of RTC and TRCH Pending the Merger. RTC has agreed that, among other things, prior to the Effective Date, unless TRCH otherwise agrees in writing or unless otherwise contemplated by the Merger Agreement or the RTC Disclosure Letter thereto, the business of RTC and of its subsidiaries will be conducted in the ordinary course and in all material respects consistent with past practices, and RTC will not (i) amend its Certificate of Incorporation or Bylaws; (ii) declare, set aside or pay any dividend; (iii) make any redemption, retirement or purchase of its capital stock; (iv) split, combine or reclassify its outstanding shares of capital stock or (v) issue any shares of its capital stock, except as contemplated by the Merger Agreement, upon exercise of existing options and with respect to up to 100,000 shares of RTC Common Stock issued in connection with the acquisition of related businesses unless such issuance would preclude TRCH from accounting for the business combination contemplated by the Merger Agreement as a pooling of interests or would materially delay, or materially reduce the likelihood of, the consummation of the Merger. In addition, RTC will not: (a) fail to use reasonable efforts to preserve intact its business organization; (b) increase compensation payable to any officer or director; (c) enter into any employment or other payment agreement or any employee compensation plan; (d) amend any employment agreement; (e) make any loan or advance to any officer or director except in the ordinary course of business consistent with past practice; (f) assume, guarantee or endorse any material obligations; (g) make any material investment of a capital nature; (h) enter into, modify, amend or terminate any material contract; (i) waive, release, grant or transfer any rights of material value; (j) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material asset except in the ordinary course of business consistent with past practice; (k) effect any increase in prevailing list prices for dialysis products and services, including prescription drugs; (l) commence the provision of reimbursable services through RTC's laboratory facility in

Las Vegas; (m) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except for changes required by GAAP; (n) grant any stock options or stock appreciation rights or (o) settle or compromise any tax proceeding or audit.

  TRCH has agreed that, among other things, prior to the Effective Date, unless RTC otherwise agrees in writing or unless otherwise contemplated by the Merger Agreement or the TRCH/Newco Disclosure Letter, the business of TRCH and of its subsidiaries will be conducted in the ordinary course and in all material respects consistent with past practices, and TRCH will not (i) amend its Certificate of Incorporation (except as contemplated by the proposed Certificate of Amendment) or bylaws; (ii) declare, set aside or pay any dividend; (iii) make any redemption, retirement or purchase of its capital stock; (iv) split, combine or reclassify its outstanding shares of capital stock; (v) issue any shares of its capital stock, except as contemplated by the Merger Agreement, upon exercise of existing options and with respect to shares of TRCH Common Stock issued in connection with the acquisition of related businesses unless such issuance would preclude TRCH from accounting for the business combination contemplated by the Merger Agreement as a pooling of interests, or would materially delay, or materially reduce the likelihood of, the consummation of the Merger. In addition, TRCH will not: (a) fail to use reasonable efforts to preserve intact its business organization; (b) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material asset except in the ordinary course of business consistent with past practice; or (c) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except for changes required by GAAP.

  Acquisition Proposals. TRCH and RTC have each agreed that, except in furtherance of the transactions contemplated by the Merger Agreement, prior to the Effective Date, (i) neither of them nor any of their respective affiliates shall, and each of them shall direct and use its best efforts to cause its respective directors, officers, employees, representatives or agents not to, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders), with respect to any merger, acquisition, consolidation, share exchange, business combination or other transaction involving, or which would result in, (A) the acquisition of a majority of the outstanding equity securities of TRCH or RTC, respectively; (B) the issuance by such party, in a single transaction or a series of related transactions, of equity securities which would represent, following issuance, a majority of the outstanding equity securities of TRCH or RTC, respectively or (C) the acquisition of a majority of the consolidated assets of such party (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Merger Agreement, however, does not prohibit the Board of Directors of TRCH or RTC from, prior to the date of the TRCH Meeting or the RTC Meeting, as applicable, (x) furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited bona fide Acquisition Proposal if, and only to the extent that, (A) a majority of the disinterested members of the Board of Directors of such party determines in good faith (with the advice of independent legal counsel) that such action is required for the Board of Directors to comply with its fiduciary duties to its stockholders imposed by law; (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity such party provides written notice to the other party to the Merger Agreement to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and enters into a confidentiality agreement with such person or entity (which such party determined in good faith was required to be executed in order for the Board of Directors to comply with its fiduciary duties to its stockholders imposed by law) and (C) subject to the confidentiality provisions of such confidentiality agreement, such party keeps the other party to the Merger Agreement informed of the status and the material terms of any such discussions or negotiations, and (y) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal.

  Treatment of RTC Stock Options. RTC has undertaken (or, if appropriate, any committee administering the RTC Stock Plans, as defined below) to adopt such resolutions or take other actions as may be required to effect the following: (i) adjust the terms of all outstanding options to purchase shares of RTC Common Stock ("RTC Stock Options") granted under any plan or arrangement providing for the grant of options to purchase shares of RTC Common Stock to current or former officers, directors, employees or consultants of RTC (the "RTC Stock Plans"), whether vested or unvested, as necessary to provide that, at the Effective Date, each RTC Stock Option outstanding immediately prior to the Effective Date shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under the RTC Stock Option, the number of shares of TRCH Common Stock determined by multiplying the number of shares of RTC Common Stock subject to such RTC Stock Option by the Exchange Ratio, at a price per share of TRCH Common Stock equal to the exercise price per share of RTC Common Stock previously purchasable pursuant to such RTC Stock Option divided by the Exchange Ratio (each, as so adjusted, an "Adjusted Option") and (ii) make such other changes to the RTC Stock Plans as TRCH and RTC may agree are appropriate to give effect to the Merger. Any adjustments with respect to any RTC Stock Options that are "incentive stock options" as defined in Section 422 of the Code are to be effected in a manner which is consistent with Section 424(a) of the Code. TRCH has undertaken to adopt an option plan which will provide for the issuance of the Adjusted Options at the Effective Date by virtue of the Merger and without the need of any further corporate action, whereby TRCH will assume all obligations of RTC under the RTC Stock Plans, including with respect to the RTC Stock Options outstanding at the Effective Date. In addition, TRCH has undertaken to prepare and file with the Commission a registration statement on Form S-8 (or another appropriate form) registering a number of shares of TRCH Common Stock equal to the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective by TRCH at least for so long as any Adjusted Options may remain outstanding. TRCH has committed to deliver to the holders of RTC Stock Options appropriate notices setting forth such holders' rights pursuant to the respective RTC Stock Plans and that such RTC Stock Options will be assumed by TRCH on the same terms and conditions.

  RTC has represented to TRCH that each of the holders of RTC Stock Options who has a "cash in lieu" right with respect to such RTC Stock Options has agreed not to exercise such right.

  Certain Employee Benefits. TRCH has agreed to cause RTC to pay in full all amounts owing to certain officers of RTC under employment agreements, severance agreements and non-competition agreements. TRCH has agreed to cause RTC to honor all of its binding obligations under any and all severance agreements and employment agreements to which RTC or any RTC Subsidiary is a party.

  Indemnification and Insurance. Under the Merger Agreement, for a period of six years from the Effective Date, TRCH has agreed to ensure and guarantee that all provisions with respect to indemnification as set forth in RTC's or certain of its subsidiaries' certificates of incorporation, bylaws or other agreements in each case, as in effect on the date of the Merger Agreement, in favor of persons who served as directors, officers, employees or agents of RTC and certain of its subsidiaries shall not be amended, repealed or modified.

  The Merger Agreement also provides that TRCH will cause to be maintained in effect for a period ending not sooner than the sixth anniversary of the Effective Date, directors' and officers' liability insurance providing at a minimum equivalent coverage with respect to RTC's officers and directors as the policies maintained by RTC on behalf of such directors and officers of RTC as of the date of the Merger Agreement, and containing terms and conditions which are no less advantageous with respect to matters occurring on or prior to the Effective Date; provided that in no event will TRCH be required to expend in order to maintain or procure such insurance coverage, any amount per annum in excess of the Maximum Premium (as defined in the Merger Agreement) with respect to such insurance. If the cost of such coverage exceeds the Maximum Premium, TRCH will maintain the most advantageous policies obtainable that can be purchased or maintained for the Maximum Premium.

  Expenses and Fees. If the Merger is consummated, all reasonable fees and expenses incurred in connection with the Merger and the transactions contemplated thereby will be paid by the Surviving Corporation. If the Merger Agreement is terminated and the Merger is not consummated for any reason, each party shall bear its own fees and expenses. However, the parties have agreed that the following fees and expenses shall be paid one-half by TRCH and one-half by RTC: (i) the filing fee paid to the Commission with respect to the Registration

Statement; and (ii) the printing and mailing expenses incurred with respect to the Joint Proxy Statement/Prospectus and the Registration Statement.

  Pooling of Interests. TRCH and RTC have agreed not to, nor to permit their respective affiliates to, take any actions which could have the effect of precluding TRCH from accounting for the business combination contemplated by the Merger Agreement as a pooling of interests.

  Financial Statements. As soon as reasonably practicable, but in no event later than 30 days after the end of the first full calendar month occurring after the Effective Date, TRCH has agreed to publish financial statements setting forth 30-day combined results of operations in such detail as may be required under the Commission's Accounting Series Release No. 135.

  Cooperation under Certain Circumstances. Each holder of RTC Subordinated Notes may have a right to require RTC to repurchase such holder's RTC Subordinated Notes, subject to certain terms and conditions set forth in the indenture relating to the RTC Subordinated Notes (the "Indenture"), if, during the 20 Trading Days (as such term is defined in the Indenture) ending immediately before the anticipated Effective Date, the Closing Price (as such term is defined in the Indenture) per share of the RTC Common Stock has not equaled or exceeded on at least ten of such Trading Days 105% of the Conversion Price (as such term is defined in the Indenture) in effect on each such Trading Day. RTC and TRCH have been advised by their respective independent accountants that, under certain circumstances, the exercise of the Repurchase Right could adversely affect or otherwise jeopardize TRCH's ability to account for the business combination contemplated by the Merger Agreement as a pooling of interests. Accordingly, TRCH and RTC have agreed that, in the event (x) the consummation of the Merger as of a particular day will result in the holders of RTC Subordinated Notes having the Repurchase Right, and (y) the parties are advised by their respective independent accountants that the exercise of the Repurchase Right may adversely affect or otherwise jeopardize TRCH's ability to account for the business combination contemplated by the Merger Agreement as a pooling of interests, the Merger will not be consummated on such day, and TRCH and RTC shall take such commercially reasonable actions as may be necessary, including, without limitation, delaying the consummation of the Merger for a period of time not to exceed 90 days, such that (i) the holders of the RTC Subordinated Notes will not have the Repurchase Right or
(ii) the parties are advised by their respective independent accountants that the exercise of the Repurchase Right will not adversely affect or otherwise jeopardize TRCH's ability to account for the business combination contemplated by the Merger Agreement as a pooling of interests.

  Conditions. The respective obligations of TRCH and RTC to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Date: (a) the expiration or termination of any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (b) the effectiveness of the Registration Statement, of which this Joint Proxy Statement/Prospectus is a part, and the absence of a stop order or proceedings seeking a stop order;
(c) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the requisite vote of RTC stockholders; (d) the Proposed Certificate of Amendment and Share Issuance shall have been authorized by the requisite vote of the TRCH stockholders; (e) the filing of the Proposed Certificate of Amendment with the Delaware Secretary of State;
(f) the absence of any statute or regulation enacted by any Federal or state governmental authority or of a preliminary or permanent injunction or other order by any Federal or state court in the United States prohibiting consummation of the Merger; (g) the authorization for listing of the shares of TRCH Common Stock on the NYSE upon official notice of issuance; (h) the absence of any action or proceeding by or before any court or governmental authority or other regulatory or administrative agency or commission which would require either party to take any action which would result in a material adverse effect to their respective businesses; (i) the execution and delivery of the Supplemental Indenture and (j) the receipt by TRCH and RTC of a letter from Price Waterhouse and Coopers & Lybrand, respectively, dated the Effective Date, stating that the Merger will properly be accounted for as a pooling of interests transaction in accordance with GAAP and the published rules, regulations and policies of the Commission.

  In addition, the obligations of RTC to effect the Merger are subject to the satisfaction at or prior to the Effective Date of the following additional conditions: (a) each of TRCH and Merger Sub shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it on or prior to the Effective Date; (b) the representations and warranties of TRCH and Merger Sub contained in the Merger Agreement shall be true and correct in all material respects as if such representations and warranties were made as of the Effective Date, except as contemplated by the Merger Agreement; (c) there shall not have been any material adverse change in the financial condition, results of operations, properties or business of TRCH or Merger Sub; (d) RTC shall have received a certificate of the President or Vice President of TRCH with respect to clauses (a), (b) and (c); (e) the Exchange Agent shall have certified that TRCH has made the requisite deposit into the Exchange Fund and (f) RTC shall have received an opinion of counsel as to federal income tax treatment of the transaction.

  The obligations of TRCH and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Date of the following additional conditions: (a) RTC shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it on or prior to the Effective Date; (b) the representations and warranties of RTC contained in the Merger Agreement shall be true and correct in all material respects as if such representations and warranties were made as of the Effective Date, except as contemplated by the Merger Agreement; (c) there shall not have been any material adverse change in the financial condition, results of operations, properties or business of RTC or certain of its subsidiaries; (d) TRCH and Merger Sub shall have received a certificate of the President or Vice President of RTC with respect to clauses (a), (b) and (c) and (e) each affiliate of RTC shall have executed and delivered an Affiliates Agreement.

  Termination. The Merger Agreement may be terminated at any time prior to the Effective Date by either TRCH or RTC, before or after the approval by the stockholders of TRCH or RTC in a number of circumstances which include, among others: (a) by mutual consent of TRCH and RTC; (b) by TRCH on written notice to RTC, if (i) an unsolicited Acquisition Proposal with respect to TRCH has been made and not withdrawn, (ii) a majority of disinterested members of the TRCH Board determines in good faith that (A) as a result of such Acquisition Proposal, such termination is required in order to comply with its fiduciary duties to TRCH's stockholders, (B) such Acquisition Proposal is superior for TRCH's stockholders to the transaction contemplated by the Merger Agreement and (C) there is a substantial possibility that TRCH's stockholders' approval of (x) the Share Issuance and (y) the Proposed Certificate of Amendment will not be obtained by reason of the existence of such Acquisition Proposal, (iii) a majority of the disinterested directors of the TRCH Board has, after written notice to RTC, again made the determinations referred to in clause (ii) above, and (iv) the TRCH Board concurrently approves, and TRCH concurrently enters into, a definitive agreement providing for the implementation of such Acquisition Proposal; (c) by RTC on written notice to TRCH, if (i) an unsolicited Acquisition Proposal with respect to RTC has been made and not withdrawn, (ii) a majority of disinterested members of RTC's Board of Directors determines in good faith that (A) as a result of such Acquisition Proposal, such termination is required in order to comply with its fiduciary duties to RTC's stockholders, (B) such Acquisition Proposal is superior for RTC's stockholders to the transaction contemplated by the Merger Agreement and
(C) there is a substantial possibility that RTC's stockholders' adoption of the Merger Agreement will not be obtained by reason of the existence of such Acquisition Proposal, (iii) a majority of the disinterested directors of the RTC Board has, after written notice to TRCH, again made the determinations referred to in clause (ii) above, and (iv) the RTC Board concurrently approves, and RTC concurrently enters into, a definitive agreement providing for the implementation of such Acquisition Proposal; (d) by TRCH on 48 hours' written notice to RTC, if there is a breach of any of the representations and warranties of RTC or if RTC fails to comply in any material respect with any of its covenants or agreements and such breach or failure cannot reasonably be anticipated to be cured within sixty days of the date of such notice; (e) by RTC on 48 hours' written notice to TRCH, if there is a breach of any of the representations and warranties of TRCH or Merger Sub or if TRCH or Merger Sub fails to comply in any material respect with any of its covenants or agreements and such breach or failure cannot reasonably be anticipated to be cured within sixty days of the date of such notice; (f) by either TRCH or RTC on written notice to the other party, if the Merger shall not have been consummated on or before June 30, 1998; provided, however, that neither party may terminate if such failure to consummate the Merger is the result of a failure to satisfy any of the conditions to such party's obligation to effect the Merger;
(g) by either TRCH or RTC on written notice to the other party, if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action has become final and non-appealable; (h) by either TRCH or RTC on written notice to the other party, if (A) upon a vote at the RTC Meeting, RTC's stockholders do not adopt the Merger Agreement or (B) upon a vote at the TRCH Meeting, TRCH's stockholders do not approve the Share Issuance or the Proposed Certificate of Amendment; (i) by either TRCH or RTC on written notice to the other party, if, at any time prior to the Effective Date, Price Waterhouse LLP ("Price Waterhouse") and/or Coopers & Lybrand shall have indicated in writing to TRCH and RTC that such firm is unable to render the letter required by the Merger Agreement and (j) by TRCH on written notice to RTC if the Merger has not been consummated due to the possibility that exercise of the Repurchase Right could adversely affect or otherwise jeopardize TRCH's ability to account for the business combination contemplated by this Agreement as a pooling of interests.

  Termination Fees. If the Merger Agreement is terminated (i) by TRCH pursuant to clause (b) above, (ii) by either TRCH or RTC, pursuant to clause (f) above prior to approval of the Share Issuance and the Proposed Certificate of Amendment by TRCH's stockholders, and any person has made an Acquisition Proposal with respect to TRCH which has not been withdrawn prior to the date which is 60 days prior to the Outside Date (as defined in the Merger Agreement) or (iii) by either TRCH or RTC pursuant to clause (h)(B) above and either (A) any person has made an Acquisition Proposal with respect to TRCH which has not been withdrawn prior to the date of the TRCH Meeting or (B) RTC's stockholders shall have, on or prior to the date of such termination, adopted the Merger Agreement and TRCH shall not have given a valid notice of termination of the Merger Agreement pursuant to clause (d) above prior to the date of the TRCH Meeting, then, in any such case, TRCH shall pay to RTC $50,000,000 in immediately available funds.

  If the Merger Agreement is terminated (i) by RTC pursuant to clause (c) above, (ii) by either RTC or TRCH pursuant to clause (f) above prior to adoption of the Agreement and any person has made an Acquisition Proposal with respect to RTC which has not been withdrawn prior to the date which is 60 days prior to the Outside Date (as defined in the Merger Agreement) or (iii) by either RTC or TRCH pursuant to clause (h)(A) above and either (A) any person has made an Acquisition Proposal with respect to RTC which has not been withdrawn prior to the date of the RTC Meeting or (B) TRCH's stockholders shall have, on or prior to the date of such termination, approved the Share Issuance and the Proposed Certificate of Amendment and RTC shall not have given a valid notice of termination of the Merger Agreement pursuant to clause
(e) above prior to the date of the RTC Meeting, then, in any such case, RTC shall pay to TRCH $50,000,000 in immediately available funds. If the Merger Agreement is terminated by TRCH pursuant to clause (j) above, RTC shall pay to TRCH $25,000,000 in immediately available funds; provided, however, that RTC shall not be obligated to pay such termination fee if RTC has indicated in writing prior to such termination that RTC reasonably believes that the risk that the business combination contemplated by this Agreement will not properly be accounted for as a pooling of interests is such that RTC is willing to consummate the Merger despite such risk.

  Amendment and Waiver. Subject to applicable law, the Merger Agreement may be amended by TRCH and RTC solely by action of their respective Boards of Directors. Any such amendment must be in writing and signed by both of the parties. At any time prior to the Effective Date, the parties may by action of their respective Boards of Directors (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties of the other party and (iii) waive compliance by the other party with any of the agreements or conditions to the Merger Agreement. Any agreement on the part of such a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

RESALE OF SHARES OF TRCH COMMON STOCK ISSUED IN THE MERGER; AFFILIATES

  The shares of TRCH Common Stock to be issued in the Merger will be freely transferable, except that shares issued to any RTC stockholder who may be deemed to be an "affiliate" (as defined under the Securities Act, and generally including, without limitation, directors, certain executive officers and beneficial owners of 10.0% or more of a class of capital stock) of RTC for purposes of Rule 145 under the Securities Act may be resold by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act. The Merger Agreement provides that RTC shall use its reasonable efforts to cause each such affiliate to deliver to TRCH prior to the time this Joint Proxy Statement/Prospectus is mailed to RTC's stockholders, a letter agreement to the effect that such affiliate will not offer or sell or otherwise dispose of any shares of TRCH Common Stock issued to such affiliate in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated thereunder. This Joint Proxy Statement/Prospectus does not cover resales of shares of TRCH Common Stock received by any person who may be deemed to be an affiliate of RTC.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes the principal federal income tax consequences of the Merger to holders of RTC Common Stock who hold RTC stock as a capital asset (generally, property held for investment). The discussion does not address the individual tax position of any holder of RTC Common Stock nor does it address the tax consequences that may be relevant to holders of RTC Common Stock with special tax status, including insurance companies, financial institutions, dealers in securities, holders that are not citizens or residents of the United States, tax-exempt entities, holders that acquired RTC Common Stock upon the exercise of employee stock options or otherwise as compensation and holders who hold RTC Common Stock as part of a hedge, straddle or conversion transaction. Moreover, the discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. Finally, the tax consequences to holders of stock options are not discussed. The following discussion is based on the Code, Treasury Regulations thereunder, and administrative rulings and court decisions as of the date hereof. All of the foregoing are subject to change, possibly with a retroactive effect, and any such change could affect the accuracy of the following discussion. No ruling has been or will be sought from the Internal Revenue Service (the "IRS") concerning the tax consequences of the Merger. HOLDERS OF RTC COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

  Cravath, Swaine & Moore, counsel to RTC, has delivered to RTC an opinion, dated on or about the date hereof (which will be confirmed as of the Effective
Date), to the effect that the Merger will constitute a "reorganization" for federal income tax purposes within the meaning of section 368(a) of the Code and that TRCH, Merger Sub and RTC will each be a party to such reorganization within the meaning of Section 368(b) of the Code. It is a condition to the obligation of RTC to effect the Merger that such opinion is confirmed as of the Effective Date. Based upon such opinion, for federal income tax purposes:

    (i) no gain or loss will be recognized by the stockholders of RTC upon the exchange of their RTC Common Stock for shares of TRCH Common Stock pursuant to the Merger, except that a holder of RTC Common Stock who receives cash in lieu of a fractional share of TRCH Common Stock will recognize gain or loss equal to the difference between the amount of such cash and the tax basis allocated to such stockholder's fractional share of TRCH Common Stock. Such gain or loss will constitute long-term capital gain or loss if, at the Effective Date, such stockholder has held the RTC Common Stock with respect to which he has received cash in lieu of a fractional share of TRCH Common Stock for more than one year. In the case of a holder who is an individual, such long-term capital gain generally will be subject to tax at a maximum rate of 28%, and will be taxed at a 20% rate if the RTC Common Stock has been held for more than 18 months at the Effective Date;

    (ii) the aggregate tax basis of the TRCH Common Stock received by the stockholders of RTC pursuant to the Merger (including fractional shares of TRCH Common Stock for which cash is received) will be the same as the aggregate tax basis of such stockholders' RTC Common Stock exchanged therefor; and

    (iii) the holding period of the TRCH Common Stock in the hands of the RTC stockholders will include the holding period of such stockholders' RTC Common Stock exchanged therefor pursuant to the Merger.

  The opinion of Cravath, Swaine & Moore discussed above is subject to certain assumptions, limitations and qualifications and is based on current law and, among other things, certain representations of TRCH and RTC. Reference is made to the full text of such opinion, which sets forth the assumptions made and matters considered in connection therewith, a copy of which has been filed as an exhibit to TRCH's Registration Statement on Form S-4 of which this Joint Proxy Statement/Prospectus forms a part. Opinions of counsel are not binding on the IRS and do not preclude the IRS from adopting a contrary position. In addition, if any of such representations or assumptions are inconsistent with the actual facts, the tax-free status of the Merger could be adversely affected.

ACCOUNTING TREATMENT OF THE MERGER

  The Merger is expected to qualify as a pooling of interests for financial reporting purposes in accordance with GAAP, which means that TRCH will restate its historical consolidated financial statements to include the assets, liabilities, stockholders' equity and results of operations of RTC.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In reviewing the actions of the TRCH Board with respect to the Share Issuance, the Charter Amendment and the 1997 Plan Amendment, TRCH stockholders should be aware that certain officers of TRCH may have interests in the Merger that are different from, or in addition to, the interests of TRCH stockholders generally. Such interests may include the receipt of significant compensation if the Merger is consummated, although the specific form and amount of such compensation has not been determined by the TRCH Board.


  In reviewing the actions of the RTC Board with respect to the Merger Agreement and the transactions contemplated thereby, RTC stockholders should be aware that certain members of RTC's management and the RTC Board have interests in the Merger that are different from, or in addition to, the interests of RTC stockholders generally.

  Bonuses. Each of Mr. Mayer, Mr. Jansen, Mr. Rodgers, Mr. Karl, Ms. Bednar, Mr. Zawiski and John A. Chambers, Vice President of Corporate Development, is party to an employment agreement ("Employment Agreement") with RTC and each of Mr. Rodgers, Mr. Karl, Ms. Bednar, Mr. Zawiski and Mr. Chambers is a party to a severance agreement ("Severance Agreement") with RTC (as amended through the date hereof, collectively, the "Employment and Severance Agreements").

  The Employment Agreements permit, in the discretion of the Compensation Committee of the Board of Directors, the pre-payment of annual incentive bonuses prior to the end of the calendar year in which such bonuses were earned. On November 17, 1997, in connection with the approval of the execution of the Merger Agreement, the Compensation Committee of the RTC Board approved the pre-payment of 1997 incentive bonuses in the following amounts for the following officers: Mr. Mayer, $226,875; Mr. Jansen, $189,750; Mr. Rodgers, $135,000; Mr. Karl, $135,000; Ms. Bednar, $135,000 and Mr. Zawiski, $97,500.
These amounts reflect the previously approved bonus amounts of 75% of base salary for each officer and were paid on December 1, 1997.

  Certain of the Employment and Severance Agreements were amended in connection with the execution of the Merger Agreement to provide, in addition to the foregoing, for the payment of a bonus in consideration of the significant contributions of certain RTC employees in originating, negotiating and consummating the Merger (a "Merger Bonus"). A Merger Bonus was paid, in cash, to the following RTC employees in the following amounts on December 1, 1997: Mr. Mayer, $1,502,125; Mr. Jansen, $1,407,250; Mr. Rodgers, $855,000 and
Mr. Karl, $855,000.

  Severance Payments. The Employment Agreements for Mr. Mayer and Mr. Jansen provide that if (a) the employer terminates such officer's employment other than for cause, death or permanent disability and such termination occurs within the 270-day period preceding or after the consummation of a change in control (the "Change in Control Period"), (b) the Employment Agreement is terminated as a result of the death or permanent disability of such officer within the Change in Control Period or (c) such officer terminates his employment for good reason within the Change in Control Period, the employer must pay such officer, within 30 days after the event giving rise to such payment, an amount equal to the sum of (x) the value of such officer's accrued salary and benefits through the date of his termination and (y) a severance payment equal to two times such officer's annual base salary as in effect on the date of termination.

  The Merger will constitute a "change in control" under the Mayer and Jansen Employment Agreements. "Good reason" under the Employment Agreements means, among other things, a material diminution in such officer's authority, duties and responsibilities. Mr. Mayer and Mr. Jansen would necessarily experience such a diminution as a result of the Merger. Thus, Mr. Mayer and Mr. Jansen will be entitled to resign following the consummation of the Merger and to receive their full severance pay under the Employment Agreements. On November 17, 1997, in connection with the approval of the Merger Agreement, the Compensation Committee of the RTC Board approved the pre-payment in fiscal year 1997 of severance pay for Mr. Mayer in the amount of $605,000 and for Mr. Jansen in the amount of $506,000, subject to the receipt by RTC of satisfactory undertakings to return such pre-paid severance if the employment of the recipient is not terminated by June 30, 1998. These amounts reflect the previously agreed upon severance payments and were paid on December 1, 1997.

  Pursuant to the Severance Agreements for Mr. Rodgers, Mr. Karl, Ms. Bednar, Mr. Zawiski and Mr. Chambers, such officers have the right, following a change of control, to terminate their employment for good reason or by reason of constructive discharge and to receive their full severance benefits under the Severance Agreements. The Merger will constitute a "change of control" pursuant to the Severance Agreements. "Good reason" and "constructive discharge" mean, generally, a material diminution in an officer's functions, duties, responsibilities or compensation. As the consummation of the Merger will constitute an event of constructive discharge with respect to Mr. Rodgers, Mr. Karl, Ms. Bednar, Mr. Chambers and Mr. Zawiski, each of such officers will be entitled to resign following consummation of the Merger and receive the following amounts under their Severance Agreements (assuming a closing of the Merger on or after March 2, 1998): Mr. Rodgers, $375,000;
Mr. Karl, $210,000; Ms. Bednar, $405,000; Mr. Chambers, $100,000 and Mr.
Zawiski, $260,000.

  Covenants not to Compete. In addition to the foregoing arrangements, the Employment and Severance Agreements provide for a payment, upon consummation of the Merger, of $4,125,000 to Mr. Mayer in exchange for a ten-year covenant not to compete; $4,050,000 to Mr. Jansen in exchange for a ten-year covenant not to compete and $675,000 to Ms. Bednar in exchange for a two-year covenant not to compete. In addition, each of Mr. Rodgers, Mr. Karl, Mr. Zawiski and Mr. Chambers has agreed not to compete with RTC for a two-year period commencing with consummation of the Merger.

  Under the Merger Agreement, TRCH has agreed to cause RTC to pay in full all amounts owing to such officers of RTC under the Employment and Severance Agreements. TRCH has agreed to cause RTC to honor all of its binding obligations under any and all severance agreements and employment agreements to which RTC or any of its subsidiaries is a party.

  Stock Option Plans. Upon consummation of the Merger, each option to purchase one share of RTC Common Stock will be converted into an option to purchase
1.335 shares of TRCH Common Stock. See "The Merger--The Merger Agreement-- Treatment of RTC Stock Options." Pursuant to the terms of various agreements, unvested RTC Stock Options held by the senior officers of RTC will become vested and exercisable upon consummation of the Merger. On the date of this Joint Proxy Statement/Prospectus, the following RTC employees held the following unvested RTC Stock Options under the RTC Stock Plans: Mr. Mayer, 303,335 options with an average exercise price of $19.59 per share of RTC Common Stock; Mr. Jansen, 106,667 options with an average exercise price of $13.90 per share of RTC Common Stock; Mr. Rodgers, 100,156 options with an average exercise price of $19.59 per share of RTC Common Stock; Mr. Karl, 112,000 options with an average exercise price of $22.34 per share of RTC Common Stock; Ms. Bednar, 97,000 options with an average exercise price of $20.60 per share of RTC Common Stock and Mr. Zawiski, 48,400 options with an average exercise price of $22.55 per share of RTC Common Stock.

  Consequences under Section 280G. The RTC Employment and Severance Agreements for Mr. Mayer, Mr. Jansen, Mr. Rodgers, Mr. Karl, Ms. Bednar, Mr. Zawiski and Mr. Chambers provide that if payment to one of these officers will be subject to any excise tax under Section 4999 of the IRC, a "gross-up" payment will be made to place the officer in the same net after-tax position as would have been the case if no excise tax had been payable. Taking into account the pre-payment in 1997 of certain amounts, assuming a closing date of February 28,
1998 and a transaction price of $          (based upon the closing price of
RTC Common Stock on the last day before the mailing of this Joint Proxy Statement/Prospectus), RTC does not expect any "gross-up" payments for anyone other than Mr. Mayer, Mr. Jansen, Mr. Rodgers and Ms. Bednar, and the aggregate cost to RTC of such "gross-up" payments with respect to these
officers is expected to be approximately $      .

  Directors of the Combined Company. Pursuant to the Merger Agreement, TRCH has agreed to cause Mr. Mayer to be appointed to the TRCH Board promptly following the Merger.

  Indemnification; Directors' and Officers' Liability Insurance. Under the Merger Agreement, for a period of six years from the Effective Date, TRCH has agreed to ensure and guarantee that all provisions with respect to indemnification as set forth in RTC's, or certain of its subsidiaries, certificates of incorporation, bylaws or indemnification agreements in each case as in effect on the date of the Merger Agreement, in favor of persons who served as directors, officers, employees or agents of RTC and certain of its subsidiaries on or before the Effective Date shall not be amended, repealed or modified.

  The Merger Agreement also provides that TRCH will cause to be maintained in effect for a period ending not sooner than the sixth anniversary of the Effective Date, directors' and officers' liability insurance providing at a minimum equivalent coverage with respect to RTC's officers and directors as the policies maintained by RTC on behalf of such directors and officers of RTC as of the date of the Merger Agreement, and containing terms and conditions which are no less advantageous with respect to matters occurring on or prior to the Effective Date; provided that in no event will TRCH be required to expend in order to maintain or procure such insurance coverage, any amount per annum in excess of the Maximum Premium (as defined in the Merger Agreement) with respect to such insurance, or, if the cost of such coverage exceeds the Maximum Premium, the maximum amount of coverage that can be purchased or maintained for the Maximum Premium.

APPRAISAL RIGHTS

  Under the DGCL, neither the stockholders of TRCH nor the stockholders of RTC are entitled to appraisal rights in the event the Merger is consummated.

REGULATORY APPROVAL

  Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notification and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied.

  On December 8, 1997, TRCH and RTC each filed notification and report forms with respect to the Merger under the HSR Act with the FTC and the Antitrust Division. The required waiting period with respect to the Merger expired at 11:59 p.m. on January , 1998. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of TRCH or RTC or any of their respective subsidiaries. At any time before or after the Effective Date, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under its antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of TRCH or RTC or the Surviving Corporation. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

STOCK EXCHANGE LISTING

  It is a condition to the consummation of the Merger that the shares of TRCH Common Stock issuable to the stockholders of RTC pursuant to the terms of the Merger Agreement be authorized for listing on the NYSE upon official notice of issuance.

DELISTING AND DEREGISTRATION OF RTC COMMON STOCK

  If the Merger is consummated, RTC Common Stock will be delisted from the NYSE and will be deregistered under the Exchange Act.

COMPARATIVE STOCK PRICES

  TRCH Common Stock has been traded on the NYSE under the symbol "TRL" since October 31, 1995. RTC Common Stock has been traded on the NYSE under the symbol "RXT" since December 20, 1995. Prior to such time, the RTC Common Stock was traded on the Nasdaq National Market under the symbol "RXTC."

  The following table sets forth, for the calendar periods indicated, the high and low trading prices per share of TRCH Common Stock and RTC Common Stock as reported by the NYSE and the Nasdaq National Market, as the case may be. The prices per share have been adjusted to reflect the five-for-three stock split of the TRCH Common Stock in the fourth quarter of 1997 and the two-for-one stock split of the RTC Common Stock in the first quarter of 1996.

                                                         TRCH           RTC
                                                     COMMON STOCK  COMMON STOCK
                                                     ------------- -------------
                                                      HIGH   LOW    HIGH   LOW
                                                     ------ ------ ------ ------
   1995
   First Quarter....................................    --     --  $13.25 $10.50
   Second Quarter...................................    --     --   13.13  10.38
   Third Quarter....................................    --     --   18.63  11.25
   Fourth Quarter................................... $18.00 $10.43  23.50  16.13
   1996
   First Quarter....................................  19.35  16.20  27.63  18.75
   Second Quarter...................................  27.30  18.60  34.88  23.50
   Third Quarter....................................  25.58  19.20  34.38  24.38
   Fourth Quarter...................................  27.83  19.20  33.38  22.38
   1997
   First Quarter....................................  22.58  17.93  29.88  22.00
   Second Quarter...................................  24.30  16.80  30.63  20.00
   Third Quarter....................................  30.53  21.75  36.44  25.69
   Fourth Quarter (through December 18, 1997).......  34.38  24.38  40.13  29.38
   1998
   First Quarter (through January   , 1998).........

  TRCH has not paid cash dividends on TRCH Common Stock since its initial public offering in October 1995 and has no intention of paying such dividends in the foreseeable future. TRCH's existing credit facilities prohibit the payment of cash dividends. RTC has not paid any cash dividends on RTC Common Stock. RTC's existing credit facilities prohibit the payment of cash dividends.

  The reported closing sale price of TRCH Common Stock on the NYSE on November 18, 1997, the last full day of trading for TRCH Common Stock prior to the announcement by TRCH and RTC of the execution of the Merger Agreement, was $31.125 per share. The closing sale price of RTC Common Stock on the NYSE on such date was $38.25 per share. On an equivalent per share basis calculated by multiplying the closing sale price of

TRCH Common Stock on November 18, 1997, by the Exchange Ratio, the value of the Merger Consideration to be received by holders of RTC Common Stock was approximately $41.55 per share of RTC Common Stock.

  On January   , 1998, the last trading day prior to the date of this Joint
Proxy Statement/Prospectus, the last reported sale prices of TRCH Common Stock
and RTC Common Stock, as reported on the NYSE, were $        per share and
$        per share, respectively.

  Because the Exchange Ratio is fixed and because the market price of TRCH Common Stock is subject to fluctuation, the market value of the shares of TRCH Common Stock that holders of RTC Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR BOTH THE TRCH COMMON STOCK AND THE RTC COMMON STOCK.

  Following the Merger, TRCH Common Stock will continue to be traded on the NYSE. At such time, RTC Common Stock will cease to be quoted on the NYSE, and, since RTC will be a wholly owned subsidiary of TRCH, there will be no further market for such stock. See "The Merger--Delisting and Deregistration of RTC Common Stock."

                      COMPARATIVE RIGHTS OF STOCKHOLDERS

  Upon consummation of the Merger, the stockholders of RTC will become stockholders of TRCH, a Delaware corporation, and their rights will be governed by TRCH's Amended and Restated Certificate of Incorporation (the "TRCH Charter") and bylaws (the "TRCH Bylaws"), which differ in certain material respects from RTC's Restated Certificate of Incorporation, as amended (the "RTC Charter"), and bylaws, as amended (the "RTC Bylaws"). As stockholders of TRCH, the rights of the former stockholders of RTC will continue to be governed by the DGCL.

  The following comparison of the TRCH Charter and the TRCH Bylaws, on the one hand, and the RTC Charter and the RTC Bylaws, on the other, is not intended to be complete and is qualified in its entirety by reference to the TRCH Charter, the TRCH Bylaws, the RTC Charter and the RTC Bylaws. Copies of the TRCH Charter and the TRCH Bylaws are available for inspection at the offices of TRCH, and copies will be sent to the holders of RTC Common Stock upon request. Copies of the RTC Charter and the RTC Bylaws are available for inspection at the principal executive offices of RTC, and copies will be sent to holders of RTC Common Stock upon request.

  Number of Directors. The DGCL provides that a corporation's board of directors shall consist of at least one member and that the authorized number of directors may be fixed in the corporation's certificate of incorporation or in the bylaws. The TRCH Bylaws provide that the authorized number of directors constituting the TRCH Board shall be not less than one nor more than the maximum authorized by law and currently is set at five. The RTC Bylaws provide that the RTC Board shall consist of not less than one nor more than such number as the RTC Board or the stockholders shall determine. The RTC Board currently consists of five members. Pursuant to the Merger Agreement, TRCH will take such action as may be required to increase the authorized number of TRCH directors from five to six and to elect Robert L. Mayer, Jr. to fill the vacancy so created.

  The number of directors of TRCH may be changed by the affirmative vote of a majority of the TRCH Board entitled to vote or by the affirmative vote of a majority of the shares in a meeting where the holders of those shares constitute a quorum. The RTC Bylaws provide that the number of directors constituting the whole RTC Board and the number of directors constituting each class of directors can be changed by a vote of the majority of the RTC Board at the time of the vote.

  Classification. The RTC Bylaws provide that the RTC Board will be divided into three classes, and each class serves for a term of three years. The term of only one class of directors expires annually, so it is only possible to elect one class of the Board of Directors (or approximately one-third) in any one year. The TRCH Board is not classified.

  Removal of Directors; Filling Vacancies on the Board of Directors. Under the DGCL, any director or the entire board of directors generally may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, provided, however, that directors serving on a classified board may be removed only for cause unless the corporation's charter provides otherwise. The TRCH Bylaws provide that any director may be removed, with or without cause, by the majority vote of the stockholders. As the RTC Charter contains no provision concerning removal of directors, under the DGCL, RTC stockholders representing a majority of the outstanding shares entitled to vote at an election of directors may remove an RTC director only for cause.

  The DGCL generally provides that all vacancies on the board of directors, including vacancies caused by an increase in the number of authorized directors, may be filled by a majority of the remaining directors even if they constitute less than a quorum. The TRCH Bylaws provide that the affirmative vote of a majority of the remaining directors is required to fill such vacancies so long as such remaining directors constitute a quorum. All vacancies where the number of directors is less than a quorum must be filled by the stockholders. The RTC Bylaws, however, provide that all vacancies on the RTC Board, including vacancies caused by an increase in the number of authorized directors, may be filled by the affirmative vote of a majority of the remaining directors or by the stockholders.

  Limitation on Directors' Liability. The DGCL permits a corporation to limit the personal liability of its directors, with specified exceptions. The DGCL permits a corporation to include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to such corporation or its stockholders for monetary damages arising from a breach of fiduciary duty, except for: (i) a breach of the duty of loyalty to the corporation; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a declaration of a dividend or the authorization of the repurchase or redemption of stock in violation of the DGCL or (iv) any transaction from which the director derived an improper personal benefit. Both the TRCH Charter and the RTC Charter eliminate director liability to the maximum extent permitted by the DGCL.

  Indemnification. The DGCL provides in general that a corporation may indemnify any person, including its directors, officers, employees and agents, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL permits similar indemnification in the case of actions by or in the right of the corporation, provided that indemnification is not permitted for (i) breach of duty of loyalty to the company; (ii) acts or omissions not in good faith or constituting intentional misconduct or knowing violation of the law; (iii) declaration of an improper dividend, stock purchase or redemption of shares or
(iv) any transaction from which the director derived an improper personal benefit. In general, no indemnification for expenses in derivative actions is permitted under the DGCL where the person has been adjudged liable to the corporation, unless a court finds him or her entitled to such indemnification. However, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. The DGCL also provides that the indemnification permitted or required by the DGCL is not exclusive of any other rights to which a person seeking indemnification may be entitled.

  The RTC Charter provides that RTC shall indemnify any person acting as director or officer of RTC to the fullest extent permitted by the DGCL. The language in the TRCH Bylaws provides for indemnification of directors and officers to the full extent permitted by the DGCL and provides that TRCH shall enter into indemnification agreements with each of its directors and officers providing a contractual right of indemnification to the maximum extent permitted by law.

  Restrictions on Business Combinations/Corporate Control. Section 203 of the DGCL applies to a broad range of business combinations (as defined in the DGCL) between a Delaware corporation and an interested stockholder (as defined). The DGCL definition of "business combination" includes mergers, sales of assets, issuance of voting stock and certain other transactions. An "interested stockholder" is defined as any person who owns, directly or indirectly, 15.0% or more of the outstanding voting stock of a corporation. The DGCL prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless (i) the board of directors approved the business combination before the stockholder became an interested stockholder, or the board of directors approved the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85.0% of the voting stock outstanding when the transaction began other than shares held by directors who are also officers and by certain employee stock plans or (iii) the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved at a meeting by at least two-thirds of the outstanding voting stock not owned by such stockholder. Both TRCH and RTC are subject to the provisions of Section 203 of the DGCL. Neither TRCH nor Merger Sub is an interested stockholder of RTC for purposes of Section 203.

  Stockholder Action by Written Consent; Special Meetings. The DGCL provides that, unless otherwise provided in a company's certificate of incorporation, any action that may be taken or is required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The TRCH Charter provides that no action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. The RTC Charter currently permits such action without a meeting.

  Under the DGCL, a special meeting of the stockholders may be called by the board of directors or such other person as may be authorized by the certificate of incorporation or bylaws. The TRCH Bylaws provide that special meetings of stockholders may be called by the President, the Chairman of the Board, the holders of shares entitled to cast not less than 10% of the votes at such meeting or by the TRCH Board. The RTC Bylaws provide that special meetings of the stockholders of the corporation may be called only by the RTC Board, a majority of the directors acting without a meeting, the President or upon the written request of stockholders holding not less than one-third of all the outstanding shares of RTC entitled to vote for directors.

  Amendment or Repeal of the Charter and Bylaws. Under the DGCL, a corporation may amend its certificate of incorporation, from time to time, in any and as many respects as may be desired, so long as its certificate of incorporation as amended would contain only such provisions as it would be lawful and proper to insert in an original certificate of incorporation. The DGCL also provides that a certificate of incorporation may confer on the board of directors the power to amend the bylaws. Additionally, under the DGCL, a corporation's bylaws may be amended by the stockholders entitled to vote, which power may not be divested or limited where the board also has such power. The TRCH Bylaws provide that such Bylaws may be amended or repealed in accordance with the DGCL and the TRCH Charter confers on the Board the power to amend the TRCH Bylaws. The RTC Bylaws provide that the RTC Bylaws may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of the holders of 66 2/3% of the shares of stock then entitled to vote or by unanimous affirmative vote of the entire Board and the RTC Charter confers on the RTC Board the power to amend the RTC Bylaws.

  Cumulative Voting. Under the DGCL, cumulative voting of stock applies only when so provided in the certificate of incorporation of a corporation. Neither the TRCH Charter nor the RTC Charter provides for cumulative voting.

  Stockholder Vote for Merger. Except with respect to certain mergers between parent and subsidiary corporations, the DGCL generally requires the affirmative vote of a majority of the outstanding shares of the constituent corporations in a merger; provided, that where a corporation's certificate of incorporation provides for more or less than one vote per share on any matter, the required vote is a majority of the combined voting power of the corporation's stock. Under the DGCL, holders of stock which is not by its terms entitled to vote on such a transaction are entitled to notice of the meeting at which the proposed transaction is considered. The DGCL does not require, unless provided for in a corporation's charter (and neither the TRCH Charter nor the RTC Charter so provides), a stockholder vote of the surviving corporation in a merger, however, if (a) the merger agreement does not amend the existing certificate of incorporation; (b) each outstanding or treasury share of the surviving corporation before the merger is unchanged after the merger; (c) the number of shares to be issued by the surviving corporation in a merger does not exceed 20.0% of the shares outstanding immediately prior to such issuance and (d) certain other conditions are satisfied. Neither the TRCH Charter nor the RTC Charter or the TRCH Bylaws nor RTC Bylaws provides for any additional notice or voting requirement with respect to a merger other than those required by the DGCL.

  Appraisal Rights in Mergers. The DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate reorganizations and to instead demand payment of the fair cash value of their shares. The DGCL does not provide for appraisal rights in connection with a merger or consolidation (unless the certificate of incorporation so provides, which the RTC Charter does not) to the holders of shares of a constituent corporation (i) listed on a national securities exchange (or designated as a national market system security by the National Association of Securities Dealers, Inc.) or (ii) held of record by more than 2,000 stockholders (such as RTC Common Stock), unless the applicable agreement of merger or consolidation requires the holders of such shares to receive, in exchange for such shares, any property other than (a) shares of stock of the resulting or surviving corporation; (b) shares of stock of any other corporation listed on a national securities exchange (or designated as described above) or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or (d) any combination of the foregoing. The DGCL generally does not provide for appraisal rights if no vote of the stockholders of the surviving corporation is required. Under the DGCL, there are no such rights of appraisal with respect to other mergers, a sale or transfer of all or substantially all of such corporation's assets or an amendment to such corporation's certificate or articles of incorporation, unless otherwise provided in such corporation's certificate or articles of incorporation. Neither the RTC Charter nor the TRCH Charter provides for such rights of appraisal.

  Dividends. The DGCL permits a corporation to pay dividends out of surplus (defined as the excess, if any, of net assets over capital) or, if no surplus exists, out of its net profits for the fiscal year in which such dividends are declared and/or for its preceding fiscal year, provided, that dividends may not be paid out of net profits if the capital of such corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Neither the TRCH Charter nor the TRCH Bylaws mentions any dividend policy. Therefore, TRCH's dividend policy is governed by the DGCL. TRCH has not declared or paid cash dividends on the TRCH Common Stock since its initial public offering and does not intend to pay such dividends in the foreseeable future. TRCH's existing credit facility restricts the payment of dividends. According to the RTC Bylaws, holders of shares of RTC Common Stock are entitled to receive such dividends as may be declared from time to time by the RTC Board out of funds legally available for such purpose. RTC has not declared or paid cash dividends on the RTC Common Stock and does not intend to pay dividends prior to the consummation of the Merger.

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma condensed combined balance sheet as of September 30, 1997 and the pro forma condensed combined statements of income for the nine months ended September 30, 1997 and September 30, 1996 and the year ended December 31, 1996, are based upon the historical consolidated financial statements after giving effect to Form 8-K filings by TRCH and RTC related to acquisitions and the financing thereof. The unaudited pro forma condensed combined statements of income for the seven months ended December 31, 1995 and the years ended May 31, 1995 and May 31, 1994 are based upon the historical consolidated financial statements of TRCH and RTC. These documents have been previously filed with the Commission under the Exchange Act and are incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited pro forma financial statements should be read in conjunction with those consolidated financial statements, their related notes and the Form 8-K filings. These unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operating results. These unaudited pro forma condensed combined financial statements give effect to the Merger by combining the results of operations of TRCH and RTC using the pooling of interests method of accounting.

  The unaudited pro forma condensed combined statements of income do not include the impact of (i) cost savings and synergies which may be realized by the Company as a result of the Merger or (ii) merger-related expenses. TRCH has identified pretax cost savings and synergies (net of incremental costs) of $8.2 million in 1998 and $22.8 million per year in 1999 and thereafter, which may be realized by the Company as a result of the Merger. TRCH expects to achieve these cost savings and synergies from: (i) the elimination of duplicative overhead expenses; (ii) improved drug and supply utilization;
(iii) improved drug capture; (iv) enhanced purchasing efficiencies; (v) improvements in labor productivity and skill mix; (vi) enhanced revenue growth through applying TRCH's ancillary and value-added services (i.e., lab, pharmacy, etc.) to RTC's patients and (vii) increased revenue potential resulting from a recent legislative change in Medicare as secondary payor. Many of these cost savings and synergies will be achieved by applying TRCH's existing programs to RTC's business. TRCH believes that additional net cost savings and synergies may be realized in 1998 and beyond. See "The Merger-- TRCH's Reasons for the Merger; Recommendations of the TRCH Board." No assurances can be made, however, as to the actual amount and timing of cost savings and synergies, if any, that will be realized.

  The unaudited pro forma financial information is based on certain assumptions and adjustments described in the Notes to the unaudited pro forma financial information included in this Joint Proxy Statement/Prospectus and should be read in conjunction therewith and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements of TRCH and RTC and the related Notes thereto, in the TRCH 10-K and the RTC 10-K and the Condensed Consolidated Financial Statements in the TRCH 10-Qs and RTC 10-Qs, each of which is incorporated by reference.

  Financial information provided for the years ended May 31, 1995 and May 31, 1994 combines TRCH's results for the years ended May 31, 1995 and May 31, 1994, respectively, with RTC's results for the years ended December 31, 1994 and December 31, 1993, respectively.

               TOTAL RENAL CARE HOLDINGS, INC. AND SUBSIDIARIES
                RENAL TREATMENT CENTERS, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                              SEPTEMBER 30, 1997

                                 TRCH      RTC
                                 PRO       PRO       MERGER         PRO FORMA
                                FORMA     FORMA    ADJUSTMENTS       COMBINED
                               --------  --------  -----------      ----------
                                            (IN THOUSANDS)
Cash and cash equivalents..... $ 15,455  $  8,767    $(8,767)(2)(3) $   15,455
Accounts receivable, net......  132,775   109,311        --            242,086
Other current assets..........   25,028    12,111        --             37,139
                               --------  --------    -------        ----------
Total current assets..........  173,258   130,189     (8,767)          294,680
Property and equipment, net...   94,324    68,453        --            162,777
Intangible assets, net........  417,896   343,091      8,850 (3)       769,837
Other assets..................   11,784     2,807     (1,200)(4)        13,391
                               --------  --------    -------        ----------
Total assets.................. $697,262  $544,540    $(1,117)       $1,240,685
                               ========  ========    =======        ==========
Current liabilities........... $ 28,999  $ 35,071    $27,721 (2)(4) $   91,791
Long-term debt................  393,464   346,028        --            739,492
Other long-term liabilities...    2,856       --         --              2,856
Minority interests............   10,286       --         --             10,286
Common stock..................       44       250       (217)(1)            77
Additional paid-in capital....  260,157    94,153       (171)(1)       354,139
Notes receivable from
 stockholders.................   (2,975)      --         --             (2,975)
Retained earnings.............    4,431    69,426    (28,838)(2)(4)     45,019
Treasury stock................      --       (388)       388 (1)           --
                               --------  --------    -------        ----------
Total stockholders' equity....  261,657   163,441    (28,838)          396,260
                               --------  --------    -------        ----------
Total liabilities and
 stockholders' equity......... $697,262  $544,540    $(1,117)       $1,240,685
                               ========  ========    =======        ==========


  See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

1. The pro forma condensed combined balance sheet gives effect to the proposed merger of TRCH and RTC by combining the respective balance sheets of the two companies as of September 30, 1997 on a pooling of interests basis. As shown above, the capital accounts have been adjusted as if 33,364,062 shares of common stock of TRCH (survivor) were issued in exchange for all of the outstanding shares of RTC. The difference between the par value of RTC shares received in exchange and the par value of TRCH's shares issued has been debited to additional paid in capital. The pro forma adjusting entry is as follows:

                                                                DEBIT    CREDIT
                                                               --------  -------
                                                                (IN THOUSANDS)
   Common stock..............................................  $    217
   Additional paid-in capital................................       171
   Treasury stock............................................            $   388

2. Merger-related expenses anticipated to be recorded are included in the pro forma condensed combined balance sheet as of September 30, 1997. Merger-related expenses expected to be recorded by the Company are summarized in the following table (in thousands):

   Severance and management payments.........................  $ 10,080
   Other expenses............................................    28,950
                                                               --------
     Total expenses..........................................    39,030
   Tax benefit...............................................   (10,912)
                                                               --------
     Net expenses............................................  $ 28,118
                                                               ========

  Other expenses are expected to include investment advisory fees and legal, accounting and other professional fees. The pro forma adjusting entry is as follows:

                                                                DEBIT    CREDIT
                                                               --------  -------
                                                                (IN THOUSANDS)
   Retained earnings--net expense............................  $ 28,118
   Current liabilities--accrued expenses and current tax
    benefit..................................................            $28,118

3. Covenants not-to-compete are included in the pro forma condensed combined balance sheet as of September 30, 1997. The pro forma adjusting entry is as follows:

                                                                DEBIT    CREDIT
                                                               --------  -------
                                                                (IN THOUSANDS)
   Intangible assets, net--covenants not-to-compete..........  $  8,850
     Cash and cash equivalents--covenants not-to-compete
      payments...............................................            $ 8,767
     Current liabilities--accrued expenses and covenants not-
      to-compete.............................................                 83

4. Due to the anticipated extinguishment of the RTC line of credit by borrowings under the TRCH line of credit (at similar interest rates), debt issue costs to be expensed are included in the pro forma condensed combined balance sheet as of September 30, 1997. The pro forma adjusting entry is as follows:

                                                                DEBIT    CREDIT
                                                               --------  -------
                                                                (IN THOUSANDS)
   Retained earnings--net expense............................  $    720
   Current liabilities--current tax benefit..................       480
     Other assets--debt issue costs..........................            $ 1,200

                TOTAL RENAL CARE HOLDINGS, INC. AND SUBSIDIARIES
                 RENAL TREATMENT CENTERS, INC. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                           TRCH     RTC                   PRO
                                           PRO      PRO      MERGER      FORMA
                                          FORMA    FORMA   ADJUSTMENTS  COMBINED
                                         -------- -------- -----------  --------
                                            (IN THOUSANDS, EXCEPT PER SHARE
                                                        AMOUNTS)
Net operating revenues.................  $385,450 $270,231      --      $655,681
Total operating expenses...............   329,083  226,264    $(866)(1)  556,213
                                         -------- --------    -----     --------
Operating income.......................    56,367   43,967     (866)      99,468
Interest expense, net..................    19,375   13,055      --        32,430
                                         -------- --------    -----     --------
Income before income taxes and minority
 interests.............................    36,992   30,912     (866)      67,038
Income taxes...........................    13,759   11,605      346 (1)   25,018
                                         -------- --------    -----     --------
Income before minority interests.......    23,233   19,307     (520)      42,020
Minority interests in income of
 consolidated subsidiaries.............     3,176      --       --         3,176
                                         -------- --------    -----     --------
Net income.............................  $ 20,057 $ 19,307    $(520)    $ 38,844
                                         ======== ========    =====     ========
Earnings per common share..............  $   0.44 $   0.75              $   0.49
                                         ======== ========              ========
Weighted average number of common
 shares and equivalents outstanding....    45,146   25,706    8,612       79,464
                                         ======== ========    =====     ========


   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

               TOTAL RENAL CARE HOLDINGS, INC. AND SUBSIDIARIES
                RENAL TREATMENT CENTERS, INC. AND SUBSIDIARIES

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                      TRCH PRO    RTC       MERGER     PRO FORMA
                                       FORMA   PRO FORMA  ADJUSTMENTS  COMBINED
                                      -------- ---------- -----------  ---------
                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net operating revenues..............  $301,862  $211,034       --      $512,896
Total operating expenses............   263,886   184,166     $(866)(1)  448,918
                                      --------  --------     -----     --------
Operating income....................    37,976    26,868      (866)      63,978
Interest expense, net...............    18,558    10,376       --        28,934
                                      --------  --------     -----     --------
Income before income taxes and
 minority interests and
 extraordinary item.................    19,418    16,492      (866)      35,044
Income taxes........................     7,039     6,399       346 (1)   13,092
                                      --------  --------     -----     --------
Income before minority interests and
 extraordinary item.................    12,379    10,093      (520)      21,952
Minority interests in income of
 consolidated subsidiaries..........     2,294       --        --         2,294
                                      --------  --------     -----     --------
Income before extraordinary item....  $ 10,085  $ 10,093     $(520)    $ 19,658
                                      ========  ========     =====     ========
Earnings per common share before
 extraordinary item.................  $   0.23  $   0.40               $   0.26
                                      ========  ========               ========
Weighted average number of common
 shares and equivalents outstanding.    43,148    25,018     8,381       76,547
                                      ========  ========     =====     ========


  See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                TOTAL RENAL CARE HOLDINGS, INC. AND SUBSIDIARIES
                 RENAL TREATMENT CENTERS, INC. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                         TRCH     RTC                    PRO
                                         PRO      PRO      MERGER       FORMA
                                        FORMA    FORMA   ADJUSTMENTS   COMBINED
                                       -------- -------- -----------   --------
                                          (IN THOUSANDS, EXCEPT PER SHARE
                                                      AMOUNTS)
Net operating revenues................ $419,034 $287,985       --      $707,019
Total operating expenses..............  366,633  248,888   $(1,155)(1)  616,676
                                       -------- --------   -------     --------
Operating income......................   52,401   39,097    (1,155)      90,343
Interest expense, net.................   24,964   13,801       --        38,765
                                       -------- --------   -------     --------
Income before income taxes, minority
 interests and extraordinary item.....   27,437   25,296    (1,155)      51,578
Income taxes..........................    9,738    9,672       462 (1)   18,948
                                       -------- --------   -------     --------
Income before minority interests and
 extraordinary item...................   17,699   15,624      (693)      32,630
Minority interests in income of
 consolidated subsidiaries............    3,570      --        --         3,570
                                       -------- --------   -------     --------
Income before extraordinary item...... $ 14,129 $ 15,624   $  (693)    $ 29,060
                                       ======== ========   =======     ========
Earnings per common share before
 extraordinary item................... $   0.32 $   0.62               $   0.38
                                       ======== ========               ========
Weighted average number of common
 shares and equivalents outstanding...   43,788   25,068     8,398       77,254
                                       ======== ========   =======     ========


   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                TOTAL RENAL CARE HOLDINGS, INC. AND SUBSIDIARIES
                 RENAL TREATMENT CENTERS, INC. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                  FOR THE SEVEN MONTHS ENDED DECEMBER 31, 1995

                                                                         PRO
                                                             MERGER     FORMA
                                           TRCH     RTC    ADJUSTMENTS COMBINED
                                          ------- -------- ----------- --------
                                             (IN THOUSANDS, EXCEPT PER SHARE
                                                        AMOUNTS)
Net operating revenues................... $89,711 $100,191      --     $189,902
Total operating expenses.................  71,245   83,157      --      154,402
                                          ------- --------    -----    --------
Operating income.........................  18,466   17,034      --       35,500
Interest expense, net....................   5,584    1,457      --        7,041
                                          ------- --------    -----    --------
Income before income taxes, minority
 interests and extraordinary item........  12,882   15,577      --       28,459
Income taxes.............................   4,631    5,922      --       10,553
                                          ------- --------    -----    --------
Income before minority interests and
 extraordinary item......................   8,251    9,655      --       17,906
Minority interests in income of
 consolidated subsidiaries...............   1,784      --       --        1,784
                                          ------- --------    -----    --------
Income before extraordinary item......... $ 6,467 $  9,655      --     $ 16,122
                                          ======= ========    =====    ========
Earnings per common share before
 extraordinary item...................... $  0.22 $   0.43             $   0.27
                                          ======= ========             ========
Weighted average number of common
 shares and equivalents outstanding......  29,707   22,413    7,950      60,070
                                          ======= ========    =====    ========


   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                TOTAL RENAL CARE HOLDINGS, INC. AND SUBSIDIARIES
                 RENAL TREATMENT CENTERS, INC. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                        FOR THE YEAR ENDED MAY 31, 1995

                                                                         PRO
                         TRCH YEAR ENDED  RTC YEAR ENDED     MERGER     FORMA
                          MAY 31, 1995   DECEMBER 31, 1994 ADJUSTMENTS COMBINED
                         --------------- ----------------- ----------- --------
                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net operating revenues..     $98,968         $115,457           --     $214,425
Total operating
 expenses...............      81,809          100,442           --      182,251
                             -------         --------        ------    --------
Operating income........      17,159           15,015           --       32,174
Interest expense, net...       7,203              648           --        7,851
                             -------         --------        ------    --------
Income before income
 taxes, minority
 interests and
 extraordinary item.....       9,956           14,367           --       24,323
Income taxes............       3,511            4,316           --        7,827
                             -------         --------        ------    --------
Income before minority
 interests and
 extraordinary item.....       6,445           10,051           --       16,496
Minority interests in
 income of consolidated
 subsidiaries...........       1,593              --            --        1,593
                             -------         --------        ------    --------
Income before
 extraordinary item.....     $ 4,852         $ 10,051           --     $ 14,903
                             =======         ========        ======    ========
Earnings per common
 share before
 extraordinary item.....         -- (4)           -- (4)
                             =======         ========
Weighted average number
 of common shares and
 equivalents
 outstanding............         -- (4)           -- (4)
                             =======         ========



   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                TOTAL RENAL CARE HOLDINGS, INC. AND SUBSIDIARIES
                 RENAL TREATMENT CENTERS, INC. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                        FOR THE YEAR ENDED MAY 31, 1994

                                       TRCH
                                       YEAR       RTC
                                       ENDED   YEAR ENDED                PRO
                                      MAY 31, DECEMBER 31,   MERGER     FORMA
                                       1994       1993     ADJUSTMENTS COMBINED
                                      ------- ------------ ----------- --------
                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net operating revenues............... $80,470   $73,043         --     $153,513
Total operating expenses.............  69,587    63,624         --      133,211
                                      -------   -------      ------    --------
Operating income.....................  10,883     9,419         --       20,302
Interest expense, net................      13     1,536         --        1,549
                                      -------   -------      ------    --------
Income before income taxes, minority
 interests and extraordinary item....  10,870     7,883         --       18,753
Income taxes.........................   4,106     2,102         --        6,208
                                      -------   -------      ------    --------
Income before minority interests and
 extraordinary item..................   6,764     5,781         --       12,545
Minority interests in income of
 consolidated subsidiaries...........   1,046       --          --        1,046
                                      -------   -------      ------    --------
Income before extraordinary item..... $ 5,718   $ 5,781         --     $ 11,499
                                      =======   =======      ======    ========


   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

1. Amortization of covenants not-to-compete of $1,155,000 for the year ended December 31, 1996 and $866,000 for each of the nine month periods ended September 30, 1997 and 1996 is included in the pro forma condensed combined statements of income. The related reduction in tax expense for this amortization was $462,000 for the year ended December 31, 1996 and $346,000 for each of the nine month periods ended September 30, 1997 and 1996.

2. Merger-related expenses anticipated to be recorded are not included in the pro forma condensed combined statements of income for any period presented. Merger-related expenses expected to be recorded by the Company are summarized in the following table (in thousands):

     Severance and management payments................................ $ 10,080
     Other expenses...................................................   28,950
                                                                       --------
       Total expenses.................................................   39,030
     Tax benefit......................................................  (10,912)
                                                                       --------
       Net expenses................................................... $ 28,118
                                                                       ========

3. In December 1995, TRCH recorded an extraordinary loss of $2,555,000, net of tax, on the early extinguishment of debt. In July and September 1996, TRCH recorded a combined extraordinary loss of $7,700,000, net of tax, on the early retirement of the remaining outstanding senior subordinated discount notes.

4. Earnings per common share before extraordinary item and the weighted average number of common shares and equivalents outstanding is not presented as the Recapitalization occurred during this period.

                         PROPOSED TRCH SHARE ISSUANCE

  At the TRCH Special Meeting, TRCH stockholders will be asked to consider and vote upon a proposal to approve the Share Issuance, which will permit the issuance pursuant to the Merger Agreement of shares of TRCH Common Stock. The Merger Agreement provides for the conversion of each share of RTC Common Stock into the right to receive 1.335 shares of TRCH Common Stock. Cash will be paid in lieu of any fractional shares of TRCH Common Stock. As of January , 1998, shares of RTC Common Stock were outstanding. Based upon such number of outstanding shares of RTC Common Stock and currently exercisable stock options to purchase shares of RTC Common Stock, 35,224,112 shares of TRCH Common Stock have been registered for issuance to the stockholders of RTC upon consummation of the Merger. A total of 2,513,565 shares of RTC Common Stock were available for purchase upon the exercise of stock options. Assuming none of these options are exercised prior to the Merger, they will be converted into options to purchase an aggregate of 3,355,609 shares of TRCH Common Stock.

REASON FOR AUTHORIZATION

  The rules of the NYSE require stockholder approval if the number of shares of TRCH Common Stock to be issued in any transaction (such as the Merger) or series of related transactions, other than a public offering for cash, would equal or exceed 20.0% of the number of shares of TRCH Common Stock outstanding immediately prior to such issuance.

VOTE REQUIRED

  The rules of the NYSE require the affirmative vote of a majority of the votes cast in person or by proxy at the TRCH Special Meeting to approve the Share Issuance; provided that the total number of votes cast on the Share Issuance represents more than 50% of the outstanding shares of TRCH Common Stock entitled to vote thereon at the TRCH Special Meeting. The TRCH Board has unanimously determined that the Merger and the Share Issuance are in the best interests of TRCH and the stockholders of TRCH and has approved the Merger Agreement and the Share Issuance. THE TRCH BOARD UNANIMOUSLY RECOMMENDS THAT THE TRCH STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE SHARE ISSUANCE.

                        PROPOSED TRCH CHARTER AMENDMENT

  The TRCH Board has approved and adopted, subject to stockholder approval, the Charter Amendment which provides for the amendment to TRCH's Amended and Restated Certificate of Incorporation to increase the authorized number of shares of TRCH Common Stock from 55,000,000 to 195,000,000 shares.

REASONS FOR AMENDMENT

  At the close of business on the TRCH Record Date, there were         shares
of TRCH Common Stock outstanding and entitled to vote. If the Charter Amendment is approved and the Merger is consummated, it is expected that there
will be approximately         shares of TRCH Common Stock outstanding
(assuming no options with respect to RTC Common Stock or TRCH Common Stock are exercised after the relevant record date). Based on such assumptions, following the Merger, TRCH would have available for future issuance
approximately          authorized shares of TRCH Common Stock. Of such
authorized but unissued shares,          shares of TRCH Common Stock (as of
the close of business on the TRCH Record Date) would be reserved for issuance under TRCH's employee equity compensation plans (including in connection with the exercise of outstanding options and substitute options issued to RTC employees upon consummation of the Merger). Such authorized but unissued shares would be available for issuance without further action by stockholders except as required by law or applicable stock exchange requirements.

  TRCH does not currently have available a sufficient number of authorized but unissued shares of TRCH Common Stock to effect the issuance of such shares to the stockholders of RTC pursuant to the Merger

Agreement. Additionally, the TRCH Board believes it is desirable to authorize additional shares of TRCH Common Stock so that there will be sufficient shares available for issuance after the Merger for purposes that the TRCH Board may hereafter determine to be in the best interests of TRCH and its stockholders. Such purposes could include the offer of shares for cash, acquisitions, employee benefit programs and other general corporate purposes. In many situations, prompt action may be required which would not permit seeking stockholder approval to authorize additional shares for a specific transaction on a timely basis. The TRCH Board believes it is important that the Board have the flexibility to act promptly in the best interests of stockholders. The terms of any future issuance of shares of TRCH Common Stock will depend largely on market and financial conditions and other factors existing at the time of issuance. Other than opportunistic acquisitions of dialysis facilities, TRCH does not have any immediate plans, agreements, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of TRCH Common Stock that would be authorized by the Charter Amendment.

PRINCIPAL EFFECTS

  The additional shares of TRCH Common Stock to be authorized by the Charter Amendment would have rights identical to those of the currently outstanding TRCH Common Stock. Adoption of the Charter Amendment would not affect the rights of the holders of currently outstanding TRCH Common Stock, except for effects incidental to increasing the number of shares of TRCH Common Stock outstanding upon the issuance of newly authorized shares of TRCH Common Stock. If the Charter Amendment is approved by the TRCH stockholders, it will become effective upon the filing of a Certificate of Amendment to TRCH's Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which is expected to be filed promptly after the TRCH Special Meeting and, in any event, prior to the consummation of the Merger.

VOTE REQUIRED

  Approval of the Charter Amendment requires the affirmative vote of a majority of the shares of TRCH Common Stock outstanding as of the TRCH Record Date. Approval of the Charter Amendment is not conditioned on approval of the Share Issuance. The TRCH Board has unanimously determined that the Charter Amendment is advisable and in the best interests of TRCH and the stockholders of TRCH. THE TRCH BOARD UNANIMOUSLY RECOMMENDS THAT TRCH STOCKHOLDERS VOTE "FOR" APPROVAL OF THE CHARTER AMENDMENT.

              PROPOSED AMENDMENT TO 1997 EQUITY COMPENSATION PLAN

  The 1997 Plan provides for the granting of stock options to purchase shares of TRCH Common Stock ("Options"), and the issuance of shares of TRCH Common Stock subject to contractual restrictions ("Restricted Stock") to participants in the 1997 Plan ("Participants"). The purpose of the 1997 Plan is to promote the interests of TRCH and its stockholders by enabling TRCH to offer Participants an opportunity to acquire an equity interest in TRCH so as to better attract, retain and reward employees, directors, and other persons providing services to TRCH, and accordingly, to strengthen the mutuality of interests between Participants and TRCH's stockholders by providing Participants with a proprietary interest in pursuing TRCH's long-term growth and financial success. If approved by TRCH stockholders, the 1997 Plan Amendment would increase the number of shares available for issuance to million shares of TRCH Common Stock.

  The Existing Plan was approved by the TRCH stockholders on July 1, 1997. At the recommendation of the TRCH Compensation Committee (the "Compensation Committee"), the 1997 Plan Amendment was approved by the TRCH Board on
          , 1997. TRCH believes that it is necessary to adopt the 1997 Plan Amendment at this time in order to provide an adequate pool for the grant of stock-based incentive awards in the future. If the Merger is consummated, more shares will be needed to make grants in the ordinary course of business and thus accomplish TRCH's goals of attracting, motivating and retaining qualified executives who can maximize long-term stockholder returns in the rapidly-changing healthcare industry.

  The primary features of the 1997 Plan, as amended, are summarized below. This summary is qualified in its entirety by reference to, and subject to, the terms of the Amended and Restated 1997 Plan, a copy of which is attached hereto as Annex D to this Joint Proxy Statement/Prospectus.

SHARES AVAILABLE UNDER THE AMENDED AND RESTATED 1997 PLAN

  Upon approval of the 1997 Plan Amendment by TRCH's stockholders, there will
be an aggregate of            shares of TRCH Common Stock available for
issuance pursuant to incentive awards under the 1997 Plan. Such shares may be either authorized but unissued shares or previously issued shares reacquired by TRCH, including shares purchased on the open market. The additional shares authorized pursuant to the 1997 Plan Amendment constitute
approximately    % of the total number of shares of TRCH Common Stock
outstanding, assuming the Merger is consummated. The closing price per share
of TRCH Common Stock on January   , 1998 was $          .

  Subject to adjustments to reflect certain corporate events as described below, the maximum number of shares of TRCH Common Stock in respect of which awards of Options or Restricted Stock ("Awards") may be granted under the 1997
Plan (as amended) is equal to the sum of (i)           shares plus (ii) up to
833,333 "Spill-Over Shares" from the TRCH 1995 Compensation Plan (the "1995 Plan") as described below. TRCH intends to utilize the 1997 Plan in lieu of the 1995 Plan in the future. To ensure that the shares previously authorized and approved for issuance under the 1995 Plan are available for use by TRCH, the number of shares authorized for issuance under the 1997 Plan includes up to 833,333 "Spill-Over Shares" from the 1995 Plan. "Spill-Over Shares" are defined as (i) 66,526 shares of TRCH Common Stock which remained available for issuance under the 1995 Plan on the date the 1997 Plan was approved by TRCH's stockholders, and (ii) shares of TRCH Common Stock which would otherwise become available for issuance under the 1995 Plan due to the expiration or termination of options which were granted under the 1995 Plan prior to stockholder approval of the 1997 Plan. An aggregate of 1,666,666 shares of TRCH Common Stock have been authorized for issuance under the 1995 Plan.

  As of January   , 1998, options to purchase an aggregate of           shares
of TRCH Common Stock had been granted under the 1997 Plan. No awards of restricted stock have been granted under the 1997 Plan. If an Option granted under the 1997 Plan expires or terminates without having been exercised in full, the shares of TRCH Common Stock remaining unissued under such Option will again become available for issuance under the 1997 Plan. Similarly, if shares of Restricted Stock issued under the 1997 Plan are forfeited by the Participant or repurchased by TRCH, such shares will again become available for issuance under the 1997 Plan. The shares of TRCH Common Stock to be issued under the 1997 Plan are issued directly by TRCH from its authorized but unissued shares of TRCH Common Stock.

ELIGIBILITY AND PARTICIPATION

  All employees, directors, and other persons providing bona fide services (other than persons only providing services in connection with the offering or sale of securities in a capital raising transaction) to TRCH or any subsidiary of TRCH are eligible to receive Awards under the 1997 Plan. Subject to adjustments described below, the maximum number of shares of TRCH Common Stock which may be issuable pursuant to Awards granted to any Participant during any calendar year may not exceed 833,333 shares. The number of persons who will be eligible to participate in the 1997 Plan has not been determined at this time. In addition, no determination has been made at this time as to the individuals who are to receive Awards, the Awards that will be granted to any individual or group of individuals, nor the amounts to be payable with respect to Awards.

ADMINISTRATION OF THE 1997 PLAN

  The 1997 Plan is administered by the TRCH Board or by a committee consisting of two or more members of the TRCH Board appointed by the TRCH Board (the entity administering the 1997 Plan at any time, whether the full TRCH Board or a committee thereof, is referred to below as the "Committee"). The Committee has the authority to interpret the 1997 Plan and to adopt rules and procedures relating to the administration of the 1997 Plan. Currently, the 1997 Plan is administered by the TRCH Board.

OPTIONS

  Options granted under the 1997 Plan may be either Incentive Stock Options ("ISO's") or Nonqualified Stock Options ("NQSO's"). The terms and conditions of each Option will be determined by the Committee and set forth in a written agreement between the individual and TRCH. The terms of each Option shall set forth, in addition to such other terms and conditions as may be established by the Committee, (i) the per share exercise price of such Option (which will generally be, but is not required to be, the closing price of a share of TRCH Common Stock as reported on the NYSE on the date of grant or, for options granted prior to the close of trading, on the day prior to the date of grant);
(ii) the termination date of such Option, which shall not be later than ten years after the date of grant and (iii) the effect on such Option of the termination of the Participant's employment. Options are not transferable during the individual's lifetime, and may be transferred in the event of death only by will or the laws of descent and distribution.

  Although the Committee has broad discretion in determining the terms and conditions of Options, to the extent an Option is intended to qualify as an ISO, such Option is required to have terms and conditions consistent with the requirements for such treatment under the Code. As currently in effect, ISO's are subject to the following special restrictions under the Code: (i) ISO's may only be granted to employees of TRCH or any subsidiary; (ii) the exercise price for an ISO must be at least equal to 100% (110%, in the case of stockholders holding more than 10% of the total combined voting power of all classes of stock of TRCH or of a subsidiary of TRCH) of the fair market value of the TRCH Common Stock, determined on the date of the grant; (iii) the aggregate fair market value of the shares of TRCH Common Stock issuable upon exercise of all ISO's (determined at the time the ISO is granted) held by a Participant that become exercisable (for the first time) during a calendar year cannot exceed $100,000 and (iv) ISO's must terminate no later than the first to occur of (A) ten years (five years for stockholders holding more than 10% of the total combined voting power of all classes of stock of TRCH or of a subsidiary) from the date of grant and (B) three months following the termination of the Participant's employment, unless such termination is the result of the Participant's death or disability or if the Participant dies during the three month period following such termination, in which case other rules apply.

RESTRICTED STOCK

  The Committee may issue grants of Restricted Stock to Participants under the 1997 Plan upon such terms and conditions, and subject to such restrictions, as it may deem appropriate. There is no requirement that the Participant pay fair market value for shares of Restricted Stock, but the Participant will be required to pay at least the minimum consideration required by law, if any. Generally, the shares of TRCH Common Stock issued pursuant to a Restricted Stock grant will be subject to certain restrictions on transfer and certain repurchase rights for the benefit of TRCH. Such restrictions will lapse upon the satisfaction of the vesting requirements specified in the grant. Participants holding Restricted Stock will generally be able to vote the shares of TRCH Common Stock and receive any dividends paid with respect thereto even prior to the date on which the restrictions imposed on such shares may lapse.

MODIFICATION OF AWARDS

  The Committee has the authority to modify any outstanding Award as it deems appropriate, including, without limitation, the authority to modify the exercise price of any Option, accelerate the right to exercise any Option and modify any restrictions with respect to any Restricted Stock award; provided, however, that the Committee may not modify any Award in a manner adverse to the Participant holding such Award without such Participant's consent.

ADJUSTMENTS

  In addition, in connection with certain types of corporate events (such as stock splits, stock dividends, recapitalizations, reorganizations, mergers, consolidations and spinoffs), the Committee may make appropriate and equitable adjustments to (i) the aggregate number and kind of shares for which Awards can be granted under the 1997 Plan; (ii) the number and kind of shares covered by outstanding Awards and (iii) the per share exercise price of outstanding Options and the per share repurchase price of outstanding Restricted Stock. In connection with any merger or consolidation of TRCH with or into another entity in which TRCH is not the surviving corporation or as a result of which the TRCH Common Stock ceases or will cease to be publicly traded, the Committee may, but shall not be required to, authorize the termination of all outstanding Options upon the consummation of such merger or consolidation, provided that, as a condition to such termination, all restrictions on the exercisability of such Options (i.e., vesting provisions) shall be eliminated and the holder thereof shall be given at least 20 days prior to such termination to exercise such Options without any regard to any such restrictions.

TAX MATTERS

  TRCH is authorized to withhold such amounts from the compensation of the Participants as may be necessary to satisfy the tax withholding obligations arising as a result of the operation of the 1997 Plan. Any award which is intended to constitute "qualified performance-based compensation" as such term is defined in the regulations promulgated under Section 162(m) of the Code, is required to be granted in such manner and made subject to such terms and conditions as may be required for such Option to so qualify.

COMPLIANCE WITH SECURITIES LAWS

  TRCH is not obligated to issue any TRCH Common Stock under the 1997 Plan if it determines that the issuance would violate applicable state or federal securities laws. TRCH has filed a registration statement on Form S-8 to register the issuance of shares under the 1997 Plan, and intends to file an additional Form S-8 with respect to the additional shares available for issuance as a result of the 1997 Plan Amendment, if approved.

TERMINATION OR AMENDMENT OF THE 1997 PLAN

  The 1997 Plan may be terminated by the TRCH Board at any time. Unless earlier terminated by the TRCH Board, the 1997 Plan will terminate as of the close of business on the day prior to the tenth anniversary of the effective date of the 1997 Plan. No Options may be granted under the 1997 Plan after the date on which the 1997 Plan terminates. No termination of the 1997 Plan shall adversely affect the rights of any Participant with respect to any Award outstanding as of the time of such termination. The TRCH Board may at any time amend the 1997 Plan; provided, however, that no such amendment may adversely affect the rights of any Participant with respect to any outstanding Award without such Participant's consent.

FEDERAL INCOME TAX CONSEQUENCES OF THE 1997 PLAN

  The following general discussion of the principal federal income tax consequences of participation in the 1997 Plan is based upon the statutes and regulations existing as of December 19, 1997, which are subject to modification at any time. In addition, participating in the 1997 Plan may have foreign, state and local tax consequences. Participants should consult with their own tax advisors with respect to the tax consequences of participating in the 1997 Plan.

  Incentive Stock Options. No taxable income will be recognized by the Participant upon the grant or the exercise of an ISO under the 1997 Plan, and TRCH is not entitled to an income tax deduction as the result of the grant or exercise of an ISO. Any gain or loss resulting from the subsequent sale of shares of TRCH Common Stock acquired upon exercise of an ISO will be long-term capital gain or loss if the sale is made after the later of (i) two years from the date of grant of the ISO or (ii) one year from the date of exercise of the ISO. If the

Participant sells TRCH Common Stock acquired upon exercise of any ISO prior to the expiration of such periods (a "Disqualifying Disposition"), the Participant will generally recognize ordinary income in the year of the sale in an amount equal to the difference between the exercise price of the ISO and the fair market value of the shares of TRCH Common Stock on the date of exercise (if, however, such sale is a transaction in which a loss, if sustained, would have been recognized by the Participant, the amount of ordinary income recognized by the Participant will not exceed the excess, if any, of the amount realized on the sale over the exercise price). TRCH will be entitled to an income tax deduction equal to the amount taxable to the Participant. Any excess gain recognized by the Participant upon the Disqualifying Disposition will be taxable as long-term capital gain if the shares of TRCH Common Stock have been held for more than one year after the date of exercise or short-term capital gain if the shares of TRCH Common Stock have been held for less than one year after the date of exercise. The amount by which the fair market value (determined on the date of exercise) of the shares of TRCH Common Stock purchased upon exercise of an ISO exceeds the exercise price constitutes an item of tax preference that may be subject to alternative minimum tax in the year that the ISO is exercised, depending on the facts and circumstances involved.

  Nonqualified Stock Options. As with an ISO, no taxable income will be recognized by the Participant upon the grant of an NQSO under the 1997 Plan, and TRCH is not entitled to an income tax deduction as the result of the grant of an NQSO. Unlike an ISO, however, upon the exercise of an NQSO, the Participant generally will recognize ordinary income, and TRCH will be entitled to an income tax deduction, in the amount by which the fair market value of the shares of TRCH Common Stock purchased upon such exercise (determined as of the date of exercise) exceeds the exercise price. Such income constitutes "wages" with respect to which TRCH is required to deduct and withhold federal and state income tax and pay other compensation-based taxes and withholding. Upon the sale of shares of TRCH Common Stock acquired upon the exercise of an NQSO, the Participant will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon disposition and the fair market value of the shares on the date of exercise. If the shares have been held for more than one year at the time of the disposition, the capital gain or loss will be long-term, otherwise the capital gain will be short-term.

  Restricted Stock. Generally, due to the conditions and restrictions placed on Restricted Stock, such Restricted Stock will be deemed to be subject to "a substantial risk of forfeiture" as such phrase is used in Section 83 of the Code (e.g., TRCH will have the right to repurchase such shares at cost prior to the date such shares vest). Consequently, under Section 83 of the Code, a Participant receiving Restricted Stock will not recognize taxable income upon issuance of the Restricted Stock but will recognize ordinary income in the amount of the fair market value of the Restricted Stock at such time as such Restricted Stock is no longer subject to a substantial risk of forfeiture. TRCH will be entitled to an income tax deduction in the amount taxable to the Participant. If shares of Restricted Stock are sold after they cease to be subject to a substantial risk of forfeiture, the Participant will recognize long-term or short-term capital gain or loss (using a holding period which generally begins when the risk of forfeiture lapses) which will generally equal the difference between the sale price and the fair market value of the shares on the date the risk of forfeiture lapsed. A Participant may, however, elect, under Section 83(b) of the Code (a "Section 83(b) Election"), within 30 days of the grant of the Restricted Stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of Restricted Stock (determined without regard to the restrictions) over the purchase price of such shares. TRCH will be entitled to an income tax deduction in the amount taxable to the Participant. If the shares of Restricted Stock are subsequently forfeited, the Participant will not be entitled to a deduction, refund, or loss for the amount previously included in income by reason of the Section 83(b) Election. Also, if the Participant makes a Section 83(b) Election, the Participant's holding period commences on, and the tax basis will be equal to the fair market value of shares on, the date of grant.

  Acceleration of Stock Options Upon a Transfer of Control. If, upon a reorganization, merger, sale or other transaction resulting in a change in control of TRCH or of a substantial portion of its assets, the exercisability of stock options held by certain employees (generally officers, stockholders and highly compensated employees of TRCH) is accelerated (or payments are made to cancel unexercisable options of such employees), such acceleration or payment will be determined to be a "parachute payment" for federal income tax purposes. If the present value of all of the Participant's parachute payments exceeds three times the Participant's average compensation for the past five years, the Participant will be subject to a 20% excise tax on the amount of such parachute payment which is in excess of the greater of such average compensation of the Participant or an amount which the Participant establishes as reasonable compensation. In addition, TRCH will not be allowed a deduction for such excess parachute payment.

  Capital Gains and Ordinary Income Tax. Long-term capital gains are currently taxed at a maximum federal rate of 20%, mid-term capital gains are currently taxed at a maximum federal rate of 28% and short-term capital gains and ordinary income are taxed at marginal federal rates of up to 39.6%.

  Section 162(m) Limitation. If the compensation attributable to Options or Restricted Stock awards granted under the 1997 Plan to persons subject to
Section 162(m) of the Code is not "qualified performance-based compensation" as defined in the regulations promulgated under Section 162(m) of the Code, TRCH may not be permitted to deduct such compensation to the extent the individual's aggregate compensation exceeds $1,000,000 in any year. To constitute "qualified performance-based compensation," a number of requirements must be met, some of which are subject to interpretation. There can be no assurance that all compensation attributable to Awards under the 1997 Plan will constitute "qualified performance-based compensation" under
Section 162(m).

NEW 1997 PLAN BENEFITS

  It is not possible to determine at this time the awards that will be granted in connection with the additional shares of TRCH Common Stock reserved for issuance under the 1997 Plan. For informational purposes, the table below sets forth the number of Options awarded under the 1997 Plan during fiscal year 1997 to TRCH's most senior executive officers, all current executive officers as a group (the "Executive Group"), all current TRCH directors who are not executive officers as a group (the "Non-Executive Director Group") and all TRCH employees, including all current officers who are not executive officers, as a group (the "Employee Group").

                                                                     SHARES
                                                                   UNDERLYING
   NAME AND POSITION                                              OPTION AWARDS
   -----------------                                              -------------
   Victor M.G. Chaltiel..........................................        --
    Chairman, Chief Executive Officer and President
   Leonard W. Frie...............................................        --
    Executive Vice President and Chief Operating Officer
   Barry C. Cosgrove.............................................        --
    Vice President, General Counsel and Secretary
   John E. King..................................................        --
    Vice President, Finance and Chief Financial Officer
   Executive Group...............................................        --
   Non-Executive Director Group..................................     22,500
   Employee Group................................................    301,672

REASON FOR AUTHORIZATION

  The proposed 1997 Plan Amendment is being submitted for stockholder approval pursuant to Section 162(m) of the Code and the rules of the NYSE.

VOTE REQUIRED

  The rules of the NYSE require the affirmative vote of a majority of the votes cast, in person or by proxy, at the TRCH Special Meeting to approve the 1997 Plan Amendment, provided that the total numbers of votes cast on the proposal to approve the 1997 Plan Amendment represents more than 50% of the outstanding shares of TRCH Common Stock entitled to vote thereon at the TRCH Special Meeting. Approval of the 1997 Plan

Amendment is not conditioned on approval of the Share Issuance or the Charter Amendment. If the stockholders do not approve the 1997 Plan Amendment, the TRCH Board will consider whether to adopt some alternative arrangement based on its assessment of TRCH's needs. THE TRCH BOARD HAS DETERMINED THAT THE 1997 PLAN AMENDMENT IS IN THE BEST INTERESTS OF TRCH AND THE STOCKHOLDERS OF TRCH AND HAS APPROVED UNANIMOUSLY THE 1997 PLAN AMENDMENT. THE TRCH BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE 1997 PLAN AMENDMENT.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of TRCH Common Stock being offered hereby will be passed upon for TRCH by Barry C. Cosgrove, General Counsel, Total Renal Care Holdings, Inc.

                                    EXPERTS

  The consolidated financial statements incorporated in this Joint Proxy Statement/Prospectus by reference to the TRCH Annual Report on Form 10-K for the years ended December 31, 1996 and May 31, 1995 and the seven month period ended December 31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of Dialysis Care of North Carolina for the year ended December 31, 1996; the financial statements of the Renal Dialysis Business of The Rogosin Institute, Inc. for the year ended December 31, 1996; the financial statements of New West Dialysis Clinics, Inc. for the year ended December 31, 1996; the combined financial statements of Southfield Dialysis Facility, P.C., North Oakland Dialysis Facility, P.C., Macomb Kidney Center, P.C. and Novi Kidney Center, P.C. for the year ended December 31, 1996; the financial statements of the Nephrology Services Business of Caremark International Inc. for the years ended December 31, 1995 and 1994 and for the one month ended December 31, 1993, incorporated in this Joint Proxy Statement/Prospectus by reference to TRCH's Form 8-K dated December 19, 1997, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated statements of income, stockholders' equity and cash flows of Total Renal Care Holdings, Inc. and subsidiaries for the year ended May 31, 1994 and the related financial statement schedule have been incorporated by reference herein and in the Registration Statement in reliance on the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated balance sheets of RTC and its subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 incorporated by reference in this Joint Proxy Statement/Prospectus have been incorporated by reference herein in reliance on the report, which includes references to information audited by other auditors, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing, which report is also incorporated by reference herein.

  RTC acquired Wichita Dialysis Group and Healthcare Corporation and Affiliates in business combinations which have both been accounted for using the pooling of interests method of accounting. The financial statements of Wichita Dialysis Group and Healthcare Corporation and Affiliates for the year ended December 31, 1994 were audited by Baird, Kurtz & Dobson and Deloitte & Touche LLP, respectively, as stated in their reports incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing. Baird, Kurtz & Dobson and Deloitte & Touche LLP are independent auditors. The report of Coopers & Lybrand, insofar as it relates to the amounts included for Wichita Dialysis Group and Healthcare Corporation and Affiliates for the year ended December 31, 1994, is based solely on the reports of Baird, Kurtz & Dobson and Deloitte & Touche LLP, respectively.

  RTC acquired Satellite Affiliated Companies in a business combination that has been accounted for using the purchase method of accounting. The combined balance sheets of Satellite Affiliated Companies as of December 31, 1996 and 1995 and the related combined statements of income, changes in owners' equity and cash flows for the years then ended incorporated by reference in this Prospectus have been incorporated by reference herein in reliance on the report of Frank, Rimerman & Co., LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing, which report is also incorporated by reference herein.

                         FUTURE STOCKHOLDER PROPOSALS

  Any TRCH stockholder who intends to submit a proposal for inclusion in the proxy materials for the 1998 annual meeting of TRCH must submit such proposal to the Secretary of TRCH by January 26, 1998.

  RTC expects to hold an annual meeting of stockholders in the second quarter of 1998 unless the Merger is completed prior thereto. Rules of the Commission set forth standards as to what stockholder proposals are required to be included in a proxy statement. Any RTC stockholder who intends to submit a proposal for inclusion in the proxy materials for the 1998 annual meeting of RTC must have submitted such proposal to the Secretary of RTC by December 1, 1997.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                  Execution Copy

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                        TOTAL RENAL CARE HOLDINGS, INC.,
                            NEVADA ACQUISITION CORP.
                                      AND
                         RENAL TREATMENT CENTERS, INC.

                         DATED AS OF NOVEMBER 18, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SECTION I--THE MERGER......................................................  A-5
  1.1   The Merger.........................................................  A-5
  1.2   Filing.............................................................  A-5
  1.3   Effective Date of the Merger.......................................  A-5
  1.4   Certificate of Incorporation and Bylaws............................  A-5
  1.5   Directors and Officers.............................................  A-5
SECTION II--CONVERSION OF AND SURRENDER AND PAYMENT FOR RTC COMMON STOCK...  A-6
  2.1   Conversion.........................................................  A-6
  2.2   Closing of Transfer Books..........................................  A-6
  2.3   Surrender of Certificates..........................................  A-6
  2.4   Exchange Agent.....................................................  A-7
SECTION III--CERTAIN EFFECTS OF THE MERGER.................................  A-8
  3.1   Effect of the Merger...............................................  A-8
  3.2   Further Assurances.................................................  A-8
SECTION IV--REPRESENTATIONS AND WARRANTIES OF TRCH AND NEWCO...............  A-8
  4.1   Corporate Organization.............................................  A-8
  4.2   TRCH Subsidiaries..................................................  A-9
  4.3   Capital Stock......................................................  A-9
  4.4   Options and Other Rights...........................................  A-9
  4.5   Authority Relative to this Agreement...............................  A-9
  4.6   No Violation....................................................... A-10
  4.7   Governmental Authorizations........................................ A-10
  4.8   No Conflicts; Compliance With Law.................................. A-10
  4.9   Litigation......................................................... A-11
  4.10  Financial Statements and Reports................................... A-11
  4.11  Absence of Certain Changes or Events............................... A-11
  4.12  Environmental Matters.............................................. A-12
  4.13  Tax Matters........................................................ A-12
  4.14  Labor Matters...................................................... A-13
  4.15  Registration Statement; Blue Sky Filings; Joint Proxy Statement.... A-13
  4.16  Stockholder Vote Required.......................................... A-13
  4.17  Accounting Matters................................................. A-14
  4.18  Brokers............................................................ A-14
  4.19  Board Action; Opinion of Financial Advisor......................... A-14
SECTION V--REPRESENTATIONS AND WARRANTIES OF RTC........................... A-14
  5.1   Corporate Organization............................................. A-14
  5.2   RTC Subsidiaries................................................... A-14
  5.3   Capital Stock...................................................... A-14
  5.4   Options and Other Rights........................................... A-15
  5.5   Authority Relative to this Agreement............................... A-15
  5.6   No Violation....................................................... A-15
  5.7   Governmental Authorizations........................................ A-15
  5.8   No Conflicts; Compliance With Law.................................. A-16
  5.9   Litigation......................................................... A-16
  5.10  Financial Statements and Reports................................... A-16
  5.11  Absence of Certain Changes or Events............................... A-16

                                                                           PAGE
                                                                           ----
  5.12  Employment Agreements............................................. A-17
  5.13  ERISA............................................................. A-17
  5.14  Real Property..................................................... A-18
  5.15  Environmental Matters............................................. A-18
  5.16  Tax Matters....................................................... A-19
  5.17  Labor Matters..................................................... A-19
  5.18  Registration Statement; Blue Sky Filings; Joint Proxy Statement... A-19
  5.19  Stockholder Vote Required......................................... A-20
  5.20  Accounting Matters................................................ A-20
  5.21  Brokers........................................................... A-20
  5.22  Board Action; Opinion of Financial Advisor........................ A-20
SECTION VI--COVENANTS AND AGREEMENTS...................................... A-20
  6.1   Joint Proxy Statement; Registration Statement; Stockholders
   Meetings............................................................... A-20
  6.2   Conduct Prior to the Effective Date............................... A-21
  6.3   Notification...................................................... A-22
  6.4   Access to Properties and Records.................................. A-22
  6.5   Negotiations...................................................... A-22
  6.6   Stock Options..................................................... A-23
  6.7   Indemnification................................................... A-24
  6.8   Confidentiality................................................... A-25
  6.9   Affiliates Agreements............................................. A-25
  6.10  Pooling of Interests.............................................. A-25
  6.11  Employee Benefits................................................. A-25
  6.12  Requisite Consents Under TRCH Senior Credit Facilities............ A-25
  6.13  Commercially Reasonable Efforts................................... A-25
  6.14  Financial Statements.............................................. A-26
  6.15  Cooperation Under Certain Circumstances........................... A-26
  6.16  Representation on TRCH's Board of Directors....................... A-26
  6.17  Tax Treatment; Tax Opinion........................................ A-26
SECTION VII--CONDITIONS PRECEDENT......................................... A-27
  7.1   Conditions to Each Party's Obligation to Effect the Merger........ A-27
  7.2   Conditions to the Obligation of RTC to Effect the Merger.......... A-28
  7.3   Conditions to Obligation of TRCH and Newco to Effect the Merger... A-28
SECTION VIII--TERMINATION, AMENDMENT AND WAIVER........................... A-29
  8.1   Termination....................................................... A-29
  8.2   Effect of Termination............................................. A-30
  8.3   Termination Fees.................................................. A-30
  8.4   Amendment......................................................... A-31
  8.5   Waiver............................................................ A-31
SECTION IX--MISCELLANEOUS................................................. A-31
  9.1   Survival.......................................................... A-31
  9.2   Expenses and Fees................................................. A-31
  9.3   Notices........................................................... A-32
  9.4   Headings.......................................................... A-33
  9.5   Publicity......................................................... A-33
  9.6   Entire Agreement.................................................. A-33
  9.7   Assignment........................................................ A-33

                                                                            PAGE
                                                                            ----
  9.8   Counterparts....................................................... A-33
  9.9   Severability....................................................... A-33
  9.10  Governing Law...................................................... A-33

                                    EXHIBITS

EXHIBIT--CERTIFICATE OF MERGER............................................. A-34
EXHIBIT--FORM OF PROPOSED CERTIFICATE OF AMENDMENT......................... A-35
EXHIBIT--FORM OF AFFILIATE'S AGREEMENT..................................... A-36
EXHIBIT--RTC REPRESENTATION LETTER......................................... A-39
EXHIBIT--TRCH REPRESENTATION LETTER........................................ A-42

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of November 18, 1997 by and among Total Renal Care Holdings, Inc., a Delaware corporation ("TRCH"), Nevada Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of TRCH ("Newco"), and Renal Treatment Centers, Inc., a Delaware corporation ("RTC").

  WHEREAS, the Boards of Directors of TRCH, Newco and RTC deem it advisable and in the best interests of their respective corporations and the stockholders of their respective corporations to merge Newco with and into RTC (the "Merger") upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "General Corporation Law") (RTC and Newco being hereinafter sometimes collectively referred to as the "Constituent Corporations" and RTC, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation");

  WHEREAS, the Boards of Directors of TRCH, Newco and RTC (and TRCH, in its capacity as sole stockholder of Newco) have approved the Merger upon the terms and subject to the conditions set forth herein; and

  WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "IRC").

  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:

                                   SECTION I

                                  THE MERGER

  1.1 The Merger. Upon the terms and conditions hereinafter set forth and in accordance with the General Corporation Law, at the Effective Date (as defined in Section 1.3), Newco shall be merged with and into RTC and thereupon the separate existence of Newco shall cease, and RTC, as the Surviving Corporation, shall continue to exist under and be governed by the General Corporation Law.

  1.2 Filing. Upon the satisfaction (or, to the extent permitted by law, the waiver) of the conditions set forth in Section 7, Newco and RTC will cause a Certificate of Merger, in substantially the form of Exhibit A attached hereto (the "Certificate of Merger"), to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the General Corporation Law.

  1.3 Effective Date of the Merger. The Merger shall become effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 251 of the General Corporation Law, or at such other time as TRCH and RTC shall agree and specify in the Certificate of Merger. The effective time of the Merger is herein sometimes referred to as the "Effective Date."

  1.4 Certificate of Incorporation and Bylaws. Upon the effectiveness of the Merger, the Certificate of Incorporation of RTC as in effect immediately prior to the Effective Date shall be the certificate of incorporation of the Surviving Corporation and the Bylaws of RTC as in effect on the date hereof shall be the Bylaws of the Surviving Corporation.

  1.5 Directors and Officers. The persons who are directors and officers of Newco immediately prior to the Effective Date shall, after the Effective Date, serve as the directors and officers of the Surviving Corporation until their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                                  SECTION II

                        CONVERSION OF AND SURRENDER AND
                         PAYMENT FOR RTC COMMON STOCK

  2.1 Conversion. At the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof:

    (a) The Exchange Ratio. Each issued and outstanding share of common stock, $.01 par value per share, of RTC ("RTC Common Stock"), other than
  (i) shares of RTC Common Stock, if any, owned of record by TRCH or Newco and (ii) shares of RTC Common Stock, if any, held in the treasury of RTC, shall be automatically converted into, and certificates formerly representing such shares of RTC Common Stock shall represent, the right to receive consideration (the "Per Share Merger Consideration") consisting of
  1.335 shares of common stock, $0.001 par value per share, of TRCH ("TRCH Common Stock"). The ratio of 1.335 shares of TRCH Common Stock to one share of RTC Common Stock (1.335:1) is hereinafter referred to as the "Exchange Ratio" and the shares of TRCH Common Stock issuable in connection with the Merger and cash payable in lieu of fractional shares in connection with the Merger are generally referred to as the "Merger Consideration."

    (b) Conversion of Newco Common Stock. Each issued and outstanding share of common stock, $0.01 par value per share, of Newco ("Newco Common Stock") shall be converted into one share of common stock, $.01 par value per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

    (c) Cancellation of Certain RTC Common Stock. All shares of RTC Common Stock which are held by RTC as treasury shares or which are owned of record by TRCH or Newco shall be canceled and retired and cease to exist, without any conversion thereof or payment with respect thereto.

    (d) RTC's Convertible Notes. On the Effective Date, RTC's 5 5/8% Convertible Subordinated Notes due 2006 (the "RTC Notes") issued pursuant to that certain Indenture dated as of June 12, 1996 (the "Indenture") by and between RTC and PNC Bank, National Association (the "Trustee") shall, as provided in the supplemental indenture to be executed by RTC, TRCH and the Trustee on the Effective Date as provided in Section 7.1(h) (the "Supplemental Indenture") cease to be convertible into RTC Common Stock and shall, from and after the Effective Date, be convertible into TRCH Common Stock as provided in the Supplemental Indenture.

    (e) Fractional Shares. No fraction of a share of TRCH Common Stock will be issued in the Merger, but, in lieu thereof, each holder of RTC Common Stock who would otherwise be entitled to a fraction of a share of TRCH Common Stock (after aggregating all fractional shares of TRCH Common Stock to be received by such holder) will be entitled to receive from TRCH an amount of cash (rounded to the nearest whole cent) equal to the product of
  (i) such fraction multiplied by (ii) the closing price of one share of TRCH Common Stock as reported by the New York Stock Exchange (the "NYSE") for composite transactions on the NYSE trading day immediately preceding the Effective Date.

  2.2 Closing of Transfer Books. At the Effective Date, the stock transfer books of RTC shall be closed, and no transfer of shares of RTC Common Stock shall thereafter be made. If, after the Effective Date, certificates previously representing shares of RTC Common Stock are presented to the Surviving Corporation or the Exchange Agent (as defined in Section 2.3), they shall be canceled and exchanged for the Merger Consideration as provided in
Section 2.1(a).

  2.3 Surrender of Certificates.

  (a) Exchange of Certificates Representing RTC Common Stock. From and after the Effective Date, such bank and trust company as TRCH, at least five days prior to the mailing of the Joint Proxy Statement (as defined in Section 6.1), shall designate and RTC shall approve (which approval shall not be unreasonably withheld) shall act as exchange agent (the "Exchange Agent") in effecting the exchange for TRCH Common Stock of certificates that, prior to the Effective Date, represented shares of RTC Common Stock which were converted into the right to receive the Merger Consideration pursuant to
Section 2.1(a). As soon as practicable after the

Effective Date, the Exchange Agent shall send a notice and transmittal form to each holder of record of RTC Common Stock immediately prior to the Effective Date advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent (who may appoint forwarding agents with the approval of TRCH) the certificate or certificates to be exchanged pursuant to the Merger. Upon the surrender for exchange of such a certificate, together with such letter of transmittal duly completed and properly executed in accordance with instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such certificate shall be paid promptly, without interest thereon, the number of shares of TRCH Common Stock and any cash in lieu of fractional shares to which such holder is entitled hereunder, and such certificate shall forthwith be canceled. Until so surrendered and exchanged, each certificate which immediately prior to the Effective Date represented outstanding shares of RTC Common Stock (other than treasury shares and shares of RTC Common Stock owned by TRCH or Newco) shall
(i) be deemed not outstanding and (ii) shall represent solely the right to receive the TRCH Common Stock into which the RTC Common Stock it theretofore represented shall have been converted into the right to receive pursuant to
Section 2.1(a) and cash in lieu of fractional shares pursuant to Section 2.1(e). Until such time as a certificate representing TRCH Common Stock is issued to, or at the direction of, the holder of a surrendered certificate, such TRCH Common Stock shall be deemed not outstanding and shall not be entitled to vote on any matter. No dividends or other distributions with respect to TRCH Common Stock with a record date after the Effective Date shall be paid to the holder of any certificate formerly representing RTC Common Stock with respect to shares of TRCH Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(e) until the surrender of such certificate in accordance with this Section 2.3(a). Subject to applicable law, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of TRCH Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of TRCH Common Stock to which such holder is entitled pursuant to Section 2.1(e) and the amount of dividends or other distributions with a record date after the Effective Date theretofore payable with respect to such whole shares of TRCH Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of TRCH Common Stock. If the TRCH Common Stock issued with respect to any RTC Common Stock is to be delivered to a person other than the person in whose name the certificates for such RTC Common Stock are registered, it shall be a condition of such delivery that the person requesting such delivery shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such certificates to a person other than the registered holder of the certificates surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

  (b) Exchange of Certificates Representing Newco Common Stock. TRCH, as the sole stockholder of Newco, shall, upon surrender to the Surviving Corporation of certificates formerly representing Newco Common Stock, receive a certificate representing the number of shares of Surviving Corporation Common Stock into which such shares of Newco Common Stock shall have been converted pursuant to Section 2.1(b).

  2.4 Exchange Agent. Prior to the Effective Date, TRCH, Newco and RTC shall enter into an agreement (the "Exchange Agreement") with the Exchange Agent which shall govern the exchange of certificates formerly representing RTC Common Stock for certificates representing TRCH Common Stock as provided herein. Prior to the filing of the Certificate of Merger, TRCH shall deposit or cause to be deposited with the Exchange Agent, (i) such number of shares of TRCH Common Stock as shall equal the product obtained by multiplying (A) the number of shares of RTC Common Stock outstanding (and not owned of record by TRCH or Newco) immediately prior to the Effective Date by (B) the Per Share Merger Consideration and (ii) cash in an amount reasonably estimated to be sufficient to pay cash in lieu of fractional shares as provided in Section 2.1(e). The deposit made by TRCH pursuant to the preceding sentence is hereinafter referred to as the "Exchange Fund." The Exchange Agreement shall provide, among other things, that (i) the Exchange Agent shall maintain the Exchange Fund as a separate fund to be held for the benefit of the holders of certificates formerly representing RTC Common Stock entitled thereto, which shall be promptly applied by the Exchange Agent to make the payments provided for in Section 2.3, (ii) any portion of the Exchange Fund that has not been paid to holders of certificates formerly representing RTC Common Stock pursuant to Section 2.3 prior to that date which is six months from the Effective Date shall be returned to the Surviving Corporation, and any holders of certificates formerly representing RTC Common Stock who shall not have theretofore complied with Section 2.3 shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration to which they are entitled under this Agreement, (iii) the Exchange Fund shall not be used for any purpose that is not provided for herein, (iv) the Exchange Agent shall make payment of the Merger Consideration to any holder who validly delivers certificates formerly representing at least 25,000 shares of RTC Common Stock in the Merger on or after the Effective Date, by overnight courier, insured, on the next business day after the later of the Effective Date or the date of such delivery of such certificates and
(v) all expenses of the Exchange Agent shall be paid directly by TRCH. Promptly following the date which is six (6) months from the Effective Date, the Exchange Agent shall return to the Surviving Corporation any remaining portion of the Exchange Fund and any other instruments in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate formerly representing RTC Common Stock may surrender such certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration payable in respect thereto pursuant to Section 2.1(a), without interest, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under the General Corporation Law.

                                  SECTION III

                         CERTAIN EFFECTS OF THE MERGER

  3.1 Effect of the Merger. The Merger shall have the effects set forth in
Section 259 of the General Corporation Law.

  3.2 Further Assurances. If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors shall execute and deliver all such deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized to take any and all such action.

                                  SECTION IV

               REPRESENTATIONS AND WARRANTIES OF TRCH AND NEWCO

  Except as otherwise disclosed to RTC in a letter delivered to it prior to the execution hereof (which letter shall contain appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "TRCH/Newco Disclosure Letter"), TRCH and Newco jointly and severally represent and warrant to RTC as follows:

  4.1 Corporate Organization. Each of TRCH and Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification or licensure necessary, except to the extent any failure to be so qualified or licensed, in the aggregate, would not have a material adverse effect on the financial condition, results of operations, properties or business of TRCH and the TRCH Subsidiaries (as defined in Section 4.2), taken as a whole (a "TRCH Material Adverse Effect"). Newco has not engaged in any business nor has it incurred any liabilities or obligations since it was incorporated other than in connection with the transactions contemplated by this Agreement.

  4.2 TRCH Subsidiaries. The TRCH/Newco Disclosure Letter sets forth a list of all corporations, partnerships, limited liability companies, joint ventures or other business associations or entities, foreign or domestic, in which TRCH owns, directly or indirectly, 50% or more of the shares of capital stock or other equity interests (including, without limitation, partnership interests) (each, a "TRCH Subsidiary" and, collectively, the "TRCH Subsidiaries") and each other corporation, partnership, limited liability company, joint venture or other business association or entity, foreign or domestic, in which TRCH owns, directly or indirectly, 20% or more of the shares of capital stock or other equity interests (including, without limitation, partnership interests) indicating in each case the form of legal entity, the jurisdiction of incorporation or formation, the outstanding equity interests and the equity interest owned by TRCH. Each TRCH Subsidiary is duly organized, validly existing and in good standing under the laws of the state or country of its incorporation or formation, with all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification or licensure necessary, except to the extent any failure to be so qualified or licensed, in the aggregate, would not have a TRCH Material Adverse Effect.

  4.3 Capital Stock. As of the date of this Agreement, the authorized capital stock of TRCH consists of (i) 55,000,000 shares of TRCH Common Stock, of which 44,547,994 shares are issued and outstanding and (ii) 5,000,000 shares of preferred stock, $0.001 par value per share, none of which are issued and outstanding. The authorized capital stock of Newco consists of 1,000 shares of Newco Common Stock, all of which are issued and outstanding. All of the outstanding shares of capital stock of Newco are owned beneficially and of record by TRCH. All of the outstanding shares of capital stock of TRCH and Newco have been validly issued and are fully paid and nonassessable. The Board of Directors of TRCH has authorized and approved an amendment to TRCH's Certificate of Incorporation to increase the authorized number of shares of TRCH Common Stock to 195,000,000 shares, a copy of which is attached hereto as Exhibit B (the "Proposed Certificate of Amendment"), has declared the advisability of such increase and has directed that the Proposed Certificate of Amendment be submitted to TRCH's stockholders at the TRCH Meeting (as defined in Section 6.1). Upon the approval of the Proposed Certificate of Amendment by the stockholders of TRCH, the filing thereof with the Secretary of State of the State of Delaware and the effectiveness of such filing, the shares of TRCH Common Stock to be issued in connection with the Merger will be duly authorized and, when issued as contemplated hereby at and after the Effective Date, will be validly issued, fully paid and nonassessable.

  4.4 Options and Other Rights. Except as set forth in the TRCH/Newco Disclosure Letter or as contemplated by this Agreement, there are no outstanding rights, subscriptions, warrants, calls, unsatisfied preemptive rights, options or other agreements or arrangements of any kind to purchase or otherwise to receive from TRCH any shares of capital stock or any other security of TRCH, and there are no outstanding securities of any kind convertible into or exchangeable for such capital stock.

  4.5 Authority Relative to this Agreement. TRCH and Newco have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by TRCH and Newco of this Agreement and the consummation of the transactions contemplated on their part hereby have been duly authorized by all necessary corporate action on the part of TRCH and Newco, subject only to the requirement to obtain the approval of TRCH's stockholders with respect to (i) the issuance, pursuant to this Agreement, of shares of TRCH Common Stock to the stockholders of RTC (the "Share Issuance") and (ii) the Proposed Certificate of Amendment. This Agreement has been duly executed and delivered by each of TRCH and Newco, and constitutes a legal, valid and binding obligation of each of TRCH and Newco, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles, and subject to the requirement to obtain the approval of TRCH's stockholders with respect to
(i) the Share Issuance and (ii) the Proposed Certificate of Amendment.

  4.6 No Violation. Except as set forth in the TRCH/Newco Disclosure Letter, the execution, delivery and performance of this Agreement by TRCH and Newco and the consummation by them of the transactions contemplated hereby, will not
(i) violate or conflict with any provision of any material law applicable to TRCH or any TRCH Subsidiary or by which any property or asset of TRCH or any TRCH Subsidiary is bound, (ii) require the consent, waiver, approval, license or authorization of or any filing by TRCH or any TRCH Subsidiary with any public authority (other than (A) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"),
(B) in connection with or in compliance with the provisions of the Securities Exchange Act of 1934 (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the General Corporation Law, the "takeover" or "blue sky" or "environmental" laws of various states or the NYSE, and (C) any other filings and approvals expressly contemplated by this Agreement) or (iii) violate, conflict with, result in a breach of or the acceleration of any obligation under, constitute a default (or an event which with notice or the lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of TRCH or any TRCH Subsidiary pursuant to any provision of, any (x) charter or bylaw, or
(y) indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which TRCH or any TRCH Subsidiary is subject or by which TRCH or any TRCH Subsidiary or any of their respective properties or assets are bound, except, in the case of (y) above, to the extent the failure to give such notice, make such filings, or obtain such authorizations, consents or approvals, or to the extent such violations, conflicts, breaches or defaults, in the aggregate, would not have a TRCH Material Adverse Effect or materially and adversely affect TRCH's and Newco's ability to consummate the transactions contemplated hereby.

  4.7 Governmental Authorizations. Except as set forth in the TRCH SEC Filings (as defined in Section 4.10), TRCH and the TRCH Subsidiaries hold all governmental licenses, permits and other authorizations necessary to conduct their respective businesses (collectively, the "TRCH Permits") and are in compliance with all requirements of all TRCH Permits, except to the extent the failure to hold any TRCH Permit or noncompliance with any TRCH Permit, in the aggregate, would not have a TRCH Material Adverse Effect. Without limiting the generality of the foregoing, TRCH and the TRCH Subsidiaries are certified as providers under all applicable Medicare and Medicaid programs to the extent required to be so certified, except to the extent any failure to be so certified would not have a TRCH Material Adverse Effect. The TRCH Permits are valid and sufficient in all material respects for all business currently carried on by TRCH and the TRCH Subsidiaries, and no suspension, cancellation or invalidation of any TRCH Permit is pending or, to the knowledge of TRCH, threatened which, in the aggregate, could have a TRCH Material Adverse Effect.

  4.8 No Conflicts; Compliance With Law. Except as set forth in the TRCH SEC Filings, neither TRCH nor any TRCH Subsidiary is in conflict with, or is in default or violation of, (i) its respective charter or bylaws (or other organizing documents), (ii) any law, rule, regulation, order, judgment, ordinance, regulation or decree applicable to TRCH or such TRCH Subsidiary or by which any of their respective properties or assets are bound or affected, or (iii) any indenture, mortgage, lien, lease, agreement, instrument, contract, note, bond, license, permit, franchise or other authorization or obligation to which TRCH or any TRCH Subsidiary is a party or by which TRCH or any TRCH Subsidiary or any of their properties or assets are bound or affected, except, in the cases of clauses (ii) and (iii), to the extent such conflicts, defaults or violations, in the aggregate, would not have a TRCH Material Adverse Effect or materially and adversely affect TRCH's and Newco's ability to consummate the transactions contemplated hereby. Neither TRCH nor any TRCH Subsidiary is in conflict with, or is in default or violation of any provision of federal or state laws or regulations relating to restrictions on physician referrals or claims for payment under the Medicare, Medicaid or other programs for the furnishing of health services, including, but not limited to, the illegal remuneration provisions of the Social Security Act and the provisions of the Omnibus Budget Reconciliation Act of 1989 and the Omnibus Budget Reconciliation Act of 1993 restricting physician referrals, that could, in the aggregate, reasonably be expected to have a TRCH Material Adverse Effect.

  4.9 Litigation. Except as may be disclosed in the TRCH SEC Filings, there are no suits, investigations, arbitrations, mediations, actions, proceedings, unfair labor practice complaints or grievances pending or, to the knowledge of TRCH, threatened against TRCH or any TRCH Subsidiary or with respect to any of their respective properties or assets before any court, arbitrator, administrator or governmental or regulatory authority or body which, in the aggregate, are likely to have a TRCH Material Adverse Effect. Neither TRCH nor any TRCH Subsidiary, nor any of their respective properties or assets, are subject to any orders, judgments, injunctions or decrees which, in the aggregate, could have a TRCH Material Adverse Effect.

  4.10 Financial Statements and Reports. TRCH has heretofore delivered to RTC true and complete copies of (i) TRCH's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "TRCH 10-K") as filed with the Securities and Exchange Commission (the "Commission"), (ii) TRCH's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, (iii) TRCH's proxy statement relating to the annual meeting of its stockholders held on July 1, 1997, and (iv) all other reports, statements and registration statements (including Current Reports on Form 8-K, but excluding any preliminary proxy material), if any, filed by TRCH with the Commission pursuant to the Exchange Act subsequent to the filing of the TRCH 10-K. The reports, statements and registration statements referred to in the immediately preceding sentence (including, without limitation, any financial statements or schedules or other information incorporated by reference therein) are referred to in this Agreement as the "TRCH SEC Filings." As of the respective times such documents were filed or, as applicable, became effective, the TRCH SEC Filings complied as to form and content, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except such noncompliance which, in the aggregate, would not have a TRCH Material Adverse Effect, and, taken as a whole, the TRCH SEC Filings do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of TRCH included in the TRCH SEC Filings were prepared in accordance with generally accepted accounting principles ("GAAP") (as in effect from time to time) applied on a consistent basis and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, results of operations and cash flows of TRCH and its consolidated subsidiaries as of the dates and for the periods indicated therein, subject, in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments and any other adjustments described therein.

  4.11 Absence of Certain Changes or Events. From September 30, 1997, to the date of this Agreement, except as disclosed in the TRCH/Newco Disclosure Letter, the business of TRCH and of each TRCH Subsidiary has been conducted in the ordinary course, and there has not been (i) any material adverse change in the financial condition, results of operations, properties or business of TRCH and the TRCH Subsidiaries, taken as a whole, excluding any such change or changes caused by a general change in the economy or in the dialysis industry in general; (ii) any material indebtedness incurred by TRCH or any TRCH Subsidiary for money borrowed, except material indebtedness for borrowed money incurred under credit facilities existing as of the date hereof, or any other material transaction entered into by TRCH or any TRCH Subsidiary, other than in the ordinary course of business; (iii) any damage, destruction or losses, whether covered by insurance or not, which, in the aggregate, could have a TRCH Material Adverse Effect; (iv) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to the TRCH Common Stock; (v) any increase in the compensation payable or to become payable by TRCH or any TRCH Subsidiary to any employee, officer or director or in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such employee, officer or director (other than as provided in employment agreements and welfare and benefit plans set forth in the TRCH Disclosure Letter, and except for increases consistent with past practice or other increases which are reasonably necessary); (vi) any material revaluation by TRCH or any TRCH Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice; (vii) any entry by TRCH or any TRCH Subsidiary into any commitment or transaction out of the ordinary course of business which is material to TRCH and the TRCH Subsidiaries taken as a whole; or (viii) any change by TRCH in accounting principles or methods except insofar as may be required by a change in GAAP.

  4.12 Environmental Matters.

  (a) Compliance with Environmental Laws. TRCH, the TRCH Subsidiaries and each of the real properties owned or leased by TRCH or any of the TRCH Subsidiaries (each, a "TRCH Real Property" and, collectively, the "TRCH Real Properties") are in compliance with all applicable Environmental Laws (as defined below), except to the extent the failure to be in such compliance could not reasonably be expected to have a TRCH Material Adverse Effect. None of TRCH, any of the TRCH Subsidiaries or any TRCH Real Property has been alleged in writing by any governmental agency or third party to be in violation of, to be liable under, or to be subject to any administrative or judicial proceeding pursuant to, any Environmental Law, which alleged violation, if true, would have a TRCH Material Adverse Effect. Neither TRCH nor any TRCH Subsidiary has disposed, or arranged for any third party to dispose, of any Hazardous Materials (as defined below) in a manner which, in the aggregate, could reasonably be expected to have a TRCH Material Adverse Effect. Neither TRCH nor any TRCH Subsidiary has received written notice that it is a potentially responsible party for investigation of, or remedial action at, a federal or state site or sites or for response or remedial actions under any Environmental Law with respect to any matters which, in the aggregate, would have a TRCH Material Adverse Effect. TRCH has made available to RTC copies of all audits, environmental assessments or environmental studies undertaken in the past five
(5) years by or in the possession of TRCH or any TRCH Subsidiary with respect to their operations or any TRCH Real Property.

  (b) Definitions. For purposes of this Agreement the following terms shall have the following meanings: (i) "Hazardous Materials" shall mean asbestos, petroleum products, and all other materials, substances or wastes defined as "hazardous substances", "hazardous wastes", "toxic substances", "solid wastes", or listed or regulated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C.
(S)9601 et seq. ("CERCLA"); the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S)6901 et seq. ("RCRA"), and any amendments thereto; the Hazardous Materials Transportation Act, 49 U.S.C. (S)(S)1801 et seq. ("HMTA"); the Clean Water Act, the Safe Drinking Water Act; the Atomic Energy Act; the Federal Insecticide, Fungicide, and Rodenticide Act; the Clean Air Act; and any other similar federal, state or local statute, regulation, ordinance, order, decree, or any other law or binding and applicable decision based on common law; and
(ii) "Environmental Laws" shall mean any and all applicable federal, state and local laws (including, without limitation, common law), statutes, ordinances, rules, regulations, judgments, orders, decrees, permits, licenses, or other binding governmental restrictions or requirements relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), the release or threatened release, discharge or emission of any Hazardous Materials or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, including, without limitation, CERCLA, RCRA and the HMTA.

  4.13 Tax Matters. TRCH has paid, or TRCH's balance sheet as of September 30, 1997 (the "TRCH Balance Sheet") contains adequate provision in accordance with GAAP for, all federal, state, local, foreign or other governmental income, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and all other taxes imposed on TRCH or any TRCH Subsidiary or with respect to any of their respective properties, or otherwise payable by them (including as a result of being a member of an affiliated, consolidated, combined or unitary group), including interest and penalties, if any, in respect thereof (collectively, "TRCH Taxes"), for taxable periods ended on September 30, 1997 and all fiscal periods of TRCH prior thereto. TRCH Taxes paid and/or incurred from September 30, 1997 until the Closing Date include only TRCH Taxes incurred in the ordinary course of business determined in the same manner as in the taxable period ending on September 30, 1997. TRCH and each TRCH Subsidiary have timely filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns and reports which TRCH and/or any TRCH Subsidiary (as the case may be) are required to file ("TRCH Tax Returns"), and all such TRCH Tax Returns are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, and TRCH and each TRCH Subsidiary has paid all the amounts shown to be due thereon, except to the extent such failure to make such timely filings or to be complete or correct, in the aggregate, would not have a TRCH Material Adverse Effect. Neither TRCH nor any TRCH Subsidiary (i) has filed or entered into, or is otherwise bound by, any election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of TRCH or any TRCH Subsidiary or (ii) is a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any TRCH Tax. No claim has ever been made or threatened by an authority in a jurisdiction in which TRCH or any TRCH Subsidiary do not file TRCH Tax Returns that they are or may be subject to taxation by that jurisdiction, except for any such claims as, in the aggregate, would not have a TRCH Material Adverse Effect. No issues have been raised by the relevant taxing authorities on audit that are of a recurring nature and that would have a TRCH Material Adverse Effect. No action or proceeding is pending or, to the knowledge of TRCH, threatened by any governmental authority for any audit, examination, deficiency, assessment or collection from TRCH or any TRCH Subsidiary of any TRCH Taxes that are not adequately reserved for, no unresolved claim for any deficiency, assessment or collection of any TRCH Taxes has been asserted against TRCH or any TRCH Subsidiary, and all resolved assessments of TRCH Taxes have been paid or are adequately provided for in the TRCH Balance Sheet, except for any of the foregoing which, in the aggregate, would not have a TRCH Material Adverse Effect. Neither TRCH nor any TRCH Subsidiary has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.

  4.14 Labor Matters. There are no pending or, to the knowledge of TRCH, threatened claims in respect of any laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination or employment safety, except such claims which, in the aggregate, would not have a TRCH Material Adverse Effect.

  4.15 Registration Statement; Blue Sky Filings; Joint Proxy
Statement. Neither the Registration Statement nor the Blue Sky Filings nor the Joint Proxy Statement (as such terms are defined in Section 6.1), will, at the respective times such documents are filed or, as applicable, declared effective, and, with respect to the Joint Proxy Statement, when first published, sent or given to stockholders of TRCH or RTC, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the TRCH Meeting or at the time of the RTC Meeting (each as defined in Section 6.1), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meetings. If, at any time prior to the later of the respective dates of the TRCH Meeting and the RTC Meeting, any event relating to TRCH or any of its affiliates, officers or directors is discovered by TRCH that should be set forth in an amendment to the Registration Statement or the Blue Sky Filings or a supplement to the Joint Proxy Statement, TRCH will promptly inform RTC, and such amendment or supplement will be promptly filed with the Commission and appropriate state securities administrators, and disseminated to the stockholders of TRCH and RTC, to the extent required by applicable federal and state securities laws. All documents which TRCH files or is responsible for filing with the Commission and any regulatory agency in connection with the Merger (including, without limitation, the Joint Proxy Statement) will comply as to form and content in all material respects with the provisions of applicable law. Notwithstanding the foregoing, TRCH makes no representations or warranties with respect to any information that is supplied by RTC or its auditors, attorneys, financial advisors, other consultants or advisors specifically for use in the Registration Statement, the Blue Sky Filings, the Joint Proxy Statement, or in any other documents to be filed with the Commission or any regulatory agency in connection with the transactions contemplated hereby.

  4.16 Stockholder Vote Required. Approval of the Share Issuance will require the approval of a majority of the total votes cast in person or by proxy at the TRCH Meeting. Approval of the Proposed Certificate of Amendment by the stockholders of TRCH will require the affirmative vote of the holders of a majority of the outstanding shares of TRCH Common Stock.

  4.17 Accounting Matters. To TRCH's knowledge, neither TRCH nor any of its affiliates has taken or agreed to take any action that would prevent TRCH from accounting for the business combination contemplated by this Agreement as a pooling of interests.

  4.18 Brokers. Neither TRCH nor any TRCH Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, except that TRCH has retained Donaldson, Lufkin & Jenrette ("DLJ") as its financial advisor for the transactions contemplated hereby pursuant to a Letter Agreement between DLJ and TRCH dated October 3, 1997, which sets forth, among other things, the compensation payable for such financial advisory services (the "DLJ Letter"). A true and complete copy of the DLJ Letter has been delivered to RTC.

  4.19 Board Action; Opinion of Financial Advisor. The Board of Directors of TRCH has unanimously determined that the transactions contemplated by this Agreement are fair to and in the best interests of TRCH and TRCH's stockholders and has resolved to recommend in the Joint Proxy Statement the approval by TRCH's stockholders of (i) the Share Issuance and (ii) the Proposed Certificate of Amendment. TRCH has received the opinion of DLJ, TRCH's financial advisor, dated the date of this Agreement, substantially to the effect that the Exchange Ratio is fair to TRCH's stockholders from a financial point of view.

                                   SECTION V

                     REPRESENTATIONS AND WARRANTIES OF RTC

  Except as otherwise disclosed to TRCH and Newco in a letter delivered to them prior to the execution hereof (which letter shall contain appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "RTC Disclosure Letter"), RTC represents and warrants to TRCH and Newco as follows:

  5.1 Corporate Organization. RTC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification or licensure necessary, except to the extent any failure to be so qualified or licensed, in the aggregate, would not have a material adverse effect on the financial condition, results of operations, properties or business of RTC and the RTC Subsidiaries (as defined in Section 5.2), taken as a whole (a "RTC Material Adverse Effect").

  5.2 RTC Subsidiaries. The RTC Disclosure Letter sets forth a list of all corporations, partnerships, limited liability companies, joint ventures or other business associations or entities, foreign or domestic, in which RTC owns, directly or indirectly, 50% or more of the shares of capital stock or other equity interests (including, without limitation, partnership interests) (each, a "RTC Subsidiary" and, collectively, the "RTC Subsidiaries"), and each other corporation, partnership, limited liability company, joint venture or other business association or entity, foreign or domestic, in which RTC owns, directly or indirectly, 20% or more of the shares of capital stock or other equity interests (including, without limitation, partnership interests) indicating in each case the form of legal entity, the jurisdiction of incorporation or formation, the outstanding equity interests and the equity interest owned by RTC. Each RTC Subsidiary is duly organized, validly existing and in good standing under the laws of the state or country of its incorporation or formation, with all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification or licensure necessary, except to the extent any failure be so qualified or licensed, in the aggregate, would not have a RTC Material Adverse Effect.

  5.3 Capital Stock. As of the date of this Agreement, the authorized capital stock of RTC consists of (i) 45,000,000 shares of RTC Common Stock, of which 24,991,807 shares are issued and outstanding and

36,598 shares are held in RTC's treasury, and (ii) 5,000,000 shares of preferred stock, $.01 par value per share, none of which are issued and outstanding. All of the outstanding shares of RTC Common Stock have been validly issued and are fully paid and nonassessable.

  5.4 Options and Other Rights. Except as set forth in the RTC Disclosure Letter, there are no outstanding rights, subscriptions, warrants, calls, unsatisfied preemptive rights, options or other agreements or arrangements of any kind to purchase or otherwise to receive from RTC any shares of capital stock or any other security of RTC, and there are no outstanding securities of any kind convertible into or exchangeable for such capital stock.

  5.5 Authority Relative to this Agreement. RTC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by RTC of this Agreement and the consummation of the transactions contemplated on its part hereby have been duly authorized by all necessary corporate action on the part of RTC, subject only to the requirement to obtain the approval of RTC's stockholders to the adoption of this Agreement. This Agreement has been duly executed and delivered by RTC, and constitutes a legal, valid and binding obligation of RTC, enforceable against RTC in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles, and subject to the requirement to obtain the approval of RTC's stockholders to the adoption of this Agreement.

  5.6 No Violation. Except as set forth in the RTC Disclosure Letter, the execution, delivery and performance of this Agreement by RTC and the consummation by it of the transactions contemplated hereby will not
(i) violate or conflict with any provision of any material law applicable to RTC or any RTC Subsidiary or by which any property or asset of RTC or any RTC Subsidiary is bound, (ii) require the consent, waiver, approval, license or authorization of or any filing by RTC or any RTC Subsidiary with any public authority (other than (A) the filing of a pre-merger notification report under the HSR Act, (B) in connection with or in compliance with the provisions of the Exchange Act, the Securities Act, the General Corporation Law, the "takeover" or "blue sky" or "environmental" laws of various states or the NYSE and (C) any other filings and approvals expressly contemplated by this Agreement) or (iii) violate, conflict with, result in a breach of or the acceleration of any obligation under, constitute a default (or an event which with notice or the lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of RTC or any RTC Subsidiary pursuant to any provision of, any (x) charter or bylaw, or (y) indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which RTC or any RTC Subsidiary is subject or by which RTC or any RTC Subsidiary or any of their respective properties or assets are bound, except, in the case of (y) above, to the extent the failure to give such notice, make such filings, or obtain such authorizations, consents or approvals, or to the extent such violations, conflicts, breaches or defaults, in the aggregate, would not have a RTC Material Adverse Effect or materially and adversely affect RTC's ability to consummate the transactions contemplated hereby.

  5.7 Governmental Authorizations. Except as set forth in the RTC Disclosure Letter or in the RTC SEC Filings (as defined in Section 5.10), RTC and the RTC Subsidiaries hold all governmental licenses, permits and other authorizations necessary to conduct their respective businesses (collectively, the "RTC Permits") and are in compliance with all requirements of all RTC Permits, except to the extent the failure to hold any RTC Permit or noncompliance with any RTC Permit, in the aggregate, would not have a RTC Material Adverse Effect. Without limiting the generality of the foregoing, RTC and the RTC Subsidiaries are certified as providers under all applicable Medicare and Medicaid programs to the extent required to be so certified, except to the extent any failure to be so certified would not have a RTC Material Adverse Effect. The RTC Permits are valid and sufficient in all material respects for all business currently carried on by RTC and the RTC Subsidiaries, and no suspension, cancellation or invalidation of any RTC Permit is pending or, to the knowledge of RTC, threatened which, in the aggregate, could have a RTC Material Adverse Effect.

  5.8 No Conflicts; Compliance With Law. Except as set forth in the RTC Disclosure Letter or in the RTC SEC Filings, neither RTC nor any RTC Subsidiary is in conflict with, or is in default or violation of, (i) its respective charter or bylaws (or other organizing documents), (ii) any law, rule, regulation, order, judgment, ordinance, regulation or decree applicable to RTC or such RTC Subsidiary or by which any of their respective properties or assets are bound or affected, or (iii) any indenture, mortgage, lien, lease, agreement, instrument, contract, note, bond, license, permit, franchise or other authorization or obligation to which RTC or any RTC Subsidiary is a party or by which RTC or any RTC Subsidiary or any of their properties or assets are bound or affected, except, in the cases of clauses (ii) and (iii), to the extent such conflicts, defaults or violations, in the aggregate, would not have a RTC Material Adverse Effect or materially and adversely affect RTC's ability to consummate the transactions contemplated hereby. Neither RTC nor any RTC Subsidiary is in conflict with, or is in default or violation of any provision of federal or state laws or regulations relating to restrictions on physician referrals or claims for payment under the Medicare, Medicaid or other programs for the furnishing of health services, including, but not limited to, the illegal remuneration provisions of the Social Security Act and the provisions of the Omnibus Budget Reconciliation Act of 1989 and the Omnibus Budget Reconciliation Act of 1993 restricting physician referrals, that could, in the aggregate, reasonably be expected to have a RTC Material Adverse Effect.

  5.9 Litigation. Except as set forth in the RTC Disclosure Letter or as may be disclosed in the RTC SEC Filings, there are no suits, investigations, arbitrations, mediations, actions, proceedings, unfair labor practice complaints or grievances pending or, to the knowledge of RTC, threatened against RTC or any RTC Subsidiary or with respect to any of their respective properties or assets before any court, arbitrator, administrator or governmental or regulatory authority or body which, in the aggregate, are likely to have a RTC Material Adverse Effect. Neither RTC nor any RTC Subsidiary, nor any of their respective properties or assets, are subject to any orders, judgments, injunctions or decrees which, in the aggregate, could have a RTC Material Adverse Effect.

  5.10 Financial Statements and Reports. RTC has heretofore delivered to TRCH true and complete copies of (i) RTC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "RTC 10-K") as filed with the Commission, (ii) RTC's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, (iii) RTC's proxy statement relating to the annual meeting of its stockholders held on May 7, 1997, and (iv) all other reports, statements and registration statements (including Current Reports on Form 8-K, but excluding any preliminary proxy material), if any, filed by RTC with the Commission pursuant to the Exchange Act subsequent to the filing of the RTC 10-K. The reports, statements and registration statements referred to in the immediately preceding sentence (including, without limitation, any financial statements or schedules or other information incorporated by reference therein) are referred to in this Agreement as the "RTC SEC Filings." As of the respective times such documents were filed or, as applicable, became effective, the RTC SEC Filings complied as to form and content, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except such noncompliance which, in the aggregate, would not have a RTC Material Adverse Effect, and, taken as a whole, the RTC SEC Filings do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of RTC included in the RTC SEC Filings were prepared in accordance with GAAP (as in effect from time to time) applied on a consistent basis and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, results of operations and cash flows of RTC and its consolidated subsidiaries as of the dates and for the periods indicated therein, subject, in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments and any other adjustments described therein.

  5.11 Absence of Certain Changes or Events. From September 30, 1997, to the date of this Agreement, except as disclosed in the RTC Disclosure Letter, the business of RTC and of each RTC Subsidiary has been conducted in the ordinary course, and there has not been (i) any material adverse change in the financial condition, results of operations, properties or business of RTC and the RTC Subsidiaries, taken as a whole, excluding any such change or changes caused by a general change in the economy or in the dialysis industry in general; (ii) any material indebtedness incurred by RTC or any RTC Subsidiary for money borrowed, except material indebtedness for borrowed money incurred under credit facilities existing as of the date hereof, or any other material transaction entered into by RTC or any RTC Subsidiary, other than in the ordinary course of business; (iii) any damage, destruction or losses, whether covered by insurance or not, which, in the aggregate, could have a RTC Material Adverse Effect; (iv) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to the RTC Common Stock; (v) any increase in the compensation payable or to become payable by RTC or any RTC Subsidiary to any employee, officer or director or in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such employee, officer or director (other than as provided in employment agreements and welfare and benefit plans set forth in the RTC Disclosure Letter, and except for increases consistent with past practice or other increases which are reasonably necessary); (vi) any material revaluation by RTC or any RTC Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice; (vii) any entry by RTC or any RTC Subsidiary into any commitment or transaction out of the ordinary course of business which is material to RTC and the RTC Subsidiaries taken as a whole; or (viii) any change by RTC in accounting principles or methods except insofar as may be required by a change in GAAP.

  5.12 Employment Agreements. The RTC Disclosure Letter sets forth a true and complete list of all written employment agreements with any officer of RTC or of any RTC Subsidiary and all bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, severance, salary continuation, material consulting, retirement (including health and life insurance benefits provided after retirement) agreements and arrangements with or for the benefit of any officer, employee or other person, or for the benefit of any group of officers, employees or other persons, other than employee benefit plans required to be disclosed pursuant to Section 5.13. To its knowledge, except as disclosed in the RTC Disclosure Letter, neither RTC nor any RTC Subsidiary has made, or entered into any agreement to make, any payment that becomes payable as a result of the consummation of the transactions contemplated by this Agreement which would be treated as an "excess parachute payment" as defined in Section 280G of the IRC.

  5.13 ERISA.

  (a) Employee Benefit Plans. The RTC Disclosure Letter sets forth a true and complete list of all employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), but without regard to whether any such plan is in fact subject to ERISA, that are sponsored, or are being maintained or contributed to, by RTC or any RTC Subsidiary (the "RTC Employee Benefit Plans"). RTC has furnished or made available to TRCH (i) a true and complete copy of the plan document and summary plan description for each RTC Employee Benefit Plan, (ii) a true and complete copy of the most recently filed Form 5500 (including the related schedules) with respect to each RTC Employee Benefit Plan for which such form is required to be filed, (iii) a true and complete copy of any trust agreement, insurance contract or other agreement or arrangement serving as a source of funding for any benefits payable under any RTC Employee Benefit Plan, and (iv) the most recently issued financial statement and actuarial report, if any, for each RTC Employee Benefit Plan. With respect to each of the RTC Employee Benefit Plans that is intended to qualify for favorable income tax treatment under Section 401(a) of the IRC, except as otherwise set forth in the RTC Disclosure Letter, (i) the Internal Revenue Service (the "IRS") has issued a favorable determination letter with respect to such plan; and (ii) RTC has furnished TRCH with a copy of the determination letter most recently issued by the IRS with respect to such plan and the application filed with the IRS for such determination letter.

  (b) Compliance with Law. Each RTC Employee Benefit Plan has been administered in compliance with the applicable requirements of ERISA and the IRC (it being acknowledged by TRCH that ERISA and the IRC do not apply to the foreign RTC Subsidiaries), and in compliance with all other applicable provisions of law, except for such noncompliance, if any, that, in the aggregate, would not have a RTC Material Adverse Effect. Without limiting the generality of the foregoing, (i) no "prohibited transactions" (as such term is defined in Section 4975 of the IRC, or in Part 4 of Subtitle B of Title I of ERISA) have occurred with respect to any RTC Employee Benefit Plan that could result in the imposition of taxes or penalties that, in the aggregate, could have a RTC Material Adverse Effect and (ii) RTC has complied with all applicable provisions of Section 4980B of the IRC except for such noncompliance, if any, that, in the aggregate, would not have a RTC Material Adverse Effect. Neither RTC nor any RTC Subsidiary has incurred liabilities with respect to any RTC Employee Benefit Plan which, in the aggregate, could have a RTC Material Adverse Effect as a result of the violation of or the failure to comply with any applicable provision of ERISA, the IRC, any other applicable provision of law, or any provision of such plan. Neither RTC nor any RTC Subsidiary has failed to make any contribution to, or to make any payment under, any RTC Employee Benefit Plan that it was required to make pursuant to the terms of the plan or pursuant to applicable law in any amount which, in the aggregate, could have a RTC Material Adverse Effect. There is no pending or, to the knowledge of RTC, threatened legal action, proceeding or investigation against or involving any RTC Employee Benefit Plan which could result in liabilities to such RTC Employee Benefit Plan, RTC or any RTC Subsidiary that, in the aggregate, could have a RTC Material Adverse Effect.

  (c) Pension Plans. None of the RTC Employee Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA (a "RTC Employee Pension Benefit Plan"), has incurred an "accumulated funding deficiency," within the meaning of Section 302 of ERISA or Section 412 of the IRC which, in the aggregate, could have a RTC Material Adverse Effect. No "reportable events," with respect to which a notice must be filed with the Pension Benefit Guaranty Corporation (the "PBGC"), have occurred with respect to any RTC Employee Pension Benefit Plan subject to Title IV of the ERISA which events, in the aggregate, could have a RTC Material Adverse Effect. No proceedings by the PBGC to terminate any RTC Employee Pension Benefit Plan pursuant to Subtitle C of Title IV of ERISA have been instituted or threatened which, in the aggregate, could have a RTC Material Adverse Effect. Except for any liabilities in an amount which, in the aggregate, would not have a RTC Material Adverse Effect, neither RTC nor any RTC Subsidiary (i) has incurred any liability to the PBGC in connection with any RTC Employee Pension Benefit Plan, including any liability under Section 4069 of ERISA and any penalty imposed under Section 4071 of ERISA, (ii) has terminated any RTC Employee Pension Benefit Plan, or ceased operations at any facility or withdrawn from any RTC Employee Pension Benefit Plan, in a manner that could subject it to liability or any liens under Section 4062, 4063, 4064 or 4068 of ERISA or
(iii) has any knowledge as to the existence of any state of facts, or as to the occurrence of any transactions, that might reasonably be anticipated to result in any liability of RTC or any RTC Subsidiary to the PBGC under any other provision of Title IV of ERISA.

  5.14 Real Property. The RTC Disclosure Letter sets forth a true and complete list of all (i) real property owned by RTC or any RTC Subsidiary; (ii) real property leased by RTC or any RTC Subsidiary; (iii) real property with respect to which RTC or any RTC Subsidiary is the lessor or sublessor; and (iv) options or contractual obligations on the part of RTC or any RTC Subsidiary to acquire or dispose of any interest in any real property (each, a "RTC Real Property" and, collectively, the "RTC Properties"). Except as set forth in the RTC Disclosure Letter, as of the date of this Agreement, there are no defaults, disputes, complaints or grievances pending or, to the knowledge of RTC, threatened against RTC or any RTC Subsidiary with respect to any RTC Real Property which could materially and adversely affect the continued use of such RTC Real Property by RTC.

  5.15 Environmental Matters. RTC, the RTC Subsidiaries and each of the RTC Real Properties are in compliance with all applicable Environmental Laws, except to the extent the failure to be in such compliance could not reasonably be expected to have a RTC Material Adverse Effect. None of RTC, any of the RTC Subsidiaries or any RTC Real Property has been alleged in writing by any governmental agency or third party to be in violation of, to be liable under, or to be subject to any administrative or judicial proceeding pursuant to, any Environmental Law, which alleged violation, if true, would have a RTC Material Adverse Effect. Neither RTC nor any RTC Subsidiary has disposed, or arranged for any third party to dispose, of any Hazardous Materials in a manner which, in the aggregate, could reasonably be expected to have a RTC Material Adverse Effect. Neither RTC nor any RTC Subsidiary has received written notice that it is a potentially responsible party for investigation of, or remedial action at, a federal or state site or sites or for response or remedial actions under any Environmental Law with respect to any matters which, in the aggregate, would have a RTC Material Adverse Effect. RTC has made available to TRCH copies of all audits, environmental assessments or environmental studies undertaken in the past five (5) years by or in the possession of RTC or any RTC Subsidiary with respect to their operations or any RTC Real Property.

  5.16 Tax Matters. RTC has paid, or RTC's balance sheet as of September 30, 1997 (the "RTC Balance Sheet") contains adequate provision in accordance with GAAP for, all federal, state, local, foreign or other governmental income, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and all other taxes imposed on RTC or any RTC Subsidiary or with respect to any of their respective properties, or otherwise payable by them (including as a result of being a member of an affiliated, consolidated combined or unitary group), including interest and penalties, if any, in respect thereof (collectively, "RTC Taxes"), for taxable periods ended on September 30, 1997 and all fiscal periods of RTC prior thereto. RTC Taxes paid and/or incurred from September 30, 1997 until the Closing Date include only RTC Taxes incurred in the ordinary course of business determined in the same manner as in the taxable period ending on September 30, 1997. RTC and each RTC Subsidiary have timely filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns and reports which RTC and/or any RTC Subsidiary (as the case may be) are required to file ("RTC Tax Returns"), and all such RTC Tax Returns are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, and RTC and each RTC Subsidiary has paid all the amounts shown to be due thereon, except to the extent such failure to make such timely filings or to be complete or correct, in the aggregate, would not have a RTC Material Adverse Effect. Except as set forth in the RTC Disclosure Letter, neither RTC nor any RTC Subsidiary (i) has filed or entered into, or is otherwise bound by, any election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of RTC or any TRCH Subsidiary, or (ii) is a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any RTC Tax. No claim has ever been made or threatened by an authority in a jurisdiction in which RTC or any RTC Subsidiary do not file RTC Tax Returns that they are or may be subject to taxation by that jurisdiction, except for any such claims as, in the aggregate, would not have a RTC Material Adverse Effect. No issues have been raised by the relevant taxing authorities on audit that are of a recurring nature and that would have a RTC Material Adverse Effect. No action or proceeding is pending, or to the knowledge of RTC, threatened by any governmental authority for any audit, examination, deficiency, assessment or collection from RTC or any RTC Subsidiary of any RTC Taxes that are not adequately reserved for, no unresolved claim for any deficiency, assessment or collection of any RTC Taxes has been asserted against RTC or any RTC Subsidiary, and all resolved assessments of RTC Taxes have been paid or are adequately provided for in the RTC Balance Sheet, except for any of the foregoing which, in the aggregate, would not have a RTC Material Adverse Effect. Neither RTC nor any RTC Subsidiary has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.

  5.17 Labor Matters. Except as set forth in the RTC Disclosure Letter, neither RTC nor any RTC Subsidiary is a party to any collective bargaining agreement and none of the employees of RTC or any RTC Subsidiary are represented by any labor union. Except as set forth in the RTC Disclosure Letter, there are no pending or, to the knowledge of RTC, threatened claims in respect of any laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination or employment safety, except such claims which, in the aggregate, would not have a RTC Material Adverse Effect.

  5.18 Registration Statement; Blue Sky Filings; Joint Proxy
Statement. Neither the Joint Proxy Statement nor any of the information supplied or to be supplied in writing by RTC for inclusion which are included in either the Registration Statement or the Blue Sky Filings will, at the respective times such documents are filed, or, as applicable, declared effective, and, with respect to the Joint Proxy Statement, when first published, sent or given to stockholders of RTC or TRCH, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the RTC Meeting or at the time of the TRCH Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meetings. If, at any time prior to the later of the respective dates of the TRCH Meeting and the RTC

Meeting, any event relating to RTC or any of its affiliates, officers or directors is discovered by RTC that should be set forth in an amendment to the Registration Statement or the Blue Sky Filings or a supplement to the Joint Proxy Statement, RTC will promptly inform TRCH, and such amendment or supplement will be promptly filed with the Commission and appropriate state securities administrators, and disseminated to the stockholders of RTC and TRCH, to the extent required by applicable federal and state securities laws. All documents which RTC files or is responsible for filing with the Commission and any regulatory agency in connection with the Merger (including, without limitation, the Joint Proxy Statement) will comply as to form and content in all material respects with the provisions of applicable law. Notwithstanding the foregoing, RTC makes no representations or warranties with respect to any information that is supplied by TRCH or Newco, or their auditors, attorneys, financial advisors, other consultants or advisors specifically for use in the Registration Statement, the Blue Sky Filings, the Joint Proxy Statement, or in any other documents to be filed with the Commission or any regulatory agency in connection with the transactions contemplated hereby.

  5.19 Stockholder Vote Required. Adoption of this Agreement by the stockholders of RTC will require the affirmative vote of the holders of a majority of the outstanding shares of RTC Common Stock.

  5.20 Accounting Matters. To RTC's knowledge, neither RTC nor any of its affiliates has taken or agreed to take any action that would prevent TRCH from accounting for the business combination contemplated by this Agreement as a pooling of interests.

  5.21 Brokers. Neither RTC nor any RTC Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, except that RTC has retained UBS Securities LLC ("UBS") as its financial advisor for the transactions contemplated hereby pursuant to a Letter Agreement between UBS and RTC dated September 24, 1997, which sets forth, among other things, the compensation payable for such financial advisory services (the "UBS Letter"). A true and complete copy of the UBS Letter has been delivered to TRCH.

  5.22 Board Action; Opinion of Financial Advisor. The Board of Directors of RTC has unanimously determined that the transactions contemplated by this Agreement are fair to and in the best interests of RTC and RTC's stockholders and has resolved to recommend in the Joint Proxy Statement the adoption of this Agreement by RTC's stockholders. RTC has received the opinion of UBS, RTC's financial advisor, dated the date of this Agreement, substantially to the effect that the Exchange Ratio is fair to RTC's stockholders from a financial point of view.

                                  SECTION VI

                           COVENANTS AND AGREEMENTS

  6.1 Joint Proxy Statement; Registration Statement; Stockholders Meetings. As soon as practicable after the date of this Agreement, RTC shall submit this Agreement to its stockholders for adoption at a special stockholders meeting duly called and held pursuant to Section 251(c) of the General Corporation Law (the "RTC Meeting"), and TRCH shall submit the Share Issuance and the Proposed Certificate of Amendment to its stockholders for approval at a special meeting of stockholders (the "TRCH Meeting" and, collectively with the RTC Meeting, the "Meetings"). Unless otherwise agreed by TRCH and RTC, the Meetings shall be held on the same day and at the same time. As promptly as practicable after the execution of this Agreement, TRCH and RTC will file with the Commission preliminary proxy materials relating to the adoption of this Agreement by the stockholders of RTC and the Share Issuance and the Proposed Certificate of Amendment by the stockholders of TRCH. TRCH and RTC shall respond promptly to any comments made by the Commission with respect to such preliminary proxy materials and cause a definitive joint proxy statement (the "Joint Proxy Statement") and proxy to be mailed to their respective stockholders at the earliest practicable time. The Board of Directors of TRCH shall recommend in the Joint Proxy Statement the approval of (i) the Share Issuance and (ii) the Proposed Certificate of Amendment by its stockholders, and the Board of Directors of RTC shall recommend in the Joint

Proxy Statement the adoption of this Agreement by its stockholders. Such recommendation may not be amended or modified in any manner adverse to the other parties to this Agreement or withdrawn. Either concurrently with the preparation and filing of the preliminary proxy materials or as promptly as practicable after comments are received from the Commission with respect to the preliminary proxy materials, TRCH will (i) file with the Commission a registration statement on Form S-4 (as amended or supplemented, the "Registration Statement") relating to the registration under the Securities Act of the shares of TRCH Common Stock to be issued in the Merger, and (ii) file with appropriate state securities administrators such registration statements or other documents as may be required under applicable blue sky laws to qualify or register the shares of TRCH Common Stock to be issued in the Merger in such states as are designated by RTC (the "Blue Sky Filings"). TRCH will use its reasonable efforts to cause the Registration Statement to become effective as soon as practicable.

  6.2 Conduct Prior to the Effective Date.

  (a) Ordinary Course of Business. From and after the date of this Agreement through the Effective Date, except as set forth in the RTC Disclosure Letter or the TRCH/Newco Disclosure Letter, RTC shall, and shall cause each RTC Subsidiary to, and TRCH shall, and shall cause each TRCH Subsidiary to, conduct their respective businesses (including acquisitions of related businesses) in the ordinary course and consistent in all material respects with past practice.

  (b) Certain Actions Relating to Capital Stock. From and after the date of this Agreement through the Effective Date, neither RTC nor TRCH shall, without the prior written consent of the other, (i) amend its Certificate of Incorporation (except as contemplated by the Proposed Certificate of Amendment) or Bylaws, (ii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock, (iii) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock, (iv) split, combine or reclassify its outstanding shares of capital stock, or (v) issue or agree to issue, or permit any RTC Subsidiary or TRCH Subsidiary, as the case may be, to issue or agree to issue, any shares of, or rights of any kind to acquire any shares of its capital stock except (A) as contemplated by this Agreement (including the RTC Disclosure Letter and the TRCH/Newco Disclosure Letter),
(B) shares issued upon the exercise or conversion of securities (including, but not limited to, stock options) outstanding on the date hereof, (C) with respect to options granted by TRCH under existing option plans, (D) shares of TRCH Common Stock issued or to be issued by TRCH, and up to 100,000 shares of RTC Common Stock issued or to be issued by RTC, in connection with acquisitions of related businesses; provided, however, that in no event shall TRCH or RTC effect any issuance or agree to effect any issuance pursuant to this clause (D) if such issuance or agreement would preclude TRCH from accounting for the business combination contemplated by this Agreement as a pooling of interests or would materially delay, or materially reduce the likelihood of, the consummation of the Merger.

  (c) Preserve Businesses. From and after the date of this Agreement and through the Effective Date, RTC and TRCH shall use their reasonable efforts to preserve intact their respective business organizations, to keep available the services of their respective operating personnel and to preserve the goodwill of those having business relationships with each of them, including, without limitation, suppliers and customers.

  (d) Certain Prohibited Actions. From and after the date of this Agreement and through the Effective Date, except as set forth in the RTC Disclosure Letter, RTC shall not, and shall not permit any RTC Subsidiary to, without the prior written consent of TRCH, directly or indirectly, (i) increase the compensation payable or to become payable to any officer or director except in accordance with employment agreements or benefit plans set forth in the RTC Disclosure Letter and except for increases consistent with past practice or other increases which are reasonably necessary for the operation of the business of RTC and the RTC Subsidiaries, (ii) except as permitted by the foregoing clause (i), adopt or enter into any stock option, bonus, profit sharing, pension, retirement, deferred compensation, employment or other payment or employee compensation plan, agreement or arrangement, (iii) grant any stock options or stock appreciation rights, (iv) amend any employment agreement disclosed in the RTC Disclosure Letter, (v) make any loan or advance to, or enter into any contract, lease or commitment with, any officer or director of RTC or any RTC Subsidiary, except in the ordinary course of business consistent with past practice, (vi) assume, guarantee, endorse or otherwise become responsible for any material obligations of any other individual, firm or corporation or make any material loans or advances to any individual, firm or corporation, (vii) except for investments in equipment and other assets in the ordinary course of business consistent with existing capital expenditure budgets, make any material investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation, (viii) enter into, modify or amend in any material respect or take any action to terminate any material contract, except in the ordinary course of business, (ix) waive, release, grant or transfer any rights of material value, except in the ordinary course of business, (x) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets other than in the ordinary course of business and consistent with past practice, (xi) effect any increase in prevailing list prices for dialysis products and services, including prescription drugs, (xii) commence the provision of reimbursable services through RTC's laboratory facility in Las Vegas, Nevada, (xiii) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except for changes required by GAAP, (xiv) settle or compromise any material federal, state, local or foreign income tax proceeding or audit, or (xv) enter into an agreement to do any of the foregoing. From and after the date of this Agreement and through the Effective Date, TRCH shall not, and shall not permit any TRCH Subsidiary to directly or indirectly, (x) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets other than in the ordinary course of business and consistent with past practice, (y) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except for changes required by GAAP or (z) enter into an agreement to do any of the foregoing.

  6.3 Notification. RTC shall promptly advise TRCH in writing of any RTC Material Adverse Effect, any breach of RTC's representations or warranties, or any breach of a covenant contained herein of which RTC has knowledge. TRCH shall promptly advise RTC in writing of any TRCH Material Adverse Effect, any breach of TRCH's or Newco's representations or warranties, or any breach of a covenant contained herein of which TRCH has knowledge.

  6.4 Access to Properties and Records. Each party shall afford to the other and their respective accountants, counsel and representatives, reasonable access during normal business hours throughout the period prior to the Effective Date to all of their respective properties, books, contracts, commitments and written records, and shall make reasonably available their respective officers and employees to answer fully and promptly questions put to them (so long as such questions are not outside of the scope of purpose of this Section 6.4); provided that no investigation pursuant to this Section 6.4 shall alter any representations or warranties of any party hereto or conditions to the obligation of the parties hereto; and provided, further, that such access shall not unreasonably interfere with the normal business operations of either party. Any such investigations shall be specifically related to this Agreement and to the transactions contemplated hereby. Each party shall provide the other with reasonable notice prior to visiting any such property for the purpose of any such investigation, including notice of the purpose and reason for such investigation.

  6.5 Negotiations.

  (a) Except in the furtherance of the transactions contemplated hereby, prior to the Effective Date, TRCH and RTC each agree that (i) neither of them nor any of their respective affiliates shall, and each of them shall direct and use its best efforts to cause its respective directors, officers, employees, representatives or agents (including, without limitation, any investment banker, attorney or accountant retained by it or any of its affiliates) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders), with respect to any merger, acquisition, consolidation, share exchange, business combination or other transaction involving, or which would result in, (A) the acquisition of a majority of the outstanding equity securities of TRCH or RTC, respectively,
(B) the issuance by such party, in a single transaction or a series of related transactions, of equity securities which would represent, following issuance, a majority of the outstanding equity securities of TRCH or RTC, respectively or (C) the acquisition of a majority of the consolidated assets of such party (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (ii) it shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it shall take the necessary steps to inform any such parties of the obligations undertaken in this Section 6.5; and (iii) it shall notify the other party to this Agreement immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 6.5 shall prohibit the Board of Directors of TRCH or RTC from, prior to the date of the TRCH Meeting or the RTC Meeting, as applicable, (x) furnishing information to or entering into discussions or negotiations with, in each case for a period of twenty (20) business days commencing with the delivery of the notice pursuant to clause
(iii) above, any person or entity that makes an unsolicited bona fide Acquisition Proposal if, and only to the extent that, (A) a majority of the disinterested members of the Board of Directors of such party determines in good faith (with the advice of independent legal counsel) that such action is required for the Board of Directors to comply with its fiduciary duties to its stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity such party provides written notice to the other party to this Agreement to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and enters into a confidentiality agreement with such person or entity (which such party determined in good faith was required to be executed in order for the Board of Directors to comply with its fiduciary duties to its stockholders imposed by law) with terms no less favorable to such party than those in the Confidentiality Agreement referred to in Section 6.8, and (C) subject to the confidentiality provisions of such confidentiality agreement, such party keeps the other party to this Agreement informed of the status and the material terms of any such discussions or negotiations, and (y) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal. Nothing in this Section 6.5 shall (i) permit either party to terminate this Agreement (except as specifically provided in Section 8), (ii) permit either party to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, neither party shall enter into any agreement with any person or entity that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement in customary form), or (iii) affect any other obligation of any party under this Agreement.

  (b) Neither the Board of Directors of TRCH nor the Board of Directors of RTC, nor any committee of either such Board, shall (i) withdraw or modify, or propose to withdraw or modify, the approval or recommendation by such Board or any such committee of, in the case of RTC, the adoption of this Agreement or, in the case of TRCH, the approval of the Stock Issuance or the Proposed Certificate of Amendment, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal or (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal.

  6.6 Stock Options.

  (a) As soon as practicable following the date of this Agreement, the Board of Directors of RTC (or, if appropriate, any committee administering the RTC Stock Plans, as defined below) shall adopt such resolutions or take other actions as may be required to effect the following: (i) adjust the terms of all outstanding options to purchase shares of RTC Common Stock ("RTC Stock Options") granted under any plan or arrangement providing for the grant of options to purchase shares of RTC Common Stock to current or former officers, directors, employees or consultants of RTC (the "RTC Stock Plans"), whether vested or unvested, as necessary to provide that, at the Effective Date, each RTC Stock Option outstanding immediately prior to the Effective Date shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under the RTC Stock Option, the number of shares of TRCH Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of RTC Common Stock subject to such RTC Stock Option by the Exchange Ratio, at a price per share of TRCH Common Stock equal to the exercise price per share of RTC Common Stock previously purchasable pursuant to such RTC Stock Option divided by the Exchange Ratio (each, as so adjusted, an "Adjusted Option"); provided that, such exercise price shall be rounded up to the nearest whole cent; and
(ii) make such other changes to the RTC Stock Plans as TRCH and RTC may agree are appropriate to give effect to the Merger.

  (b) The adjustments provided herein with respect to any RTC Stock Options that are "incentive stock options" as defined in Section 422 of the IRC shall be and are intended to be effected in a manner which is consistent with
Section 424(a) of the IRC.

  (c) Prior to the Effective Date, TRCH shall adopt an option plan which shall provide for the issuance of the Adjusted Options at the Effective Date by virtue of the Merger and without the need of any further corporate action, TRCH shall assume all obligations of RTC under the RTC Stock Plans, including with respect to the RTC Stock Options outstanding at the Effective Date.

  (d) No later than the Effective Date, TRCH shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of TRCH Common Stock equal to the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the initial offering prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options may remain outstanding.

  (e) As soon as practicable after the Effective Date, TRCH shall deliver to the holders of RTC Stock Options appropriate notices setting forth such holders' rights pursuant to the respective RTC Stock Plans and the agreements evidencing the grants of such RTC Stock Options and that such RTC Stock Options and agreements shall be assumed by TRCH and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.6 after giving effect to the Merger).

  (f) Except as otherwise contemplated by this Section 6.6 and except to the extent required under the respective terms of the RTC Stock Options or other applicable agreements, all restrictions or limitations on transfer and vesting with respect to RTC Stock Options awarded under the RTC Stock Plans or any other plan, program or arrangement of RTC, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by TRCH as set forth above.

  (g) RTC hereby represents and warrants to TRCH that each of the holders of RTC Stock Options who has a "cash in lieu" right with respect to such RTC Stock Options has agreed not to exercise such right, other than the holders specified in the RTC Disclosure Letter.

  6.7 Indemnification.

  (a) TRCH shall ensure and guarantee that all provisions with respect to indemnification by RTC or any RTC Subsidiary, or with respect to limitation of liability to RTC or any RTC Subsidiary, now existing in favor of any present or former director, officer, employee or agent (and their respective heirs and assigns) of RTC or any RTC Subsidiary, respectively (the "Indemnified Parties"), as set forth in their respective Certificates of Incorporation or Bylaws or pursuant to other agreements, in each case, as in effect on the date hereof, shall survive the Merger, shall not be amended, repealed or modified and shall continue in full force and effect for a period of at least six years from the Effective Date. This Section 6.7 shall survive the closing of all of the transactions contemplated hereby, is intended to benefit RTC, each RTC Subsidiary, the Surviving Corporation and each of the Indemnified Parties (each of whom shall be entitled to enforce this Section 6.7 against TRCH or the Surviving Corporation, as the case may be) and shall be binding on all successors and assigns of TRCH and the Surviving Corporation.

  (b) For a period of six years after the Effective Date, TRCH shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by RTC (provided that TRCH may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Date; provided, however, that TRCH shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by RTC for such insurance (such 150% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, TRCH shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium.

  6.8 Confidentiality. The parties each agree that the Confidentiality Agreement, dated September 24, 1997, between RTC and TRCH shall continue in full force and effect until the Effective Date, and if this Agreement is terminated or if the Merger is not consummated for any reason whatsoever, such Confidentiality Agreement shall thereafter remain in full force and effect in accordance with its terms.

  6.9 Affiliates Agreements. Prior to the Effective Date, RTC shall deliver to TRCH a list of all persons who RTC deems to be "affiliates" for purposes of Rule 145 under the Securities Act and within the meaning of the rules and regulations pertaining to pooling of interests transactions. RTC shall use reasonable efforts to obtain from each such person an agreement in substantially the form attached hereto as Exhibit C (an "Affiliates Agreement") prior to the time the Joint Proxy Statement is mailed to RTC's stockholders.

  6.10 Pooling of Interests. Neither RTC nor TRCH shall, nor shall they permit any of their respective affiliates to, take any actions which could have the effect of precluding TRCH from accounting for the business combination contemplated by this Agreement as a pooling of interests.

  6.11 Employee Benefits. On the Effective Date, RTC shall, and TRCH shall cause RTC to, pay in full all amounts owing to certain officers of RTC under employment agreements, severance agreements, any restricted shareholders agreement, non-competition agreements and minority stockholder buyout agreements specified in the RTC Disclosure Letter and shall perform all other obligations described therein (including those specified in the RTC Disclosure Letter) which are required to be performed on or prior to the Effective Date. The parties agree that any such payments as set forth in the RTC Disclosure Letter shall not constitute a violation of any other provision of this Agreement, including, without limitation, Section 6.2. Following the Effective Date, TRCH shall cause RTC and each RTC Subsidiary to honor all of its binding obligations under any and all severance agreements and employment agreements to which RTC or such RTC Subsidiary is a party.

  6.12 Requisite Consents Under TRCH Senior Credit Facilities. TRCH shall use commercially reasonable efforts to obtain as soon as practicable after (and in any event, within ten (10) business days of) the date hereof, all such consents, amendments and waivers as may be required (the "Requisite Consents") to consummate the transactions contemplated by this Agreement without violating or creating an event of default under (i) that certain $800,000,000 Revolving Credit Agreement by and among TRCH and the Lenders party thereto, DLJ Capital Funding, Inc., as Syndication Agent, First Union National Bank, as Documentation Agent, The Bank of New York as Administrative Agent, and BNY Capital Markets, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, as Co-Arrangers (the "TRCH Revolving Credit Agreement") or (ii) that certain $250,000,000 Term Loan Agreement by and among TRCH and the Lenders party thereto, DLJ Capital Funding, Inc., as Syndication Agent, The Bank of New York, as Administrative Agent and BNY Capital Markets, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, as Co-Arrangers (the "TRCH Term Loan"). TRCH represents and warrants to RTC that TRCH has been orally informed by each of the Co-Arrangers that it is reasonably likely that TRCH will be able to obtain the Requisite Consents within such ten (10) business day period. In the event TRCH is unable to obtain the Requisite Consents within such ten (10) business day period, TRCH shall have the right, on written notice to RTC, to terminate this Agreement; provided, however, that upon any such termination, TRCH shall pay to RTC $25,000,000 in immediately available funds concurrently with such termination; provided, however, that TRCH shall not utilize such termination right to the extent RTC agrees to extend such ten
(10) business day period from time-to-time by up to an aggregate of thirty
(30) additional days.

  6.13 Commercially Reasonable Efforts. Subject to the terms and conditions hereof, each of the parties hereto agrees to use their commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary to satisfy the conditions set forth herein as soon as practicable. No party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

  6.14 Financial Statements. As soon as reasonably practicable, but in no event later than thirty (30) days after the end of the first full calendar month occurring after the Effective Date, TRCH shall publish (including, without limitation, by means of a press release) financial statements setting forth 30-day combined results of operations in such detail as may be required under the Commission's Accounting Series Release No. 135.

  6.15 Cooperation Under Certain Circumstances. RTC and TRCH acknowledge that each holder of RTC Notes will have a right to require RTC to repurchase such holder's RTC Notes, subject to certain terms and conditions set forth in the Indenture (the "Repurchase Right"), if, during the twenty (20) Trading Days (as such term is defined in the Indenture) ending immediately before the anticipated Effective Date, the Closing Price (as such term is defined in the Indenture) per share of the RTC Common Stock has not equaled or exceeded on at least ten (10) of such Trading Days 105% of the Conversion Price (as such term is defined in the Indenture) in effect on each such Trading Day. RTC and TRCH also acknowledge that they have been advised by their respective independent accountants that, under certain circumstances, the exercise of the Repurchase Right could adversely affect or otherwise jeopardize TRCH's ability to account for the business combination contemplated by this Agreement as a pooling of interests. Accordingly, in furtherance of the obligations of the parties set forth in Section 6.13, the parties agree that, in the event (x) the consummation of the Merger as of a particular day will result in the holders of RTC Notes having the Repurchase Right, and (y) the parties are advised by their respective independent accountants that the exercise of the Repurchase Right may adversely affect or otherwise jeopardize TRCH's ability to account for the business combination contemplated by this Agreement as a pooling of interests, the Merger will not be consummated on such day, and TRCH and RTC shall take such commercially reasonable actions as may be necessary, including, without limitation, delaying the consummation of the Merger for a period of time not to exceed ninety (90) days, such that (i) the holders of the RTC Notes will not have the Repurchase Right or (ii) the parties are advised by their respective independent accountants that the exercise of the Repurchase Right will not adversely affect or otherwise jeopardize TRCH's ability to account for the business combination contemplated by this Agreement as a pooling of interests.

  6.16 Representation on TRCH's Board of Directors. Promptly following the Effective Date, TRCH shall take all steps necessary to increase the size of its Board of Directors by one and to elect Robert L. Mayer, Jr. to fill the vacancy so created.

  6.17 Tax Treatment; Tax Opinion. Each of TRCH and RTC shall use best efforts to cause the Merger to qualify as a reorganization under the provisions of
Section 368(a) of the IRC. Each of TRCH and RTC shall cooperate with each other in obtaining the opinion of Cravath, Swaine & Moore, counsel to RTC, dated as of the Effective Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the IRC. In connection therewith, each of TRCH, Newco and RTC shall deliver to Cravath, Swaine & Moore representation letters in the form of Exhibit D and Exhibit E hereto, in form and substance reasonably satisfactory to such counsel, and RTC shall use its best efforts to obtain any representation letters from appropriate stockholders and shall deliver any such letters obtained to Cravath, Swaine & Moore (the representation letters referred to in this sentence are collectively referred to as the "Tax Certificates").

                                  SECTION VII

                             CONDITIONS PRECEDENT

  7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

    (a) The Registration Statement. The Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission or shall be continuing to be in effect, and no proceedings for that purpose shall have been initiated or threatened by the Commission.

    (b) Stockholder Approval. The stockholders of RTC shall have adopted this Agreement by the requisite vote, and RTC shall have delivered to TRCH a certificate of RTC's Secretary setting forth the number of shares of RTC Common Stock voted in favor of adoption of this Agreement and certifying that this Agreement was adopted by a majority of the outstanding shares of RTC Common Stock. The TRCH stockholders shall have approved the Share Issuance and the Proposed Certificate of Amendment by the requisite vote, and TRCH shall have delivered to RTC a certificate of TRCH's Secretary setting forth the number of shares of TRCH Common Stock voted in favor of the Share Issuance and the Proposed Certificate of Amendment and certifying that the Proposed Certificate of Amendment was approved by a majority of the outstanding shares of TRCH Common Stock and that the Share Issuance was approved by a majority of the total votes cast in person or by proxy at the TRCH Meeting.

    (c) Filing of the Proposed Certificate of Amendment. The Proposed Certificate of Amendment shall have been duly filed with the Secretary of State of the State of Delaware and become effective.

    (d) No Injunctions. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

    (e) HSR. Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

    (f) NYSE Listing. The shares of TRCH Common Stock issuable in the Merger or thereafter as contemplated by this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.

    (g) No Proceedings. There shall not have been instituted or pending any action or proceeding by or before any court or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, by any government or governmental authority, nor shall there be any determination by any government, governmental authority, regulatory or administrative agency or commission which, in either case, would require either party to take any action or do anything in connection with the foregoing which would result in a material adverse effect to their respective businesses or materially impair TRCH's or the Surviving Corporation's ownership or operation of all or a material portion of the business or assets of RTC and the RTC Subsidiaries, taken as a whole, or compel TRCH to dispose of all or a material portion of the business or assets of TRCH and the TRCH Subsidiaries, taken as a whole.

    (h) Supplemental Indenture. RTC, TRCH and the Trustee shall have executed and delivered the Supplemental Indenture in accordance with the requirements of the Indenture, which shall provide for the adjustment of the Conversion Price set forth in the RTC Notes from $34.20 to such price as is required pursuant to Article XI of the Indenture and shall contain such other terms and conditions as may be required under the Indenture.

    (i) Opinion of Accountants. TRCH and RTC shall have received an opinion from each of Price Waterhouse LLP and Coopers & Lybrand LLP addressed to each of them, respectively, and dated the

  Effective Date to the effect that the business combination contemplated by this Agreement would properly be accounted for as a pooling of interests in accordance with GAAP and the published rules, regulations and policies of the Commission.

  7.2 Conditions to the Obligation of RTC to Effect the Merger. The obligation of RTC to effect the Merger shall be subject to the fulfillment on or prior to the Effective Date of the following additional conditions:

    (a) Performance. TRCH and Newco shall have performed in all material respects their respective obligations under this Agreement required to be performed by them on or prior to the Effective Date pursuant to the terms hereof.

    (b) Representations and Warranties. All representations and warranties of TRCH and Newco in this Agreement which are qualified with respect to a TRCH Material Adverse Effect or materiality shall be true and correct, and all representations and warranties of TRCH and Newco in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as if such representations and warranties were made as of the Effective Date, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

    (c) No Material Adverse Change. Since the date of this Agreement, there shall not have been any material adverse change in the financial condition, results of operations, properties or business of TRCH and the TRCH Subsidiaries, taken as a whole, excluding any such change caused by a general change in the economy or in the dialysis industry generally or arising from the transactions contemplated hereby.

    (d) Officers Certificate. Each of TRCH and Newco shall have delivered a certificate of its President or Vice President to the effect set forth in paragraphs (a), (b) and (c) of this Section 7.2.

    (e) Deposit of Exchange Fund. An officer of the Exchange Agent shall have certified in writing to RTC that the deposit required to be made by TRCH into the Exchange Fund pursuant to Section 2.4 hereof has been made.

    (f) Tax Opinion. RTC shall have received from its legal counsel an opinion dated the Effective Date to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC, and that TRCH, Newco, and RTC will each be a party to such reorganization within the meaning of Section 368(b) of the IRC. In rendering such opinion, counsel for RTC may require delivery of and rely on the Tax Certificates.

  7.3 Conditions to Obligation of TRCH and Newco to Effect the Merger. The obligation of TRCH and Newco to effect the Merger shall be subject to the fulfillment on or prior to the Effective Date of the following additional conditions:

    (a) Performance. RTC shall have performed in all material respects each of its obligations under this Agreement required to be performed by it on or prior to the Effective Date pursuant to the terms hereof.

    (b) Representations and Warranties. All representations and warranties of RTC in this Agreement which are qualified with respect to a RTC Material Adverse Effect or materiality shall be true and correct, and all representations and warranties of RTC in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as if such representations and warranties were made as of the Effective Date, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

    (c) No Material Adverse Change. Since the date of this Agreement, there shall not have been any material adverse change in the financial condition, results of operations, properties or business of RTC and the RTC Subsidiaries, taken as a whole, excluding any such change caused by a general change in the economy or in the dialysis industry generally or arising from the transactions contemplated hereby.

    (d) Officers Certificate. RTC shall have delivered a certificate of its President or Vice President to the effect set forth in paragraphs (a), (b) and (c) to this Section 7.3.

    (e) Affiliates Agreements. Each affiliate of RTC identified as such by RTC pursuant to Section 6.9 shall have executed and delivered an Affiliates Agreement.

                                 SECTION VIII

                       TERMINATION, AMENDMENT AND WAIVER

  8.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Date, whether before or after approval by the stockholders of RTC or TRCH:

    (i) by the mutual consent of TRCH and RTC;

    (ii) by TRCH on written notice to RTC, if (i) an Acquisition Proposal with respect to TRCH has been made and not withdrawn, (ii) a majority of disinterested members of TRCH's Board of Directors determines in good faith (with the advice of independent financial advisors and legal counsel) that
  (A) as a result of such Acquisition Proposal, such termination is required in order to comply with its fiduciary duties to TRCH's stockholders, (B) such Acquisition Proposal is superior for TRCH's stockholders to the transaction contemplated by this Agreement and (C) there is a substantial possibility that TRCH's stockholders' approval of (x) the Share Issuance and (y) the Proposed Certificate of Amendment will not be obtained by reason of the existence of such Acquisition Proposal, (iii) TRCH has notified RTC in writing of the determinations described in clause (ii) above, (iv) at least five (5) business days have elapsed following receipt by RTC of such written notice and (taking into account any revised proposal made by RTC since receipt of such written notice) a majority of the disinterested directors of TRCH's Board of Directors has again made the determinations referred to in clause (ii) above, (v) TRCH is in compliance with Section 6.5, (vi) TRCH concurrently pays the fee due under Section 8.3(a) and (vii) TRCH's Board of Directors concurrently approves, and TRCH concurrently enters into, a definitive agreement providing for the implementation of such Acquisition Proposal;

    (iii) by RTC on written notice to TRCH, if (i) an Acquisition Proposal with respect to RTC has been made and not withdrawn, (ii) a majority of disinterested members of RTC's Board of Directors determines in good faith (with the advice of independent financial advisors and legal counsel) that
  (A) as a result of such Acquisition Proposal, such termination is required in order to comply with its fiduciary duties to RTC's stockholders, (B) such Acquisition Proposal is superior for RTC's stockholders to the transaction contemplated by this Agreement and (C) there is a substantial possibility that RTC's stockholders' adoption of this Agreement will not be obtained by reason of the existence of such Acquisition Proposal, (iii) RTC has notified TRCH in writing of the determinations described in clause (ii) above, (iv) at least five (5) business days have elapsed following receipt by TRCH of such written notice and (taking into account any revised proposal made by TRCH since receipt of such written notice) a majority of the disinterested directors of RTC's Board of Directors has again made the determinations referred to in clause (ii) above, (v) RTC is in compliance with Section 6.5, (vi) RTC concurrently pays the fee due under Section 8.3(b) and (vii) RTC's Board of Directors concurrently approves, and RTC concurrently enters into, a definitive agreement providing for the implementation of such Acquisition Proposal;

    (iv) by TRCH on forty eight (48) hours' written notice to RTC, if there is a breach of any of the representations and warranties of RTC which are qualified with respect to a RTC Material Adverse Effect or materiality or if RTC shall have breached in any material respect any of such representations or warranties which are not so qualified, or if RTC fails to comply in any material respect with any of its covenants or agreements contained herein, which breaches or failures, as the case may be, are, in the aggregate, material in the context of the transactions contemplated by this Agreement and cannot reasonably be anticipated to be cured by RTC within sixty (60) days of the date of such notice;

    (v) by RTC on forty eight (48) hours' written notice to TRCH, if there is a breach of any of the representations and warranties of TRCH or Newco which are qualified with respect to a TRCH Material Adverse Effect or materiality or if TRCH or Newco shall have breached in any material respect any of such representations or warranties which are not so qualified, or if TRCH or Newco fails to comply in any material respect with any of its covenants or agreements contained herein, which breaches or failures, as the case may be, are, in the aggregate, material in the context of the transactions contemplated by this Agreement and cannot reasonably be anticipated to be cured by TRCH or Newco as the case may be within sixty
  (60) days of the date of such notice;

    (vi) by either TRCH or RTC on written notice to the other party, if the Merger shall not have been consummated on or before June 30, 1998 (the "Outside Date"); provided, however, that (A) TRCH may not terminate this Agreement pursuant to this clause (vi) if such failure to consummate the Merger is the result of a failure to satisfy any of the conditions to RTC's obligation to effect the Merger set forth in Section 7.2 and (B) RTC may not terminate this Agreement pursuant to this clause (vi) if such failure to consummate the Merger is the result of a failure to satisfy any of the conditions to TRCH's obligation to effect the Merger set forth in Section 7.3;

    (vii) by either TRCH or RTC on written notice to the other party, if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action has become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (vii) must have used all reasonable efforts to remove such injunction, order or decree;

    (viii) by either TRCH or RTC on written notice to the other party, if (A) upon a vote at the RTC Meeting, RTC's stockholders do not adopt this Agreement, or (B) upon a vote at the TRCH Meeting, TRCH's stockholders do not approve the Share Issuance or the Proposed Certificate of Amendment;

    (ix) by either TRCH or RTC on written notice to the other party, if, at any time prior to the Effective Date, Price Waterhouse LLP and/or Coopers & Lybrand L.L.P. shall have indicated in writing to TRCH and RTC that such firm is unable to render the opinion required by Section 7.1(i) and that it cannot reasonably be anticipated that such firm will be able to render such opinion within sixty (60) days of the date of such writing; provided, however, that, in the event such firm is unable to render such opinion as a result of a breach by either party of any representation, warranty or covenant in this Agreement, such breaching party may not terminate this Agreement pursuant to this clause (ix); and

    (x) by TRCH on written notice to RTC, if, after complying with Section 6.15, the Merger has not been consummated within the ninety (90) day period referred to in the final sentence of such Section 6.15 due to the possibility that exercise of the Repurchase Right could adversely affect or otherwise jeopardize TRCH's ability to account for the business combination contemplated by this Agreement as a pooling of interests.

  8.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 6.12 or pursuant to clause (i), (ii), (iii), (vi), (vii)
(viii), (ix) or (x) of Section 8.1, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except the obligation to pay the fees, if any, provided in
Section 6.12 and Section 8.3, and except that the parties shall each pay one-half of certain expenses as provided in Section 9.2. In the event of any termination of this Agreement pursuant to clauses (iv) or (v) of Section 8.1, such termination shall not limit or affect in any way the ability of the non-breaching party to seek damages from the breaching party for any breach of this Agreement (including the right to seek recovery of the portion of the expenses paid by the non-breaching party pursuant to Section 9.2).

  8.3 Termination Fees.

  (a) Termination Fee Payable by TRCH. If this Agreement is terminated (i) by TRCH pursuant to clause (ii) of Section 8.1, (ii) by either TRCH or RTC, pursuant to clause (vi) of Section 8.1 prior to approval of the Share Issuance and the Proposed Certificate of Amendment by TRCH's stockholders, and any person has made an Acquisition Proposal with respect to TRCH which has not been withdrawn prior to the date which is 60 days prior to the Outside Date, or (iii) by either TRCH or RTC pursuant to clause (viii) (B) of Section 8.1 and either (A) any person has made an Acquisition Proposal with respect to TRCH which has not been withdrawn prior to the date of the TRCH Meeting, or (B) RTC's stockholders shall have, on or prior to the date of such termination, adopted this Agreement and TRCH shall not have given a valid notice of termination of this Agreement pursuant to clause (iv) of Section 8.1 prior to the date of the TRCH Meeting, then, in any such case, TRCH shall pay to RTC $50,000,000 in immediately available funds.

  (b) Termination Fee Payable by RTC. If this Agreement is terminated (i) by RTC pursuant to clause (iii) of Section 8.1, (ii) by either RTC or TRCH pursuant to clause (vi) of Section 8.1 prior to adoption of this Agreement and any person has made an Acquisition Proposal with respect to RTC which has not been withdrawn prior to the date which is sixty (60) days prior to the Outside Date or (iii) by either RTC or TRCH pursuant to clause (viii)(A) of Section
8.1 and either (A) any person has made an Acquisition Proposal with respect to RTC which has not been withdrawn prior to the date of the RTC Meeting, or (B) TRCH's stockholders shall have, on or prior to the date of such termination, approved the Share Issuance and the Proposed Certificate of Amendment and RTC shall not have given a valid notice of termination of this Agreement pursuant to clause (v) of Section 8.1 prior to the date of the RTC Meeting, then, in any such case, RTC shall, pay to TRCH $50,000,000 in immediately available funds. If this Agreement is terminated by TRCH pursuant to clause (x) of
Section 8.1, RTC shall pay to TRCH $25,000,000 in immediately available funds; provided, however, that RTC shall not be obligated to pay such termination fee if RTC has indicated in writing prior to such termination that RTC reasonably believes that the risk that the business combination contemplated by this Agreement will not properly be accounted for as a pooling of interests is such that RTC is willing to consummate the Merger despite such risk.

  8.4 Amendment. Subject to the applicable provisions of the General Corporation Law, this Agreement may be amended by the parties hereto solely by action taken by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  8.5 Waiver. At any time prior to the Effective Date, the parties hereto, by action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any documents delivered pursuant hereto, and (iii) waive compliance by the other party with any of the agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  SECTION IX

                                 MISCELLANEOUS

  9.1 Survival. All representations and warranties contained in Sections IV and V of this Agreement shall terminate and be extinguished on the Effective Date. Upon the termination of this Agreement pursuant to Section 6.12 or
Section 8.1 of this Agreement, all representations, warranties, covenants and agreements contained in this Agreement, other than (i) the provisions of the Confidentiality Agreement referred to in Section 6.8 and (ii) Section 8.2,
Section 8.3 and this Section IX, shall remain in full force and effect, and such termination shall not limit or affect in any way the ability of any non-breaching party terminating this Agreement pursuant to clause (iv) or clause
(v) of Section 8.1 of this Agreement to seek damages from the breaching party for any breach of this Agreement.

  9.2 Expenses and Fees. If the Merger is consummated, all reasonable fees and expenses incurred in connection with the Merger and the transactions contemplated hereby will be paid by the Surviving Corporation. If this Agreement is terminated and the Merger is not consummated for any reason, each party hereto shall, subject to the provisions of Section 8.3, bear its own fees and expenses; provided, however, that the following fees and expenses shall be paid one-half by TRCH and one-half by RTC: (i) the filing fee paid to the Commission with respect to the Registration Statement; and (ii) the printing and mailing expenses incurred with respect to the Joint Proxy Statement and the Registration Statement. In the event of any termination of this Agreement pursuant to clause (iv) or clause (v) of Section 8.1, the non-breaching party may assert a claim for payment of the portion of such fees paid by the non-breaching party as one element of the damages suffered by such non-breaching party.

  9.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and (i) delivered personally, (ii) mailed by registered or certified mail (postage prepaid, return receipt requested) or (iii) sent by telecopier to the parties as follows:

  (a)if to Newco or TRCH to:

    Total Renal Care Holdings, Inc.
    Suite 800
    21250 Hawthorne Boulevard
    Torrance, CA 90503
    Attention: Barry C. Cosgrove, Esq.
    Telecopier No.: (310) 792-0044

    with copies to:

    Riordan & McKinzie
    695 Town Center Drive, Suite 1500
    Costa Mesa, California 92626
    Attention: James W. Loss, Esq.
    Telecopier No.: (714) 549-3244

  (b)if to RTC, to:

    Renal Treatment Centers, Inc.
    Building 2, Suite 300
    1180 West Swedesford Road
    Berwyn, PA 19312
    Attention: Thomas J. Karl, Esq.
    Telecopier No.: (610) 722-6023

    with copies to:

    Duane, Morris & Heckscher, LLP
    One Liberty Place
    Philadelphia, PA 19103-7396
    Attention: Kathleen M. Shay, Esq.
    Telecopier No.: (215) 979-1020

    and:

    Cravath, Swaine & Moore
    Worldwide Plaza
    825 Eighth Avenue
    New York, NY 10019
    Attention: Richard Hall, Esq.
    Telecopier No.: (212) 474-3700

or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date so delivered, mailed or sent.

  9.4 Headings. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

  9.5 Publicity. No party shall, or shall cause or permit any of its affiliates to, issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement except (i) with the consent and approval of the other party, or (ii) to the extent such party believes that such disclosure is required by applicable law, in which event, such party shall, to the extent possible, consult with the other party prior to any such press release or announcement.

  9.6 Entire Agreement. This Agreement, the Exhibits hereto and the other agreements referred to herein, including, without limitation, the TRCH/Newco Disclosure Letter, the RTC Disclosure Letter, and the Confidentiality Agreement referred to in Section 6.8, constitute the entire agreement among the parties, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

  9.7 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement, other than Section 6.6, Section 6.7 and Section 6.14, is not intended to confer upon any other person any rights or remedies hereunder.

  9.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

  9.9 Severability. In the event that any provision of this Agreement shall be deemed contrary to law, void, voidable or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect to the extent that such provisions can still reasonably be given effect in accordance with the intentions of the parties, and the void, voidable, invalid or unenforceable provisions shall be deemed, without further action on the part of the parties, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

  9.10 Governing Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of Delaware, without reference to the conflict of laws principles thereof.

  IN WITNESS WHEREOF, Total Renal Care Holdings, Inc., Nevada Acquisition Corp. and Renal Treatment Centers, Inc. have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

TOTAL RENAL CARE HOLDINGS, INC.

                                         RENAL TREATMENT CENTERS, INC.

By: __________________________________

                                         By: __________________________________

Title: _______________________________   Title: _______________________________

NEVADA ACQUISITION CORP.

By: __________________________________

Title: _______________________________

                                                                      EXHIBIT A

                             CERTIFICATE OF MERGER
                   OF NEVADA ACQUISITION CORP. WITH AND INTO
                         RENAL TREATMENT CENTERS, INC.
               UNDER SECTION 251 OF THE GENERAL CORPORATION LAW
                           OF THE STATE OF DELAWARE

  Pursuant to Section 251 of the General Corporation Law of the State of Delaware, Renal Treatment Centers, Inc., a Delaware corporation ("RTC"), hereby certifies to the following information relating to the merger of Nevada Acquisition Corp., a Delaware corporation ("Newco"), with and into RTC (the "Merger"):

    1. The names and states of incorporation of RTC and Newco, which are the constituent corporations in the Merger (the "Constituent Corporations"), are as follows:

                                                                     STATE OF
     NAME                                                          INCORPORATION
     ----                                                          -------------
     Nevada Acquisition Corp. ....................................   Delaware
     RTC..........................................................   Delaware

    2. The Agreement and Plan of Merger, dated as of November 18, 1997, among TRCH, a Delaware corporation and the sole stockholder of Newco, Newco and RTC (the "Merger Agreement"), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of
  Section 251 of the General Corporation Law of the State of Delaware.

    3. The name of the corporation surviving the Merger is RTC.

    4. The certificate of incorporation of RTC, as in effect immediately prior to the time of filing of this Certificate of Merger, shall be the certificate of incorporation of the surviving corporation.

    5. An executed Merger Agreement is on file at the principal place of business of the surviving corporation, which is located at Suite 300, 1180 West Swedesford Road, Building 2, Berwyn, PA.

    6. A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

    7. This Certificate of Merger shall be effective immediately upon filing.

  IN WITNESS WHEREOF, this Certificate of Merger has been executed on this
      day of           , 1998.

ATTEST:

                                          RENAL TREATMENT CENTERS, INC.

By: _________________________________

                                          By: _________________________________

Title: ______________________________     Title: ______________________________

                                                                      EXHIBIT B

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                        TOTAL RENAL CARE HOLDINGS, INC.

  Total Renal Care Holdings, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

  FIRST: That the Corporation was originally incorporated under the name Medical Ambulatory Care Delaware, Inc., and the date of the filing of the Corporation's original Certificate of Incorporation with the Delaware Secretary of State was April 4, 1994.

  SECOND: That the Board of Directors of the Corporation adopted a resolution proposing and declaring advisable the following amendment to the Corporation's Certificate of Incorporation:

    "NOW, THEREFORE BE IT RESOLVED, that the first paragraph of Article Fourth of the Company's Certificate of Incorporation be amended in its entirety as follows (the "Amendment"):

    "A. SHARES AUTHORIZED. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Two Hundred Million (200,000,000) shares consisting of One Hundred Ninety-Five Million (195,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"), and Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock")." "

  THIRD: That the foregoing amendment was duly adopted by all of the duly elected directors of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

  FOURTH: The foregoing amendment was duly adopted by a majority of the outstanding shares of stock of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware and the Corporation's Certificate of Incorporation.

  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by John E. King, its Vice President, Finance and Chief Financial Officer, and Barry C. Cosgrove, its Vice President, General Counsel and Secretary, this
day of         , 1997.

                                          TOTAL RENAL CARE HOLDINGS, INC.,
                                          a Delaware corporation

                                          By: _________________________________
                                                       John E. King,
                                                  Vice President, Finance
                                                and Chief Financial Officer

Attest: _____________________________
          Barry C. Cosgrove
   Vice President, General Counsel
            and Secretary

                                                                      EXHIBIT C

                         FORM OF AFFILIATE'S AGREEMENT

Total Renal Care Holdings, Inc.
21250 Hawthorne Boulevard, Suite 800
Torrance, CA 90503-5517

  RE: AGREEMENT AND PLAN OF MERGER

Ladies and Gentlemen:

  The undersigned refers to the Agreement and Plan of Merger (the "Merger
Agreement") dated as of November   , 1997, among Total Renal Care Holdings,
Inc., a Delaware corporation ("TRCH"), Nevada Acquisition Corp., a Delaware corporation, and Renal Treatment Centers, Inc., a Delaware corporation ("RTC"). Capitalized terms used but not defined in this letter have the meanings given to such terms in the Merger Agreement.

  The undersigned, as a holder of shares of RTC Common Stock, will be entitled to receive shares of TRCH Common Stock pursuant to the Merger. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of RTC within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act") or Accounting Series Releases 130 and 135, as amended (the "Releases"), of the Securities and Exchange Commission (the "SEC"), although nothing contained herein should be construed as an admission of such fact.

  If, in fact, the undersigned were to be deemed to be an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the shares of TRCH Common Stock to be received by the undersigned pursuant to the Merger would be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned (i) understands that such exemptions are limited and that TRCH is not under any obligation to effect such registration and (ii) has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act.

  The undersigned hereby covenants with TRCH that the undersigned will not sell, assign or transfer any shares of TRCH Common Stock to be received by the undersigned pursuant to the Merger except (i) pursuant to an effective registration statement under the Securities Act or (ii) in a transaction that, in the opinion of counsel reasonably satisfactory to TRCH or as described in a "no-action" or interpretive letter from the Staff of the SEC, is not required to be registered under the Securities Act.

  In the event of a sale or other disposition by the undersigned pursuant to Rule 145 of TRCH Common Stock received pursuant to the Merger, the undersigned will provide TRCH with evidence of compliance with Rule 145 by means of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that TRCH may instruct its transfer agent to withhold the transfer of any TRCH Common Stock disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the TRCH Common Stock sold as indicated in the letter.

  The undersigned acknowledges that the Merger is to be accounted for as a pooling of interests and that such accounting treatment is material to TRCH. In compliance with the requirements for such accounting treatment, the undersigned covenants and agrees with TRCH that the undersigned will not (i) between the date hereof and the Effective Date, sell, transfer or otherwise dispose of, or reduce the undersigned's risk (within the meaning of the Releases) with respect to, any shares of RTC Common Stock held by the undersigned or (ii) sell, transfer or otherwise dispose of, or reduce the undersigned's risk (within the meaning of the Releases) with respect to, any TRCH Common Stock received pursuant to the Merger until after such time as a report including results covering at least 30 days of combined operations of the RTC and TRCH has been published by TRCH. Without limiting the generality of the foregoing, TRCH and the undersigned acknowledge and agree that de minimis sales by the undersigned of RTC Common Stock or TRCH Common Stock during the periods referred to in the immediately preceding sentence are permitted under the SEC's interpretations of the Releases and the undersigned shall be free to effect any such de minimis sales during such periods; provided, however, that no sale of RTC Common Stock or TRCH Common Stock may be made by the undersigned in reliance on such de minimis exception except in reliance upon a written statement from TRCH's independent accountants that such sale is permitted under such exception.

  The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing the shares of TRCH Common Stock to be received by the undersigned pursuant to the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to TRCH from counsel reasonably satisfactory to TRCH to the effect that such legends are no longer required for purposes of the Securities Act.

  The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of TRCH Common Stock to be received by the undersigned pursuant to the Merger and (ii) the receipt by TRCH of this letter as an inducement and a condition to TRCH's obligation to consummate the Merger.

                                          Very truly yours,


Dated:                                    -------------------------------------
   ---------------------------------      Signature

                                          -------------------------------------
                                          Print or Type Name

                                                                        ANNEX I
                                                                   TO EXHIBIT C

Total Renal Care Holdings, Inc.
21250 Hawthorne Boulevard, Suite 800
Torrance, CA 90503-5517

To whom it may concern:

  On            , the undersigned sold            shares (the "Shares") of the
Common Stock of Total Renal Care Holdings, Inc. ("TRCH"). The Shares were received by the undersigned in connection with the merger of Nevada Acquisition Corp, a subsidiary of TRCH, with and into RTC.

  Based upon the most recent report or statement filed by TRCH with the Securities and Exchange Commission, the Shares sold by the undersigned were within the prescribed limitations set forth in Rule 144(e) promulgated under the Securities Act of 1933, as amended (the "Securities Act").

  The undersigned hereby represents that the Shares were sold in one or more "brokers' transactions," within the meaning of such term as defined in Section 4(4) of the Securities Act, or in one or more transactions directly with a "market maker," as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Shares, and that the undersigned has not made any payment in connection with the offer of sale of the Shares to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,


Dated: ______________________________     -------------------------------------
                                          Signature

                                          -------------------------------------
                                          Print or Type Name

                                                                      EXHIBIT D

                 [Letterhead of Renal Treatment Centers, Inc.]

                                                                         , 1997

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019-9475

Dear Ladies and Gentlemen:

  In connection with the opinion to be delivered pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 18, 1997, by and among Total Renal Care Holdings, Inc., a Delaware corporation ("Parent"), Renal Treatment Centers, Inc., a Delaware corporation (the "Company"), and Nevada Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), the undersigned certifies and represents on behalf of the Company and as to the Company, after due inquiry and investigation, as follows (any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement):

    1. The facts relating to the contemplated merger (the "Merger") of Sub with and into the Company pursuant to the Merger Agreement, as described in the Merger Agreement, the documents described in the Merger Agreement and the joint proxy statement/prospectus prepared by Parent and the Company, are, insofar as such facts pertain to the Company, true, correct and complete in all material respects.

    2. Neither the Company nor any of its subsidiaries has acquired any shares of common stock of the Company ("Company Common Stock") in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part. For purposes of this representation, Company Common Stock acquired in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof shall not be treated as an acquisition in contemplation of the Merger or otherwise as part of a plan of which the Merger is a part.

    3. There is no present plan or intention on the part of the stockholders of the Company that owns 5% or more of the Company Common Stock, and the Company knows of no present plan or intention on the part of the remaining holders of Company Common Stock, to sell, exchange or otherwise dispose of, reduce the risk of loss (by short sale or otherwise) of the holding of, enter into any contract or other arrangement with respect to, the sale, exchange or other disposition of (each of the foregoing, a "disposition"), any interest in the shares of Parent Common Stock received in the Merger in exchange for such Company Common Stock that would reduce the ownership of Parent Common Stock by former holders of Company Common Stock to a number of shares having a value, as of immediately prior to the Merger, of less than 50% of the value of all of the outstanding shares of Company Common Stock as of such date. For purposes of this representation, any "disposition" (as defined above) of Parent Common Stock will be treated as a reduction in ownership thereof. In addition, for purposes of this representation, shares of Company Common Stock exchanged by holders of Company Common Stock for cash in lieu of fractional shares of Parent Common Stock will be treated as outstanding Company Common Stock immediately prior to the Merger. Moreover, for purposes of this representation, shares of Company Common Stock and shares of Parent Common Stock received in the Merger and sold, redeemed or disposed of prior to or subsequent to the Merger, in contemplation thereof or as part of a plan therewith, will be considered in making this representation.

    4. The Company and the stockholders of the Company will each pay their respective expenses (including transfer taxes), if any, incurred in connection with the Merger. The Company has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Company Common Stock.

    5. Following the Merger, the Company will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets the Company held immediately prior to the Merger. For purposes of this representation, Company assets used to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding, or in contemplation of, the Merger will be included as assets of the Company prior to the Merger.

    6. Except as provided in Section 5.4 of the Merger Agreement, immediately prior to the time of the Merger, the Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock of the Company ("Company Stock").

    7. In the Merger, shares of Company Stock representing at least 80% of the total combined voting power of all classes of Company stock outstanding on the date of the Merger, and at least 80% of the total number of each other class of Company Stock outstanding on the date of the Merger will be exchanged solely for Parent Common Stock. For purposes of this representation, shares of Company Stock exchanged for cash or other property originating with Parent, Sub or any subsidiary of Parent will be treated as outstanding stock of the Company on the date of the Merger.

    8. The Company is not an investment company as defined in Section 368 (a)
  (2) (F) (iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

    9. The Company will not take, and the Company is not aware of any plan or intention of Company stockholders to take, any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368 (a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313
  (a) (1) of the Code) or by applicable state or local income or franchise tax law.

    10. None of the compensation received by any stockholder-employee of the Company in respect of periods at or prior to the Effective Date represents separate consideration for, or is allocable to, any of their Company Common Stock. None of the Parent Common Stock that will be received by Company stockholder-employees in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employees will be for services actually rendered and will be determined by bargaining at arms-length.

    11. There is no intercorporate indebtedness existing between Parent and the Company or between Sub and the Company that was issued or acquired, or will be settled, at a discount.

    12. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368 (a) (3) (A) of the Code.

    13. The Merger Agreement and the documents described in the Merger Agreement represent the entire understanding of the Company, Parent and Sub with respect to the Merger.

    14. The Company Common Stock will be surrendered pursuant to the Merger in an arms-length exchange, and the Parent Common Stock received in exchange therefor represents the sole bargained-for consideration therefor (other than cash in lieu of fractional shares).

    15. No assets of the Company have been sold, transferred or otherwise disposed of which would prevent Parent from continuing the historic business of the Company or from using a significant portion of the historic business assets in its business following the merger.

    16. At the Effective Date, the total fair market value of the assets of the Company exceeds the total liabilities of the Company, including the amount of any liabilities to which the assets of the Company are subject.

    17. No holders of Company Common Stock have dissenters' rights with respect to the Merger under applicable laws.

                                          Very truly yours,

                                          RENAL TREATMENT CENTERS, INC.

                                          By: _________________________________

                                          Title _______________________________

                                                                      EXHIBIT E

                [Letterhead of Total Renal Care Holdings, Inc.]

                                                                         , 1997

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019-9475

Dear Ladies and Gentlemen:

  In connection with the opinion to be delivered pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 18, 1997, by and among Total Renal Care Holdings, Inc., a Delaware corporation ("Parent"), Renal Treatment Centers, Inc., a Delaware corporation (the "Company"), and Nevada Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), the undersigned certifies and represents on behalf of Parent and sub and as to Parent and Sub, after due inquiry and investigation, as follows (any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement):

    1. The facts relating to the contemplated merger (the "Merger") of Sub with and into the Company pursuant to the Merger Agreement, as described in the Merger Agreement, the documents described in the Merger Agreement and the joint proxy statement/prospectus prepared by Parent and the Company, are, insofar as such facts pertain to Parent and Sub, true, correct and complete in all material respects.

    2. Except in the Merger, neither Parent nor Sub (nor any other subsidiary of Parent) has acquired or prior to the Merger will acquire, or has owned in the past five years, any shares of common stock of the Company ("Company Common Stock").

    3. Cash payments to be made to stockholders of the Company in lieu of fractional shares of common stock of Parent ("Parent Common Stock") that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and do not represent separately bargained for consideration.

    4. Prior to the Merger, Parent will own all the capital stock of Sub. No capital stock of Sub will be issued in the Merger. Parent has no plan or intention to cause the Company to issue additional shares of its stock that would result in Parent owning less than all the capital stock of the Company after the Merger.

    5. Parent has no plan or intention, following the Merger, to reacquire any of the Parent Common Stock issued in the Merger, other than through a stock purchase program meeting the requirements of Section 4.05 (1) (b) of Revenue Procedure 96-30.

    6. Parent has no plan or intention, following the Merger, to liquidate the Company, to merge the Company with and into another corporation, to sell or otherwise dispose of any of the stock of the Company, or to cause the Company to sell or otherwise dispose of any of the assets held by the Company at the time of the Merger, except for dispositions of such assets in the ordinary course of business; provided, however, that Parent may transfer assets or stock of the Company in a manner that is consistent with
  Section 368 (a) (2) (C) of the Internal Revenue Code of 1986, as amended (the "Code").

    7. Parent and Sub will each pay their respective expenses, if any, incurred in connection with the Merger. Neither Parent nor Sub has paid, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of Company Common Stock in connection with or as part of the Merger or any related transactions. Neither Parent nor Sub has agreed to assume any expense of any holder of Company Common Stock.

    8. Parent will acquire Company Common Stock solely in exchange for Parent Common Stock. For purposes of this representation, Company Common Stock redeemed for cash or other property furnished by Parent will be considered as acquired by Parent. Further, no liabilities of the Company or the stockholders of the Company will be assumed by Parent, nor will any of the Company Common Stock be subject to any liabilities.

    9. Following the Merger, Parent intends to cause the Company to continue its historic business or use a significant portion of its historic business assets in a business.

    10. Neither Parent nor Sub is an investment company as defined in Section 368 (a) (2) (F) (iii) and (iv) of the Code.

    11. Neither Parent nor Sub will take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368 (a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313 (a) (1) of the Code) or by applicable state or local income or franchise tax law.

    12. None of the compensation received by any stockholder-employee of the Company in respect of periods after the Effective Date represents separate consideration for, or is allocable to, any of their Company Common Stock. None of the Parent Common Stock that will be received by Company stockholder-employees in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employees will be for services actually rendered and will be determined by bargaining at arms-length.

    13. There is no intercorporate indebtedness existing between Parent and the Company or between Sub and the Company that was issued or acquired, or will be settled, at a discount.

    14. The Merger Agreement and the documents described in the Merger Agreement represent the entire understanding of the Company, Parent and Sub with respect to the Merger.

    15. Sub is a corporation newly formed for the purpose of participating in the Merger and at no time prior to the Merger has had assets (other than nominal assets contributed upon the formation of Sub, which assets will be held by the Company following the Merger) or business operations. Sub will have no material liabilities assumed by the Company, and will not transfer to the Company any assets subject to material liabilities in the Merger.

    16. The Company Common Stock will be surrendered pursuant to the Merger in an arms-length exchange, and the Parent Common Stock received in exchange therefor represents the sole bargained-for consideration therefor (other than cash in lieu of fractional shares).

                                          Very truly yours,

                                          TOTAL RENAL CARE HOLDINGS, INC.

                                          By: _________________________________

                                          Title _______________________________

                                     LOGO

                                                                        ANNEX B

        OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

                                                              November 17, 1997

Board of Directors
Total Renal Care Holdings, Inc.
21250 Hawthorne Boulevard
Suite 800
Torrance, CA 90503

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to the stockholders of Total Renal Care Holdings, Inc. (the "Company") of the exchange ratio set forth in the Agreement and Plan of Merger, dated as of November 17, 1997 (the "Agreement"), among the Company, Renal Treatment Centers, Inc. ("RTC") and Nevada Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of the Company, pursuant to which Merger Sub will be merged (the "Merger") with and into RTC.

  Pursuant to the Agreement, each share of common stock, par value of $0.01 per share, of RTC will be converted into the right to receive 1.335 shares (the "Exchange Ratio") of common stock, par value of $0.001 per share, of the Company.

  In arriving at our opinion, we have reviewed the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and RTC, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of RTC for the period beginning October 1, 1997 and ending December 31, 2000 prepared by the management of RTC and certain financial projections of the Company for the period beginning October 1, 1997 and ending December 31, 2000 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and RTC with various other companies which we deemed appropriate whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of RTC and the Company, reviewed prices and premiums paid in certain other business combinations which we deemed appropriate, prepared a discounted cash flow valuation of RTC, analyzed the impact of the Merger on the historical and projected financial results of the Company, examined the relative contribution of the financial results of the Company and RTC to their combined operations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and RTC or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the management of RTC and the Company. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and RTC as to the future operating and financial performance of the Company and RTC. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the Company's securities will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and received usual and customary compensation in connection with such services. These services included: (i) underwriting four equity offerings including the Company's initial public offering in November 1995 and three subsequent follow-on offerings in April 1996, October 1996 and August 1997,
(ii) acting as documentation agent in connection with a $400 million senior credit facility in September 1996 and (iii) together with certain of its affiliates, acting as syndication agent and co-arranger in connection with a $1.05 billion senior credit facility in October 1997 (and certain consents have been provided or may be requested by the Company of DLJ or such affiliates in connection with the Merger). In addition, Peter Grauer, an employee of DLJ Merchant Banking Partners, L.P. ("DLJMBP"), an affiliate of DLJ, has been a director of the Company since August 1994. In August 1994, DLJMBP acquired a majority interest in the Company and until November 1995 had the right to appoint a majority of the Company's Board of Directors. Currently, DLJMBP has no ownership interest in the Company.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                           SECURITIES CORPORATION
                                              LOGO
                                          By: _________________________________
                                                    David L. Dennis
                                                   Managing Director

LOGO                                                                    ANNEX C

                         OPINION OF UBS SECURITIES LLC

                                                              November 18, 1997

Board of Directors
Renal Treatment Centers, Inc.
1180 West Swedesford Road
Building Two, Suite 300
Berwyn, PA 19312

Members of the Board of Directors:

  You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Renal Treatment Centers, Inc., a Delaware corporation (the "Company"), of the Exchange Ratio (as defined below) provided for pursuant to that certain Agreement and Plan of Merger, dated as of November 18, 1997, by and among Total Renal Care Holdings, Inc., a Delaware corporation ("Total Renal Care"), Nevada Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Total Renal Care ("Newco"), and the Company (together with all exhibits thereto, the "Merger Agreement"). The Merger Agreement provides, among other things, for the merger of Newco with and into the Company (the "Merger"). In the Merger, each share of common stock, $.01 par value per share, of the Company (the "Company Common Stock") outstanding at the Effective Date (as defined in the Merger Agreement) shall be converted into the right to receive 1.335 (the "Exchange Ratio") shares of common stock, $.001 par value per share, of Total Renal Care (the "Total Renal Care Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  UBS Securities LLC ("UBS Securities"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company and Total Renal Care for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We are acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of September 24, 1997 (the "Engagement Letter"). In the past, UBS Securities has provided other investment banking and financial advisory services to the Company and Total Renal Care for which we have received compensation.

  In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things: (i) the Merger Agreement; (ii) certain publicly available information for the Company and Total Renal Care, including each of the annual reports of the Company and Total Renal Care filed on Form 10-K for the year ended December 31, 1996, and each of the quarterly reports of the Company and Total Renal Care filed on Form 10-Q for the quarter ended September 30, 1997; (iii) certain internal financial analyses, financial forecasts, reports and other information concerning the Company and Total Renal Care furnished to us by the respective managements of the Company and Total Renal Care; (iv) discussions we have had with certain members of the managements of each of the Company and Total Renal Care concerning LOGO r

Renal Treatment Centers, Inc.
November 18, 1997
Page 2

the historical and current business operations, financial conditions and prospects of the Company and Total Renal Care and such other matters we deemed relevant; (v) the reported price and trading histories of the shares of the Company Common Stock and Total Renal Care Common Stock as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant; (vi) the respective financial conditions of the Company and Total Renal Care as compared to the financial conditions of certain other companies we deemed relevant; (vii) certain financial terms of the Merger as compared to the financial terms of selected other business combinations we deemed relevant; and (viii) such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

  In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and Total Renal Care, respectively, or publicly available, and we have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the respective managements of the Company and Total Renal Care on bases reflecting the best currently available estimates and good faith judgments of such managements as to the competitive, operating and regulatory environments and the related financial performance of the Company and Total Renal Care, as the case may be, for the relevant periods. You have informed us, and we have assumed, that the Merger will be recorded as a pooling of interests under generally accepted accounting principles and will qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or Total Renal Care, nor have we been furnished with such materials. Our services to the Company in connection with the Merger have been comprised solely of financial advisory services, as described in the Engagement Letter. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. Additionally, we have not been authorized or requested to, and did not, solicit alternative offers for the Company or its assets.

  It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent; provided, however, that this letter may be included in its entirety and referred to in any filing with the Securities and Exchange Commission of the Joint Proxy Statement/Prospectus of the Company and Total Renal Care relating to the Merger. Our opinion does not address the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Furthermore, we express no view as to the price or trading range for Total Renal Care Common Stock following the consummation of the Merger.

  Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company (other than Total Renal Care or any of its affiliates).

                                          Very truly yours,

                                          UBS SECURITIES LLC

                                                                        ANNEX D

                        TOTAL RENAL CARE HOLDINGS, INC.

                             AMENDED AND RESTATED
                         1997 EQUITY COMPENSATION PLAN

  1. Purpose. The purpose of the Amended and Restated Total Renal Care Holdings, Inc. 1997 Equity Compensation Plan (this "Plan") is to promote the interests of Total Renal Care Holdings, Inc. (the "Company") and its stockholders by enabling the Company to offer Participants an opportunity to acquire an equity interest in the Company so as to better attract, retain, and reward employees, directors, and other persons providing services to the Company and, accordingly, to strengthen the mutuality of interests between Participants and the Company's stockholders by providing Participants with a proprietary interest in pursuing the Company's long-term growth and financial success.

  2. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below.

    (a) "Award" means an Option granted under this Plan or Restricted Stock issued under this Plan.

    (b) "Board" means the Board of Directors of the Company.

    (c) "Code" means the Internal Revenue Code of 1986, as amended, and the applicable regulations thereunder. Reference to any specific section of the Code shall be deemed to be a reference to any successor provision.

    (d) "Committee" means the committee appointed by the Board, if any, to administer this Plan as permitted by Section 4 below or, if no such committee is appointed, the Board.

    (e) "Common Stock" means the common stock of Total Renal Care Holdings, Inc. or any security issued in substitution, exchange, or in lieu thereof.

    (f) "Company" means Total Renal Care Holdings, Inc., a Delaware corporation, or any successor corporation. Except where the context indicates otherwise, the term "Company" shall include the Subsidiaries of Total Renal Care Holdings, Inc.

    (g) "Incentive Stock Option" means an option to purchase Common Stock that is an incentive stock option under Section 422 of the Code.

    (h) "1995 Plan" means the Company's 1995 Equity Incentive Plan.

    (i) "Non-Qualified Stock Option" means any Option that is not an Incentive Stock Option.

    (j) "Option" means an Incentive Stock Option or a Non-Qualified Stock
  Option.

    (k) "Participant" means a person who has been granted an Option or Restricted Stock.

    (l) "Plan" means this 1997 Equity Compensation Plan of the Company, as it may be amended from time to time.

    (m) "Restricted Stock" means shares of Common Stock issued pursuant to this Plan that are subject to contractual restrictions.

    (n) "Spill-Over Shares" means (i) 66,526 shares of Common Stock which remained available for issuance under the 1995 Plan on the date this Plan was approved by the Company's stockholders, and (ii) shares of Common Stock which would otherwise have become available for issuance under the 1995 Plan due to the expiration or termination of options granted under the 1995 Plan prior to stockholder approval of the 1997 Plan.

    (o) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of
  Section 424(f) of the Code.

  3. Eligibility. All employees, directors, and other persons providing bona fide services (other than persons only providing services in connection with the offering or sale of securities in a capital raising transaction) to the Company or any Subsidiary are eligible to receive Awards under this Plan; provided, however, that Incentive Stock Options may only be granted to employees of the Company or any Subsidiary. In the event that the Company acquires another entity, the Committee may authorize the issuance of Awards ("Substitute Awards") to employees, directors and other persons in substitution of stock options or restricted stock grants previously granted to such employees, directors and other persons in connection with their performance of services for the acquired entity upon such terms and conditions as the Committee shall determine, taking into account the limitations of Code
Section 424(a) in the case of any Substitute Award that is intended to be an Incentive Stock Option.

  4. Administration. This Plan shall be administered by the Board or by a committee consisting of two or more members of the Board appointed by the Board to administer this Plan. The Committee is authorized to interpret this Plan and to adopt rules and procedures relating to the administration of this Plan. All actions of the Committee in connection with the interpretation and administration of this Plan shall be binding upon all parties. Subject to the limitations set forth below, the Committee is expressly authorized to make such modifications to this Plan and the Awards granted hereunder as are necessary to effectuate the intent of this Plan as a result of any changes in the tax, accounting, or securities laws treatment of Participants and the Plan. The Committee may delegate its responsibilities to others under such conditions and limitations as it may prescribe.

  5. Effective Date of this Plan. This Plan shall be effective as of July 1, 1997. This Plan may be terminated by the Board at any time. Unless earlier terminated by the Board, this Plan shall terminate as of the close of business on the day prior to the tenth anniversary of the effective date of this Plan. The foregoing notwithstanding, no termination of this Plan shall adversely affect the rights of any Participant with respect to any Award outstanding as of the time of such termination.

  6. Shares Subject to this Plan. The aggregate number of shares of Common Stock which may be issued pursuant to this Plan shall be equal to the sum of
(i) shares plus (ii) up to 833,333 Spill-Over Shares from the 1995 Plan. This aggregate number may be adjusted from time to time as set forth in
Section 11 below. Subject to adjustments as provided in Section 11 below, the maximum number of shares of Common Stock which may be issuable pursuant to Awards granted during any calendar year to any Participant is 833,333 shares. Upon the expiration or termination of any Option granted under this Plan which shall not have been exercised in full, the shares of Common Stock remaining unissued under such Option shall again become available for granting under the Plan. Upon the repurchase or forfeiture of any shares of Restricted Stock issued hereunder, such repurchased shares of Common Stock shall again become available for issuance under this Plan.

  7. Form of Options. Options shall be granted under this Plan on such terms and in such form as the Committee may approve, which shall not be inconsistent with the provisions of this Plan, and which need not be the same for each such grant. Options may be either Nonqualified Stock Options or Incentive Stock Options. The terms and conditions of each Option shall include, in addition to such other terms and conditions as may be established by the Committee, (i) the per share exercise price of such Option (ii) the termination date of such Option, which shall not be later than ten years after the date of grant, and
(iii) the effect on such Option of the termination of the Participant's employment. Any Option which is intended, as evidenced by its designation, as an Incentive Stock Option shall be made subject to such terms and conditions as may be required for such Option to qualify as an Incentive Stock Option under the Code. Incentive Stock Options granted under this Plan shall also include as a requirement that the Participant receiving such Incentive Stock Option notify the Company if he or she disposes of Common Stock acquired pursuant to the exercise thereof prior to the expiration of the holding period prescribed in Section 422(a)(1) of the Code. Any Option which is intended to constitute "qualified performance-based compensation" as such term is defined in the regulations promulgated under Section 162(m) of the Code shall be granted in such manner and made subject to such terms and conditions as may be required for such Option to so qualify as "qualified performance-based compensation."

  8. Restricted Stock. The Committee may issue Restricted Stock upon such terms, restrictions and conditions as it may deem appropriate, which need not be the same for each grant. Restricted Stock may be issued for such consideration as the Committee may determine; provided, however, that in no case shall shares of Restricted Stock be issued for less than the minimum consideration required by law, if any.

  9. Modification of Awards. The Committee may modify any outstanding Award as it deems appropriate. Such authority shall include, without limitation, the right to decrease the exercise price of any Option, accelerate the right to exercise any Option and modify any restrictions with respect to any Restricted Stock; provided, however, that no modification may be made to any Award that would adversely affect the rights of the Participant with respect to any outstanding Award without such Participant's consent. In the event that the Board amends the terms of an Option so that it no longer qualifies as an Incentive Stock Option, the limitations imposed upon the Option under the Code and the Plan by virtue of it (formerly) qualifying as an Incentive Stock Option shall no longer apply, to the extent specified in the amendment. Whether a modification of an existing Incentive Stock Option will be treated as the issuance of a new Incentive Stock Option will be determined in accordance with the rules of Code Section 424(h).

  10. Transfer Restrictions. During the lifetime of the Participant, Options granted to such Participant under this Plan are exercisable only by the Participant and are not assignable or transferable, except by will or the laws of descent and distribution. Shares of Restricted Stock shall be subject to such restrictions on transferability as may be imposed by the Committee.

  11. Adjustments. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, reorganization, merger, combination, consolidation, exchange of Common Stock or spinoff or other distribution of Company assets to stockholders (other than normal cash dividends), the Committee may, in such manner and to such extent, if any, as it deems appropriate and equitable, authorize such adjustments with respect to: (i) the aggregate number and kind of shares for which Awards may be granted under this Plan; (ii) the number and kind of shares covered by outstanding Awards; and (iii) the per share exercise price of outstanding Options and the per share repurchase price of outstanding Restricted Stock. In connection with any merger or consolidation of the Company with or into another entity in which the Company is not the surviving corporation or as a result of which the Common Stock ceases or will cease to be publicly traded, the Committee may, but shall not be required to, authorize the termination of all outstanding Options upon the consummation of such merger or consolidation, provided that, as a condition to such termination, all restrictions on the exercisability of such Options (i.e., vesting provisions) shall be eliminated and the holders thereof shall be given at least 20 days prior to such termination to exercise such Options without regard to any such restrictions.

  12. Amendment of this Plan. The Board may amend this Plan at any time; provided, however, that no such amendment may adversely affect the rights of any Participant with respect to any outstanding Award without the Participant's consent.

  13. Tax Withholding. The Company shall have the right to take such actions as may be necessary to satisfy its tax withholding obligations arising because of the operation of this Plan.

  14. No Additional Rights. Neither the adoption of this Plan nor the granting of any Option or the issuance of any Restricted Stock shall (i) affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law, (ii) confer upon any Participant the right to continue performing services for the Company, or (iii) interfere in any way with the right of the Company to terminate the services of any Participant at any time, with or without cause, subject to such other contractual obligations which may exist. No Participant shall have any rights as a shareholder with respect to any shares covered by an Option granted to the Participant until the date a certificate for such shares has been issued to the Participant following the exercise of the Option.

  15. Securities Law Restrictions. No shares of Common Stock shall be issued under this Plan unless the Committee shall be satisfied that the issuance will be in compliance with applicable federal and state securities laws, as well as the requirements of any stock exchange on which the Common Stock is traded. The Committee may require certain investment or other representations and undertakings by the person exercising an Option or purchasing Restricted Stock in order to comply with applicable law. Certificates for shares of Common Stock delivered under this Plan may be subject to such restrictions as the Committee may deem advisable. The Committee may cause a legend to be placed on the certificates to refer to these restrictions.

  16. Indemnification. To the maximum extent permitted by law, the Company shall indemnify each member of the Committee and each other member of the Board, as well as any other employee of the Company with duties under this Plan, against expenses (including any amount paid in settlement, provided such settlement is approved by the Company) reasonably incurred by the individual in connection with any claim against the individual by reason of the performance of the individual's duties as a member of the Committee, unless the losses are due to the individual's gross negligence or lack of good faith; provided, however, that the Company shall be entitled to control the defense of any such claim and shall be entitled to engage counsel for such defense; and provided further, that if more than one member of the Committee or such other employee is subject to such claim, or if the Company or other parties entitled to indemnification by the Company are also subject to such claim, the Company, if applicable, and all such parties shall be represented by a single counsel selected by the Company and no member or other party shall be entitled to be represented by separate counsel at the Company's expense unless counsel selected by the Company advises the Company in writing that such counsel cannot represent such member or other party under applicable rules of professional responsibility.

  17. Governing Law. This Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the DGCL provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expense actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

  Article XI, Section 1 of the TRCH Bylaws provides for indemnification of its directors and officers to the fullest extent permitted by the DGCL. In accordance with the DGCL, the TRCH Charter , as amended, limits the personal liability of its directors for violations of their fiduciary duty. The Certificate of Incorporation eliminates each director's liability to TRCH or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to TRCH or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under the section of the Delaware law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived any improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. This provision will not, however, limit in any way the liability of directors for violations of the federal securities laws. TRCH has entered into indemnification agreements with each of its directors and officers to indemnify them to the maximum extent permitted by Delaware law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

    2.1 Agreement and Plan of Merger dated as of November 18, 1997 by and among TRCH, Merger Sub, and RTC (incorporated by reference from Annex A to the Joint Proxy Statement/Prospectus constituting Part I of this
         Registration Statement).
    5.1 Opinion of Barry C. Cosgrove, General Counsel, Total Renal Care
        Holdings, Inc.
    8.1 Form of opinion of Cravath, Swaine & Moore pursuant to Section 7.2(f) of the Merger Agreement.
    8.2 Form of tax disclosure opinion of Cravath, Swaine & Moore.
   11.1 Statement regarding computation of earnings per share.
   23.1 Consent of Price Waterhouse LLP.
   23.2 Consent of KPMG Peat Marwick, LLP.
   23.3 Consent of Coopers & Lybrand L.L.P.
   23.4 Consent of Baird, Kurtz & Dobson.
   23.5 Consent of Deloitte & Touche LLP.
   23.6 Consent of Frank, Rimerman & Co., LLP.
   23.7 Consent of Barry C. Cosgrove, General Counsel, Total Renal Care
        Holdings, Inc. (included in the opinion filed as Exhibit 5.1 hereto).
   23.8 Consent of Robert L. Mayer, Jr. to act as a director of Registrant.
   24.1 Power of Attorney (contained on page II-4 hereto).
   99.1 Form of TRCH Proxy.
   99.2 Form of RTC Proxy.
   99.3 Opinion of Donaldson, Lufkin & Jenrette Securities Corporation
         (incorporated by reference from Annex B to the Joint Proxy
         Statement/Prospectus constituting Part I of this Registration
         Statement).
   99.4 Opinion of UBS Securities LLC (incorporated by reference from Annex C to the Joint Proxy Statement/Prospectus constituting Part I of this Registration Statement).

  (b) Financial Statement Schedules

    Not Applicable.

ITEM 22. UNDERTAKING

  The undersigned registrant hereby undertakes:

    (1) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on December 19, 1997.

                                          TOTAL RENAL CARE HOLDINGS, INC.

                                                   /s/ John E. King
                                          By __________________________________
                                                      John E. King
                                            Vice President, Finance and Chief
                                                    Financial Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Victor M.G. Chaltiel, Barry C. Cosgrove and John E. King, and each of them his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
   /s/ Victor M.G. Chaltiel          Chairman of the Board, Chief  December 19, 1997
____________________________________  Executive Officer,
   Victor M.G. Chaltiel               President and Director
                                      (Principal Executive
                                      Officer)
     /s/ John E. King                Vice President, Finance and   December 19, 1997
____________________________________  Chief Financial Officer
   John E. King                       (Principal Financial
                                      Officer and Principal
                                      Accounting Officer)
    /s/ Maris Andersons              Director                      December 19, 1997
____________________________________
   Maris Andersons
    /s/ Peter T. Grauer              Director                      December 19, 1997
____________________________________
   Peter T. Grauer
  /s/ Regina E. Herzlinger           Director                      December 19, 1997
____________________________________
    Regina E. Herzlinger
   /s/ Shaul G. Massry               Director                      December 19, 1997
____________________________________
   Shaul G. Massry

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   2.1   Agreement and Plan of Merger dated as of November 18, 1997 by and among TRCH, Merger Sub, and RTC (incorporated by reference from Annex
          A to the Joint Proxy Statement/Prospectus constituting Part I of this
          Registration Statement).
   5.1   Opinion of Barry C. Cosgrove, General Counsel, Total Renal Care
          Holdings, Inc.
   8.1   Form of opinion of Cravath, Swaine & Moore pursuant to Section 7.2(f)
          of the Merger Agreement.
   8.2   Form of tax disclosure opinion of Cravath, Swaine & Moore.
  11.1   Statement regarding computation of earnings per share.
  23.1   Consent of Price Waterhouse LLP.
  23.2   Consent of KPMG Peat Marwick, LLP.
  23.3   Consent of Coopers & Lybrand L.L.P.
  23.4   Consent of Baird, Kurtz & Dobson.
  23.5   Consent of Deloitte & Touche LLP.
  23.6   Consent of Frank, Rimerman & Co., LLP.
  23.7   Consent of Barry C. Cosgrove, General Counsel, Total Renal Care
          Holdings, Inc. (included in the opinion filed as Exhibit 5.1 hereto).
  23.8   Consent of Robert L. Mayer, Jr. to act as a director of Registrant.
  24.1   Power of Attorney (contained on page II-4 hereto).
  99.1   Form of TRCH Proxy.
  99.2   Form of RTC Proxy.
  99.3   Opinion of Donaldson, Lufkin & Jenrette Securities Corporation
          (incorporated by reference from Annex B to the Joint Proxy
          Statement/Prospectus constituting Part I of this Registration
          Statement).
  99.4   Opinion of UBS Securities LLC (incorporated by reference from Annex C to the Joint Proxy Statement/Prospectus constituting Part I of this
          Registration Statement).